 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1996

                                    REGISTRATION NOS. 333-03135 AND 333-03135-01
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ---------------


   LOEWEN GROUP INTERNATIONAL, INC.             THE LOEWEN GROUP INC.
(Exact name of registrant as specified  (Exact name of registrant as specified
            in its charter)                        in its charter)



               DELAWARE                            BRITISH COLUMBIA
         (State or other jurisdiction of incorporation or organization)

                 7261                                    7261
            (Primary Standard Industrial Classification Code Number)

              61-1264590                              98-0121376
                    (I.R.S. Employer Identification Number)

     50 EAST RIVERCENTER BOULEVARD               4126 NORLAND AVENUE
               SUITE 800                      BURNABY, BRITISH COLUMBIA
       COVINGTON, KENTUCKY 41011                    CANADA V5G 3S8
            (606) 431-6663                          (604) 299-9321
  (Address, including zip or postal code, and telephone number, including area code, of registrants' principal executive offices)

     THE CORPORATION TRUST COMPANY               TIMOTHY R. HOGENKAMP
          1209 ORANGE STREET               LOEWEN GROUP INTERNATIONAL, INC.
      WILMINGTON, DELAWARE 19801        50 EAST RIVERCENTER BOULEVARD, SUITE 800
            (302) 658-7581                    COVINGTON, KENTUCKY 41011
                                                    (606) 431-6663

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

            DWIGHT K. HAWES
        VICE-PRESIDENT, FINANCE
         THE LOEWEN GROUP INC.                   MICHELLE L. JOHNSON
          4126 NORLAND AVENUE             THELEN, MARRIN, JOHNSON & BRIDGES
       BURNABY, BRITISH COLUMBIA          TWO EMBARCADERO CENTER, SUITE 2100
            CANADA V5G 3S8               SAN FRANCISCO, CALIFORNIA 94111-3995

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                ---------------

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THE EXCHANGE NOTES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. EXCHANGE NOTES MAY NOT BE ISSUED NOR MAY + +OFFERS TO EXCHANGE BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT + +BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO EXCHANGE + +NOR SHALL THERE BE ANY ISSUANCE OF EXCHANGE NOTES IN ANY STATE IN WHICH SUCH +
+OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR        +
+QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1996

                        LOEWEN GROUP INTERNATIONAL, INC.

                               OFFER TO EXCHANGE

$225,000,000 7 1/2% SERIES 1 SENIOR GUARANTEED NOTES (REGISTERED) DUE 2001
                                      FOR
        ALL OUTSTANDING 7 1/2% SERIES 1 SENIOR GUARANTEED NOTES DUE 2001

                                      AND

$125,000,000 8 1/4% SERIES 2 SENIOR GUARANTEED NOTES (REGISTERED) DUE 2003
                                      FOR
        ALL OUTSTANDING 8 1/4% SERIES 2 SENIOR GUARANTEED NOTES DUE 2003

                                 GUARANTEED BY
                             THE LOEWEN GROUP INC.

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME
                        ON     , 1996, UNLESS EXTENDED.
                                  -----------

  Loewen Group International, Inc., a Delaware corporation ("LGII"), hereby offers (the "Exchange Offer"), upon the terms and subject to conditions set forth in this prospectus ("Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (i) up to an aggregate principal amount of $225,000,000 of its 7 1/2% Series 1 Senior Guaranteed Notes (Registered) due 2001 (the "Series 1 Exchange Notes") for up to an aggregate principal amount of $225,000,000 of its outstanding 7 1/2% Series 1 Senior Guaranteed Notes due 2001 (the "Series 1 Outstanding Notes") and (ii) up to an aggregate principal amount of $125,000,000 of its 8 1/4% Series 2 Senior Guaranteed Notes (Registered) due 2003 (the "Series 2 Exchange Notes" and, together with the Series 1 Exchange Notes, the "Exchange Notes") for up to an aggregate principal amount of $125,000,000 of its outstanding 8 1/4% Series 2 Senior Guaranteed Notes due 2003 (the "Series 2 Outstanding Notes" and, together with the Series 1 Outstanding Notes, the "Outstanding Notes"). The terms of the Series 1 Exchange Notes are identical in all material respects to those of the Series 1 Outstanding Notes, and the terms of the Series 2 Exchange Notes are identical in all material respects to those of the Series 2 Outstanding Notes, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights. The Exchange Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Outstanding Notes. The Exchange Notes and the Outstanding Notes are sometimes referred to collectively as the "Notes."

  The Exchange Notes will be fully and unconditionally guaranteed, on a senior basis (the "Guarantees"), by The Loewen Group Inc., a corporation under the laws of British Columbia, Canada ("Loewen" or the "Guarantor" and, together with its subsidiaries and associated entities, the "Company"). The Exchange Notes and the Guarantees, when issued, will be secured senior obligations of LGII and Loewen, respectively, and will rank pari passu in right of payment with all secured senior indebtedness of LGII and Loewen, respectively.

  The Exchange Notes include a covenant (the "Lien Limitation") limiting Liens (as defined) to certain categories of Liens described in the Indenture (as defined). On May 31, 1996, LGII entered into a five-year $750 million secured revolving credit facility (the "New Bank Facility"). At that time, Loewen and LGII also entered into a collateral trust arrangement with their senior lenders, including the lenders under the New Bank Facility, pursuant to which the Pari Passu Indebtedness (as defined) held by such senior lenders is secured by, among other things, a pledge for the benefit of the senior lenders of the shares held by Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest and all of the financial assets of LGII (LGII does not have material assets other than financial assets) (collectively, the "Collateral"). In order to satisfy the Lien Limitation, the Lien secured by the Collateral has to be shared equally and ratably with the holders of the Indebtedness evidenced by the Notes. However, the holders of the Exchange Notes will not have an independent right to require the Lien secured by the Collateral to remain in place or to require any other security for the Exchange Notes. As at June 30, 1996, the aggregate amount of outstanding Pari Passu Indebtedness, including the Indebtedness evidenced by the Outstanding Notes, was approximately $1.0 billion. See "Description of Exchange Notes" and "Description of Certain Other Indebtedness."

  The Exchange Notes and the Guarantees are effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of the subsidiaries of LGII and Loewen. As at June 30, 1996, the aggregate amount of Indebtedness of LGII's subsidiaries (excluding intercompany Indebtedness) was approximately $74 million, and the aggregate amount of Indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries (excluding intercompany Indebtedness) was approximately $8 million.

  LGII will accept for exchange any and all Outstanding Notes that are properly
tendered in the Exchange Offer prior to 5:00 p.m., New York time, on     ,
1996, unless extended by LGII, in its sole discretion (the "Expiration Date").
The Exchange Offer will not in any event be extended to a date beyond     ,
1996. Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date. If LGII terminates the Exchange Offer and does not accept for exchange any Outstanding Notes with respect to the Exchange Offer, LGII will promptly return the Outstanding Notes to the tendering holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Outstanding Notes may be tendered only in integral multiples of $1,000.

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED CAREFULLY IN CONNECTION WITH THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------
                 THE DATE OF THIS PROSPECTUS IS        , 1996.

  Interest on the Exchange Notes will accrue from the date of issuance thereof and will be payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 1996. Holders of the Exchange Notes will receive interest on October 15, 1996 from the date of initial issuance of the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the respective Exchange Notes. The Series 1 Exchange Notes will mature on April 15, 2001, and the Series 2 Exchange Notes will mature on April 15, 2003. The Series 1 Exchange Notes will not be redeemable prior to maturity. The Series 2 Exchange Notes will be redeemable at the option of LGII, in whole or in part, at any time on or after April 15, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date. In the event of a Change of Control (as defined herein), LGII will be obligated to make an offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. In addition, LGII will be obligated to make an offer to purchase Notes in the event of certain asset sales. See "Description of Exchange Notes."

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of LGII and Loewen contained in the Registration Rights Agreement dated March 20, 1996 (the "Registration Rights Agreement") by and among LGII and Loewen and Smith Barney, Inc., Alex. Brown & Sons Incorporated, Morgan Stanley & Co. Incorporated, Nesbitt Burns Securities Inc. and RBC Dominion Securities Corporation, as the initial purchasers (the "Initial Purchasers") with respect to the initial sale of the Outstanding Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), LGII and Loewen believe that, except as described below, the Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"), provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of LGII or Loewen within the meaning of Rule 405 under the Securities Act or that is a broker-dealer who purchased Outstanding Notes from the Company to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the Commission, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Notes. In the event that applicable interpretations by the staff of the Commission change or otherwise do not permit resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act or without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify holders against such liability. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received pursuant to the Exchange Offer in exchange for Outstanding Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities. LGII has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. This Prospectus may not be used for any other offers to resell or re-transfer any Exchange Notes, whether by a broker-dealer or otherwise. See "Plan of Distribution."

  Prior to the Exchange Offer, there has been no public market for the Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes or the price at which holders would be able to sell the Exchange Notes. LGII does not intend to list the Exchange Notes for trading on any national securities exchange or over-the-counter market system. Future trading prices of the Exchange Notes will depend on many factors including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Certain of the Initial Purchasers have advised LGII that they intend to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

  Neither LGII nor Loewen will receive any proceeds from the Exchange Offer. LGII has agreed to pay the expenses incident to the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST FROM THE CORPORATE SECRETARY OF THE LOEWEN GROUP INC., 4126 NORLAND AVENUE, BURNABY, BRITISH COLUMBIA, V5G 3S8, CANADA; TELEPHONE (604) 299-9321. IN ORDER TO ENSURE TIMELY DELIVERY OF
THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY       , 1996.

  UNTIL       , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES
MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                               ---------------
  NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE. THE SECURITIES OFFERED HEREUNDER HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA AND, SUBJECT TO CERTAIN EXCEPTIONS, MAY NOT BE OFFERED OR SOLD IN CANADA.

                             AVAILABLE INFORMATION

  LGII and Loewen have filed with the Commission a Registration Statement on Form S-4 (together with any amendments, exhibits, annexes and schedules thereto, the "Exchange Offer Registration Statement") pursuant to the Securities Act and the rules and regulations thereunder, covering the Exchange Notes. This Prospectus does not include all of the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to in the Exchange Offer Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Loewen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Loewen may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that Loewen or LGII files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common shares without par value of Loewen ("Common Shares") are quoted on The Nasdaq National Market and are traded on The Toronto Stock Exchange and The Montreal Exchange. Reports, proxy statements and other information filed by Loewen may be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006, at the offices of The Toronto Stock Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2 and at the offices of The Montreal Exchange at 800 Victoria Square, Montreal, Quebec, Canada H4Z 1A9.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents heretofore filed by Loewen with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (File No. 0-18429) are hereby incorporated herein by reference: (i) Loewen's Annual Report on Form 10-K for the year ended December 31, 1995 (as amended on Form 10-K/A, filed June 20, 1996); (ii) Loewen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (filed May 15, 1996) and June 30, 1996 (filed August 14,
1996); (iii) Loewen's Current Reports on Form 8-K dated January 3, 1996, January 17, 1996, January 24, 1996, January 26, 1996, February 6, 1996,
February 12, 1996, February 27, 1996, March 4, 1996, March 13, 1996, March 20,
1996, March 26, 1996 (as amended on Forms 8-K/A, filed June 10, 1996 and July 5, 1996), March 31, 1996, May 1, 1996, May 8, 1996, May 24, 1996, May 31,
1996, June 4, 1996, June 6, 1996, June 17, 1996, June 21, 1996 and August 7,
1996; and (iv) Loewen's Reports by Issuer of Securities Quoted on Nasdaq Interdealer Quotation System on Form 10-C dated February 27, 1996 and March 20, 1996. All documents filed by Loewen pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to 180 days after the Expiration Date shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus and certain documents incorporated herein by reference contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, earnings, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management, (iii) statements of future economic performance and (iv) assumptions underlying statements regarding the Company or its business. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed in certain documents incorporated by reference herein and may be included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                             FINANCIAL INFORMATION

  All dollar amounts in this Prospectus are in United States dollars ("U.S.$" or "$") unless otherwise indicated. References to "Cdn.$" are to Canadian dollars.

  The Company prepares its consolidated financial statements included in its reports filed pursuant to the Exchange Act in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in Note 21 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended (the "1995 Consolidated Financial Statements"), and in Note 9 to the interim consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "June 1996 Interim Consolidated Financial Statements"). The selected consolidated financial data with respect to Loewen included in this Prospectus is presented on a Canadian GAAP and a U.S. GAAP basis. The selected consolidated financial data with respect to LGII is presented on a Canadian GAAP basis only.

  Financial statements with respect to Neweol Investments Ltd. (see Note 1 thereto), a corporation under the laws of British Columbia and a wholly owned subsidiary of Loewen ("Neweol"), and Loewen Finance (Wyoming) Limited Liability Company, a Wyoming limited liability company in which all of the membership interests are owned by Loewen and Neweol ("Loewen Finance"), have been prepared in accordance with U.S. GAAP.

  The consolidated financial statements of the Company for the year ended December 31, 1993, and for prior years, were published in Canadian dollars. Effective January 1, 1994, the Company adopted the United States dollar as its reporting currency and, accordingly, has published its consolidated financial statements for the year ended December 31, 1994 and subsequent periods in United States dollars. Financial information relating to periods prior to January 1, 1994 has been translated from Canadian dollars into United States dollars as required by Canadian GAAP at the December 31, 1993 rate of U.S.$1.00 = Cdn.$1.3217.

                               PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Loewen Group Inc. operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. The Company also engages in the pre-need selling of funeral, cemetery and cremation merchandise and services. As at July 26, 1996, the Company operated 909 funeral homes throughout North America. This included 796 funeral homes in the United States (including locations in Puerto Rico) and 113 funeral homes in Canada. In addition, as at such date, the Company operated 247 cemeteries in the United States and six cemeteries in Canada. As at the close of business on July 26, 1996, the Company had negotiated agreements for the acquisition of a further 58 funeral homes and 55 cemeteries in the United States and five funeral homes in Canada.

                          THE FUNERAL SERVICE INDUSTRY

  The funeral service industry has a number of attractive characteristics. Historically, the funeral service industry has had a low business risk compared with most other businesses and has not been significantly affected by economic or market cycles. According to the 1993 Business Failure Record published by The Dun & Bradstreet Corporation, the average business failure rate in the United States in 1993 was 109 per 10,000. The 1993 failure rate of the funeral service and crematoria industry was 24 per 10,000, among the lowest of all industries. Management believes this low failure rate is the result of a number of factors, including customers' tendencies to make choices based on reputation for quality service rather than price and the number of years required to establish a caring reputation in the community.

  In addition, future demographic trends are expected to contribute to the continued stability of the funeral service industry. The U.S. Department of Commerce, Bureau of the Census, projects that, reflecting the well-publicized "graying of America" as the baby boom generation reaches old age, the number of deaths in the United States will grow at approximately 1.0% annually from 1990 through 2010.

  Finally, the funeral service industry in North America is highly fragmented, consisting primarily of small, stable, family-owned businesses. Management estimates that notwithstanding the increasing trend toward consolidation over the last few years, only approximately 10% of the 23,500 funeral homes and approximately 7% of the 11,000 cemeteries in North America are currently owned and operated by the five largest publicly-traded North American funeral service companies.

                                GROWTH STRATEGY

  The Company capitalizes on these attractive industry fundamentals through a growth strategy that emphasizes three principal components: (i) acquiring a significant number of small, family-owned funeral homes and cemeteries; (ii) acquiring "strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions; and (iii) improving the revenue and profitability of newly-acquired and established locations.

  The first element of the Company's growth strategy is the acquisition of small, family-owned funeral homes and cemeteries. Management believes that the Company has a competitive advantage in this market due to its culture and its well-known and understood reputation for honoring existing owners and staff.

  The second element of the Company's growth strategy is the acquisition of large, multi-location urban properties. In 1995, the Company's "strategic" acquisitions included Osiris Holding Corporation ("Osiris"), a leading cemetery operator in the United States, and MHI Group, Inc. ("MHI"), a publicly traded company that operated 16 funeral homes and five cemeteries in Florida and Colorado. In addition, in March 1996, the Company acquired certain assets from S.I. Acquisition Associates, L.P. ("S.I."), which included 15 funeral homes, two cemeteries and two insurance companies, all located in Louisiana.

  The final element of the Company's growth strategy is its focus on enhancing the revenue and profitability of newly-acquired and established operations. Through the Company's integration process, newly-acquired funeral homes typically show an immediate improvement in gross margin due in part to the significant economies of scale available to the Company. Cemeteries typically show an improvement in gross margin within the first year after acquisition. Over time, the Company has continued to increase the revenue and profitability of its established operations through the introduction of additional merchandising, cost control programs and inflation based pricing. On an ongoing basis, the Company also seeks to improve the market share and earnings of established operations by helping local managers to market services more effectively and to enhance the reputation of their operations in the community.

                                1996 FINANCINGS

  On May 31, 1996, LGII closed a five-year $750 million secured revolving credit facility. Initial drawings under the New Bank Facility of approximately $75 million were used to repay permanently the outstanding balance under LGII's unsecured multi-currency revolving credit facilities (the "Multi-Currency Revolver"). The balance of the New Bank Facility will be used for general corporate purposes, including future acquisitions. See "Description of Certain Other Indebtedness."

  Also on May 31, 1996, Loewen, LGII and their senior lenders entered into a collateral trust arrangement pursuant to which the senior lenders, as holders of the Pari Passu Indebtedness (as defined), share the Collateral on a pari passu basis. The Collateral includes a pledge for the benefit of such lenders of the shares held by Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest and all of the financial assets of LGII (LGII does not have material assets other than financial assets). See "Description of Certain Other Indebtedness." The Exchange Notes include a Lien Limitation that limits Liens to certain categories of Liens described in the Indenture. In order to satisfy the Lien Limitation, the Lien secured by the Collateral for the holders of Pari Passu Indebtedness has to be shared equally and ratably with the holders of the Indebtedness evidenced by the Notes. However, the holders of the Exchange Notes will not have an independent right to require the Lien secured by the Collateral to remain in place or unchanged or to require any other security for the Exchange Notes. As at June 30, 1996, the aggregate amount of Pari Passu Indebtedness, including the Indebtedness evidenced by the Outstanding Notes, was approximately $1.0 billion.

  In March 1996, all of the Outstanding Notes were issued pursuant to a private placement (the "Initial Notes Offering") for gross proceeds of $350 million. Concurrently with the Initial Notes Offering, Loewen completed a public offering in Canada and a simultaneous private placement in the United States of 7,000,000 Common Shares and, in April 1996, sold an additional 700,000 Common Shares (pursuant to the exercise of an over-allotment option) for aggregate gross proceeds of approximately Cdn.$302 million (U.S.$221 million) (the "1996 Equity Offering"). The proceeds of the Initial Notes Offering and the 1996 Equity Offering were used to pay down the balance on the Multi-Currency Revolver and for general corporate purposes including acquisitions.

  In January 1996, Loewen completed a public offering in Canada and a simultaneous private placement in the United States of 8,800,000 Convertible First Preferred Shares Series C Receipts (the "Series C Receipts") for gross proceeds of Cdn.$220 million (U.S. $161 million) (the "1996 Preferred Share Offering"). The gross proceeds were deposited with an escrow agent. The net proceeds were released to Loewen from time to time to fund acquisitions by depositing with the escrow agent an equal dollar amount of 6.00% Cumulative Redeemable Convertible First Preferred Shares, Series C ("Series C Preferred Shares"). By June 1996, 8,800,000 Series C Preferred Shares had been deposited with the escrow agent and all of the net proceeds had been released to Loewen.

                                ----------------
  LGII was incorporated in 1987 under the laws of Delaware. LGII's principal executive offices are located at 50 East RiverCenter Boulevard, Covington, Kentucky 41011; telephone (606) 431-6663. Loewen was incorporated in 1985 under the laws of British Columbia, Canada. Loewen's principal executive offices are located at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8; telephone (604) 299-9321.

                               THE EXCHANGE OFFER

The Exchange Notes..........  The form and terms of the Exchange Notes are identical in all material respects to the terms of the respective Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such registration rights described below under "Description of Exchange Notes."

The Exchange Offer..........
                              LGII is offering to exchange (i) up to an aggregate principal amount of $225,000,000 of its 7 1/2% Series 1 Senior Guaranteed Notes (Registered) due 2001 for up to an aggregate principal amount of $225,000,000 of its outstanding 7 1/2% Series 1 Senior Guaranteed Notes due 2001 and (ii) up to an aggregate principal amount of $125,000,000 of its 8 1/4% Series 2 Senior Guaranteed Notes (Registered) due 2003 for up to an aggregate principal amount of $125,000,000 of its outstanding 8 1/4% Series 2 Senior Guaranteed Notes due 2003. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Expiration Date; Withdrawal
 of Tender..................  The Exchange Offer will expire at 5:00 p.m., New
                              York time, on        , 1996, or such later date
                              and time to which it is extended by LGII, in its sole discretion. The Exchange Offer will not in
                              any event be extended to a date beyond      ,
                              1996. The tender of Outstanding Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Certain Conditions to the
 Exchange Offer.............  The Exchange Offer is subject to certain customary conditions, which may be waived by LGII. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering
 Outstanding Notes..........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Outstanding Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to LGII that, among other things, (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in and does not intend to engage in a distribution of the Exchange Notes and (iii) it is not an "affiliate" of LGII or Loewen within the meaning of Rule 405 under the Securities Act or, if it is an affiliate of LGII or Loewen, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Interest on the Exchange
 Notes......................  The Series 1 Exchange Notes will bear interest at the rate of 7 1/2% per annum and the Series 2 Exchange Notes will bear interest at the rate of 8 1/4% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996, to holders of record of Exchange Notes at the close of business on the immediately preceding April 1 and October 1, respectively. Holders of the Exchange Notes will receive interest on October 15, 1996 from the date of initial issuance of the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the respective Exchange Notes.

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Outstanding Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in its own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
 Procedures.................  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or holders of Outstanding Notes who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to the Expiration Date, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

Registration Requirements...  LGII has agreed to use its best efforts to consummate the Exchange Offer. The Exchange Offer will provide holders of the Outstanding Notes with an opportunity to exchange their Outstanding Notes for the Exchange Notes, which will be issued without legends restricting the transfer thereof. If applicable interpretations of the staff of the Commission do not permit LGII to effect the Exchange Offer, or in certain other circumstances, LGII has agreed to file a shelf registration statement covering resales of the Outstanding Notes and to use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act and, subject to certain exceptions, to keep the shelf registration statement effective for 180 days after the effective date thereof.

Certain U.S. and Canadian
 Federal Tax
 Considerations.............  For a discussion of certain U.S. and Canadian tax considerations relating to the Exchange Notes, see "Certain U.S. Federal Income Tax Considerations" and "Certain Canadian Federal Tax Considerations."

Use of Proceeds.............  There will be no proceeds to LGII or Loewen from the exchange of Notes pursuant to the Exchange Offer.

Exchange Agent..............  Fleet National Bank is the Exchange Agent. The
                              address and telephone number of the Exchange
                              Agent are set forth in "The Exchange Offer--
                              Exchange Agent."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

Issuer......................  Loewen Group International, Inc.

Exchange Notes..............
                              $225 million principal amount of 7 1/2% Series 1 Senior Guaranteed Notes (Registered) due 2001

                              $125 million principal amount of 8 1/4% Series 2 Senior Guaranteed Notes (Registered) due 2003

Maturity Dates..............  The Series 1 Exchange Notes will mature on April
                              15, 2001.
                              The Series 2 Exchange Notes will mature on April 15, 2003.

Interest Payment Dates......  April 15 and October 15, commencing October 15,
                              1996

Ranking.....................  The Exchange Notes and the Guarantees, when issued, will be secured senior obligations of LGII and Loewen, respectively, and will rank pari passu in right of payment with all secured senior indebtedness of LGII and Loewen, respectively. The Exchange Notes include a Lien Limitation that limits Liens to certain categories of Liens described in the Indenture. The Collateral for the holders of Pari Passu Indebtedness includes a pledge for the benefit of such lenders of the shares of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest and all of the financial assets of LGII (LGII does not have material assets other than financial assets). In order to satisfy the Lien Limitation, the Lien secured by the Collateral has to be shared equally and ratably with the holders of the Indebtedness evidenced by the Notes. However, the holders of the Exchange Notes will not have an independent right to require the Lien secured by the Collateral to remain in place or unchanged or to require any other security for the Exchange Notes. In the event that the Lien secured by the Collateral is released, if other security for the Exchange Notes is not provided, the Exchange Notes will become unsecured senior obligations of LGII and Loewen and will rank junior in right of payment to all secured indebtedness of LGII and Loewen. As at June 30, 1996, the aggregate amount of Pari Passu Indebtedness, including the Indebtedness evidenced by the Outstanding Notes, was approximately $1.0 billion. The Exchange Notes and related Guarantees will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of LGII's and Loewen's subsidiaries, respectively. As at June 30, 1996, the aggregate amount of Indebtedness of LGII's subsidiaries (excluding intercompany Indebtedness) was approximately $74 million, and the aggregate amount of Indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries (excluding intercompany Indebtedness) was approximately $8 million.

Guarantees..................  The Exchange Notes will be fully and unconditionally guaranteed on a senior basis, as to principal and interest, by Loewen.

Optional Redemption.........
                              The Series 1 Exchange Notes will not be
                              redeemable prior to maturity. The Series 2
                              Exchange Notes will be redeemable at the option of LGII, in whole or in part, at any time on or after April 15, 2000 at a premium declining to par in 2002, plus accrued and unpaid interest, if any, to the redemption date.

Offers to Purchase..........  In the event of a Change of Control (as defined herein), LGII will be obligated to make an offer to purchase the then outstanding Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. In addition, LGII will be obligated to make an offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date, with the net cash proceeds of certain sales or other dispositions of assets. LGII's ability to purchase the Exchange Notes will be dependent upon obtaining third-party financing to the extent it may not have available funds to meet its purchase obligations. There can be no assurance that LGII or the Guarantor will be able to obtain such financing. The term "Change of Control" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of LGII or result in a downgrade of the credit rating of the Exchange Notes.

Certain Covenants...........  The Indenture contains certain covenants by
                              Loewen and its Restricted Subsidiaries (as defined herein and including LGII), including, but not limited to, covenants with respect to limitations on the following matters: (i) the incurrence of additional indebtedness, (ii) certain payments, including dividends and investments, (iii) the creation of liens, (iv) sales of assets and preferred stock, (v) transactions with interested persons, (vi) payment restrictions affecting subsidiaries,
                              (vii) sale-leaseback transactions and (viii) mergers and consolidations. During any time that the ratings assigned to the Notes by the Rating Agencies (as defined herein) are no less than BBB- and Baa3, the covenants described under (i),
                              (ii), (iv), (v) and (vi) above will be suspended. See "Description of Exchange Notes--Certain Covenants."

                            THE LOEWEN GROUP INC.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
   (IN THOUSANDS OF U.S.$, EXCEPT PER SHARE DATA, OPERATING DATA AND RATIOS)

   Set forth below are certain selected consolidated financial and other data of the Company for the periods indicated. This information should be read in conjunction with the Company's 1995 Consolidated Financial Statements and other information included or incorporated by reference herein. The selected consolidated financial data for each of the years in the five year period ended December 31, 1995 are derived from the Company's audited consolidated financial statements and notes thereto, which have been prepared in accordance with Canadian GAAP. The selected consolidated financial data for the six months ended June 30, 1996 and 1995 are derived from the unaudited June 1996 Interim Consolidated Financial Statements, which in management's opinion include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial results for the interim periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

   The financial results for the year ended December 31, 1995 include provisions for the costs of settlements of two significant legal proceedings, litigation-related finance costs and certain additional legal and general and administrative costs. See "Recent Developments--Litigation Settlements" for a more detailed description of the settlements and "Recent Developments--1995 Results" for a more detailed description of the costs related thereto.

                           FOR THE SIX MONTHS ENDED
                                   JUNE 30,                     FOR THE YEAR ENDED DECEMBER 31,
  CANADIAN GAAP            ------------------------- ----------------------------------------------------------
                               1996         1995        1995         1994 (1)   1993 (1)   1992 (1)   1991 (1)
                           ------------ ------------ ----------     ---------- ---------- ---------- ----------
  INCOME STATEMENT DATA:
  Revenue................. $    416,240 $    268,308 $  599,939     $  417,328 $  303,011 $  218,907 $  162,605
  Gross margin............      154,097      106,428    226,808        158,854    115,118     83,708     63,087
  Earnings from
   operations.............       95,536       66,305    119,053         95,113     65,697     50,563     39,053
  Net earnings (loss).....       36,712       26,397    (76,684)        38,494     28,182     19,766     14,425
  Basic earnings (loss)
   per share  (2).........         0.60         0.62      (1.69)          0.97       0.77       0.59       0.46
  Fully diluted earnings
   (loss) per share
   (2)(3).................         0.60         0.62      (1.69)          0.97       0.76       0.58       0.46
  OTHER FINANCIAL DATA:
  Depreciation and
   amortization........... $     24,702 $     17,486 $   40,103     $   28,990 $   21,196 $   16,059 $   11,053
  EBITDA (4)..............      120,238       83,791    (25,758)       124,103     86,893     66,622     50,106
  Ratio of earnings to
   fixed charges .........         2.2x         2.4x         -- (5)       2.5x       2.9x       2.6x       2.6x
  Aggregate dividends
   declared per Common
   share..................        0.120        0.050      0.050          0.070      0.045      0.030      0.015

                                AS AT JUNE 30,                         AS AT DECEMBER 31,
                           ------------------------- ----------------------------------------------------------
                               1996         1995        1995         1994 (1)   1993 (1)   1992 (1)   1991 (1)
                           ------------ ------------ ----------     ---------- ---------- ---------- ----------
  BALANCE SHEET DATA:
  Total assets............ $  2,919,390  $1,647,344  $2,262,980     $1,326,275 $  913,661 $  675,111 $  518,492
  Total long-term debt
   (6)....................    1,095,375      533,209    934,509        516,654    341,977    246,715    193,853
  Preferred securities of
   subsidiary.............       75,000       75,000     75,000         75,000         --         --         --
  Shareholders' equity....    1,025,968      630,944    614,682        411,139    325,890    236,317    172,394
  OPERATING DATA:
  Number of funeral home
   location (7)...........          898          719        815            641        533        451        365
  Number of funeral
   services...............       69,949       54,488    114,319         93,760     78,847     63,516     52,212
  Number of cemeteries
   (7)....................          237          155        179            116         70         38         23

 (1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1995.
 (2) Earnings (loss) per share reflect the two-for-one subdivision of Common Shares in June 1991.
 (3) Fully diluted earnings (loss) per share figures assume exercise, if dilutive, of employee and other stock options effective on their dates of issue and that the funds derived therefrom were invested at annual after-tax rates of return ranging from 5.85% to 8.49%, in accordance with Canadian GAAP.
 (4) EBITDA represents net earnings (loss) before interest, dividends on preferred securities of subsidiary, income taxes, depreciation and amortization. EBITDA has been included solely to facilitate the consideration of the covenants of the Indenture that are based, in part, on EBITDA. In addition, the Company understands that EBITDA is used by certain investors as one measure of the Company's historical ability to service its debt. EBITDA data are not a measure of financial performance, do not represent cash flow from operations, under generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or for cash flow as a measure of liquidity. Please refer to the Consolidated Statements of Changes in Financial Position, which include information regarding cash provided by and applied to operations, investing and financing, and Management's Discussion and Analysis of Financial Condition and Results of Operations, which discusses liquidity and capital resources (including sources and uses of capital) in greater detail, both of which appear in Loewen's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
 (5) The 1995 loss is not sufficient to cover fixed charges by a total of $126,584 and as such the ratio of earnings to fixed charges has not been computed. Reference is made to the Statement re Computation of Earnings to Fixed Charges Ratio, which is an exhibit to the Exchange Offer Registration Statement.
 (6) Total long-term debt comprises long-term debt, including current portion.
 (7) The numbers of locations for 1994 and 1993 include adjustments and consolidations related to prior periods.

  Had the Company's Consolidated Financial Statements been prepared in accordance with U.S. GAAP (see Note 21 to the Company's 1995 Consolidated Financial Statements and Note 9 to the June 1996 Interim Consolidated Financial Statements), selected consolidated financial data would be as follows:

                          FOR THE SIX MONTHS ENDED
                                  JUNE 30,                     FOR THE YEAR ENDED DECEMBER 31,
U.S. GAAP                 ------------------------- ----------------------------------------------------------
                              1996         1995        1995         1994 (1)   1993 (1)   1992 (1)   1991 (1)
                          ------------ ------------ ----------     ---------- ---------- ---------- ----------
INCOME STATEMENT DATA:
Revenue.................  $    416,240 $    267,463 $  599,939     $  417,479 $  308,402 $  239,452 $  185,993
Earnings from
 operations.............        92,815       65,397    117,376         94,758     66,711     54,838     43,692
Earnings (loss) before
 cumulative effect of
 change in accounting
 principles.............        36,973       26,644    (75,800)        39,652     28,912     21,330     15,893
Fully diluted earnings
 (loss) per share before
 cumulative effect of
 change in accounting
 principles (2).........          0.60         0.61      (1.67)          0.98       0.77       0.62       0.50
OTHER FINANCIAL DATA:
EBITDA (3)..............       117,729       83,682    (26,967)       123,748     88,428     72,404     56,335
Ratio of earnings to
 fixed charges..........          2.1x         2.4x         -- (4)       2.4x       2.9x       2.6x       2.5x
Aggregate dividends
 declared per Common
 share..................         0.120        0.050      0.050          0.070      0.047      0.033      0.017
                               AS AT JUNE 30,                         AS AT DECEMBER 31,
                          ------------------------- ----------------------------------------------------------
                              1996         1995        1995         1994 (1)   1993 (1)   1992 (1)   1991 (1)
                          ------------ ------------ ----------     ---------- ---------- ---------- ----------
BALANCE SHEET DATA:
Total assets............  $  3,065,744 $  1,498,090 $2,345,874     $1,329,928 $  921,342 $  702,096 $  592,666
Total long-term
 debt(5)................     1,095,375      533,209    894,509        516,654    341,977    256,577    221,736
Preferred securities of
 subsidiary.............        75,000       75,000     75,000         75,000         --         --         --
Shareholders' equity....     1,000,984      607,276    519,006        385,950    299,059    245,472    196,071

- --------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1995.
(2) Earnings (loss) per share reflects the two-for-one subdivision of Common Shares in June 1991.
(3) EBITDA represents net earnings (loss) before interest, dividends on preferred securities of subsidiary, income taxes, depreciation and amortization. EBITDA has been included solely to facilitate the consideration of the covenants of the Indenture that are based, in part, on EBITDA. In addition, the Company understands that EBITDA is used by certain investors as one measure of the Company's historical ability to service its debt. EBITDA data are not a measure of financial performance, do not represent cash flow from operations, under generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or for cash flow as a measure of liquidity. Please refer to the Consolidated Statements of Changes in Financial Position, which include information regarding cash provided by and applied to operations, investing and financing, and Management's Discussion and Analysis of Financial Condition and Results of Operations, which discusses liquidity and capital resources (including sources and uses of capital) in greater detail, both of which appear in Loewen's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
(4) The 1995 loss is not sufficient to cover fixed charges by a total of $128,261 and as such the ratio of earnings to fixed charges has not been computed. Reference is made to the Statement re Computation of Earnings to Fixed Charges Ratio, which is an exhibit to the Exchange Offer Registration Statement.
(5) Total long-term debt comprises long-term debt, including current portion.

                        LOEWEN GROUP INTERNATIONAL, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                            (IN THOUSANDS OF U.S.$)

  Loewen Group International, Inc. serves as the holding company for the United States assets and operations of the Company (other than assets and operations in Puerto Rico). At July 26, 1996, LGII's operations consisted of 792 funeral homes and 242 cemeteries. Loewen beneficially owns, directly or indirectly, all of the outstanding common stock of LGII.

  Set forth below are certain selected consolidated financial data relating to LGII. The selected consolidated financial data for each of the years in the five year period ended December 31, 1995 are derived from audited consolidated financial statements of LGII, which have been prepared in accordance with Canadian GAAP. The selected consolidated financial data for the six months ended June 30, 1996 and 1995 are derived from unaudited interim consolidated financial statements of LGII, which in management's opinion include all adjustments consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial results for the interim periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

                           FOR THE SIX MONTHS
                             ENDED JUNE 30,               FOR THE YEAR ENDED DECEMBER 31,
                          --------------------- ----------------------------------------------------
                             1996       1995       1995      1994(1)    1993(1)   1992(1)   1991(1)
                          ---------- ---------- ----------  ---------- --------- --------- ---------
INCOME STATEMENT DATA:
Revenue.................  $  382,170 $  238,793 $  540,825  $  365,458 $ 263,493 $ 190,047 $ 135,248
Gross margin............     140,682     93,270    198,867     136,639    97,328    69,675    48,940
Earnings from
 operations.............      88,232     59,978     75,715      84,390    59,462    44,910    29,297
Net earnings (loss)(2)..      10,912     11,546   (127,353)      7,491    10,671     9,766     7,661


                             AS AT JUNE 30,                     AS AT DECEMBER 31,
                          --------------------- ----------------------------------------------------
                             1996       1995       1995      1994(1)    1993(1)   1992(1)   1991(1)
                          ---------- ---------- ----------  ---------- --------- --------- ---------
BALANCE SHEET DATA:
Current assets..........  $  223,270 $  124,026 $  184,289  $   96,943 $  81,028 $  57,145 $  49,028
Non-current assets......   2,368,445  1,264,048  1,776,425     998,753   686,260   507,545   398,239
                          ---------- ---------- ----------  ---------- --------- --------- ---------
Total assets............   2,591,715  1,388,074  1,960,714   1,095,696   767,288   564,690   447,267
Current liabilities.....     135,256     85,889    221,555      81,472    36,722    27,242    17,394
Long-term debt,
 excluding current
 portion................     905,141    362,704    730,355     372,887   243,290   176,073   180,784
Other non-current
 liabilities............   1,248,416    683,132    891,354     396,534   324,964   251,734   149,214
Preferred securities of
 subsidiary.............      75,000     75,000     75,000      75,000        --        --        --
Shareholders' equity....     227,902    181,349     42,450     169,803   162,312   109,641    99,875


- -------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1995.
(2) Losses incurred during the year ended December 31, 1995 are as a result of LGII recording the litigation settlements and additional intercompany charges payable to Loewen. These intercompany charges are eliminated in the consolidated financial statements of the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully prior to tendering Outstanding Notes in the Exchange Offer.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF THE EXCHANGE NOTES

  LGII and Loewen are holding companies with no significant independent business operations. Accordingly, their primary sources of cash to meet debt service and other obligations (including payments on the Notes) are dividends and other payments from their respective subsidiaries. Consequently, obligations of LGII and Loewen to their creditors, including holders of the Notes, are effectively subordinated in right of payment and junior to all liabilities (including trade payables) of their respective subsidiaries. As at June 30, 1996, the aggregate amount of Indebtedness of LGII's subsidiaries (excluding intercompany Indebtedness) was approximately $74 million, and the aggregate amount of indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries, (excluding intercompany Indebtedness) was approximately $8 million.

POTENTIAL INSUFFICIENCY OF COLLATERAL; NO INDEPENDENT RIGHT TO SECURITY FOR THE EXCHANGE NOTES

  The Lien secured by the Collateral is shared equally and ratably by the other holders of all Pari Passu Indebtedness, including the New Bank Facility and the Notes. See "Description of Certain Other Indebtedness." There can be no assurance that the Collateral will be sufficient to cover any payments due on the Exchange Notes. In addition, the Collateral secures the Pari Passu Indebtedness, including the Exchange Notes, only so long as it is required under the New Bank Facility. The Collateral could be released by the lenders under the New Bank Facility, in certain circumstances, without the approval of all the other holders of Pari Passu Indebtedness, including the holders of the Exchange Notes. The holders of the Exchange Notes have no independent right to require the Lien secured by the Collateral to remain in place or to require any other security for the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; POSSIBLE ADVERSE EFFECT ON
 TRADING MARKET FOR OUTSTANDING NOTES

  Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer, as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by LGII and Loewen to file a Shelf Registration Statement covering resales of Outstanding Notes in certain circumstances, LGII and Loewen do not intend to register the Outstanding Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holders of Outstanding Notes who tender in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Further, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Outstanding Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Notes. See "The Exchange Offer" and "Description of Exchange Notes--Registration Rights Agreement."

PENDING CLASS ACTIONS

  The Company currently is involved in three class action lawsuits that have been consolidated for pre-trial proceedings (the "Class Actions") which were commenced against Loewen, LGII and certain affiliates and officers of the Company when the price of the Common Shares fell in response to the announcement of the Gulf

National award (as defined). The Company has determined that it is not possible to predict the final outcome of the Class Actions, and that it is not possible to establish at this time a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages, if any, that may be awarded to the plaintiffs in the Class Actions. Accordingly, the Company cannot predict whether the ultimate outcome of the Class Actions (including settlement) will have a material adverse effect on the Company's financial position, results of operations or liquidity. See "Legal Proceedings."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES

  There is no existing public market for the Exchange Notes, nor can there be any assurance that a public market will develop. Certain of the Initial Purchasers have advised LGII that they intend to make a market in the Exchange Notes; however, the Initial Purchasers are not obligated to do so and any market-making may be discontinued at any time without notice.

                              RECENT DEVELOPMENTS

SECOND QUARTER 1996 RESULTS

  For the six months ended June 30, 1996, the Company reported that consolidated revenue increased 55.1% to $416.2 million from $268.3 million for the six months ended June 30, 1995. Consolidated gross margin increased 44.8% to $154.1 million in 1996 from $106.4 million in 1995, with funeral gross margin increasing 21.1% and cemetery gross margin increasing 140.5%.

ACQUISITION PROGRAM

  From January 1, 1996 to July 26, 1996, the Company closed approximately $394 million of funeral home, cemetery and related acquisitions. As at July 26, 1996, the Company has signed agreements for additional acquisitions aggregating approximately $198 million, the majority of which the Company expects to close prior to the end of 1996, for a total of approximately $592 million.

  In addition, as at July 26, 1996, the Company was in the process of evaluating or negotiating prospective acquisitions in competition with other potential purchasers. The Company does not expect that all such potential acquisitions will be completed during 1996, if at all. Several of such potential acquisitions, one or more of which may be completed in 1996, would be considered significant based on acquisition price. See "Business--Future Acquisitions."

LITIGATION SETTLEMENTS

  In November 1995, a Mississippi state court jury awarded J.J. O'Keefe, Sr., Gulf National Insurance Company and certain affiliates (collectively, "Gulf National") $100 million in compensatory damages and $400 million in punitive damages (the "Gulf National award") for claims arising out of a 1991 lawsuit alleging breach of contract and related causes of action against Loewen, LGII and two indirect subsidiaries (the "Company Defendants"). On February 1, 1996, Gulf National and the Company Defendants executed a settlement agreement pursuant to which, among other things, the parties agreed to a full mutual release of all claims, and the Company Defendants agreed to deliver to Gulf National or its designees $50 million in cash, 1.5 million Common Shares (the "Gulf National Settlement Shares") and a promissory note in the amount of $80 million, payable over 20 years in equal annual installments of $4 million, without interest (the "Gulf National settlement"). In connection with the issuance of the Gulf National Settlement Shares, on February 9, 1996, Loewen, LGII, Gulf National and certain other parties entered into a shareholders' agreement, providing for, among other things, a price guarantee of $30 per Common share in certain circumstances, a voting agreement and a right of first refusal in favor of Loewen.

  In April 1992, Provident American Corporation and a subsidiary (together, "Provident") commenced a lawsuit against Loewen and LGII claiming compensatory and punitive damages arising out of terminated negotiations relating to a pre-need funeral insurance marketing arrangement. On February 12, 1996, Provident, Loewen and LGII agreed to settle the litigation. On March 19, 1996, the parties entered into a settlement agreement whereby, among other things, the parties agreed to a full mutual release of all claims, and Provident received from the Company one million Common Shares with a price guarantee of $27 per share in certain circumstances (the "Provident Settlement Shares") and $3 million in cash (together with the Provident Settlement Shares, the "Provident settlement").

  See "Legal Proceedings" for further information regarding the Gulf National and Provident settlements.

1995 RESULTS

  The results for the year ended December 31, 1995 were significantly affected by the Gulf National award in November 1995 and the Gulf National and Provident settlements during the first quarter of 1996. The related costs are reflected primarily in the results for the three months ended December 31, 1995. For that period, the

Company recorded a net loss of $113.2 million as compared to net earnings of $11.4 million in the same period of 1994. For the year ended December 31, 1995, the Company recorded a net loss of $76.7 million compared to net earnings of $38.5 million in 1994.

  Consolidated revenue increased 43.8% to $599.9 million in the year ended December 31, 1995 from $417.3 million in 1994, with funeral revenue increasing 25.1% and cemetery revenue increasing 126.4%. Consolidated gross margin increased 42.8% to $226.8 million in 1995 from $158.9 million in 1994. As a percentage of revenue, funeral gross margin increased to 41.5% in 1995 from 40.5% in 1994 and cemetery gross margin increased to 27.8% in 1995 from 24.3% in 1994. As a result of the change in mix between funeral and cemetery operations, the combined gross margin decreased to 37.8% in 1995 from 38.1% for the same period in 1994.

  Funeral revenue increased 25.1% to $442.8 million in 1995 compared with $353.9 million in 1994, primarily due to acquisitions. The funeral revenue from locations in operation for all of 1994 and 1995 ("Established Locations") increased by $7.5 million while corresponding funeral gross margins increased from 40.6% to 42.1%. With the implementation of merchandising programs and inflation-based price increases, the Company was able to more than offset a 1.3% decline in the number of funeral services performed at Established Locations.

  Cemetery revenue increased 126.4% to $143.6 million in 1995 compared with $63.4 million in 1994, primarily due to acquisitions. Cemetery gross margin increased to 27.8% in 1995 from 24.3% in 1994, primarily as a result of increased sales activity and the integration of acquisitions with a higher cemetery gross margin. The cemetery revenue from Established Locations increased by $12 million, while corresponding cemetery gross margins increased from 26.6% to 29.0%, both principally due to a higher level of pre-need sales at higher margins.

  In addition to its focus on quality at-need funeral and cemetery services, the Company provides advanced funeral and cemetery planning to the communities it serves. In 1995, approximately 16.0% of the funeral services performed by the Company were prearranged, an increase from 14.8% in 1994. During 1995, the Company sold approximately 28,000 funeral services to families planning in advance compared with approximately 24,000 funeral services in 1994. In 1995, approximately 60.9% of the Company's cemetery revenue was generated from pre-need cemetery planning compared with 53.1% in 1994. The Company expects that approximately 66% of its cemetery revenue will be generated from pre-need planning in 1996. Notes 1 and 4 to the Company's 1995 Consolidated Financial Statements provide information regarding the accounting treatment of pre-need sales.

  Insurance revenue in 1995 was $13.5 million. The Company determined in 1995 that it would not, as previously planned, sell a life insurance subsidiary which had been acquired in connection with a larger acquisition in 1994 with the intent that it be sold. The subsidiary was accounted for at cost from the date of acquisition to June 30, 1995. Beginning July 1, 1995, the Company reported the operations of the life insurance subsidiary on a consolidated basis. On March 26, 1996, the Company purchased certain net assets of S.I. Acquisitions Associates, L.P., which included two insurance companies.

  United States based operations contributed 91.3% of 1995 consolidated revenue compared with 88.4% in 1994.

  For the year ended December 31, 1995, general and administrative expenses increased 94.7% to $67.7 million from $34.8 million in 1994. As a percentage of consolidated revenue, general and administrative expenses in 1995 were 11.3% as compared with 8.3% in 1994. Included in general and administrative expenses in 1995, and principally in the fourth quarter, are litigation, acquisition and other expenses, including $10.8 million for professional fees and other costs related to the Gulf National and Provident litigation and settlements, and a $3.5 million write-off of acquisition costs. The remaining increase in general and administrative expenses can be attributed to an expansion of the Company's infrastructure as a result of the integration of acquired operations.

  Interest expense on long-term debt increased by $16.7 million in 1995 primarily as a result of additional borrowings by the Company to finance its acquisitions. The Company's credit ratings were reduced as a result of the Gulf National award. Unless the credit ratings are raised to the investment grade ratings applied to the Company prior to the Gulf National award, the Company's cost of borrowing will be higher than that experienced in 1995.

  The dividends on preferred securities of an associated entity, Loewen Group Capital, L.P. ("LGCLP"), increased from $2.7 million to $7.1 million as a result of the Monthly Income Preferred Securities (the "MIPS") issued by LGCLP in 1994 being outstanding for a full year. See Note 8 to the 1995 Consolidated Financial Statements.

  The Company recorded an expense of $165.0 million for the year ended December 31, 1995 for the Gulf National and Provident settlements announced on January 29, 1996 and February 12, 1996, respectively. The accrual of $135.0 million for the Gulf National settlement consisted of (i) $50.0 million recorded in current liabilities in respect of a cash payment made in February 1996, (ii) $45.0 million recorded in shareholders' equity for the issue of 1.5 million Common Shares in February 1996 with a price guarantee of $30 per share in certain circumstances, and (iii) $40.0 million recorded as long-term debt representing the discounted value of a non-interest bearing promissory note dated January 31, 1996 with payments of $4.0 million per annum over 20 years. See "Legal Proceedings--Gulf National Settlement."

  The accrual of $30 million for the Provident settlement consisted of (i) $3.0 million recorded in current liabilities in respect of a payment made March 19, 1996 and (ii) $27.0 million recorded in shareholders' equity for the issue in March 1996 of one million Common Shares with a price guarantee of $27 in certain circumstances. See "Legal Proceedings--Provident Settlement."

  The deferred income tax benefit of $60.3 million from the Gulf National and Provident settlements has been recorded as a deferred income tax asset. Prior to the tax recovery from the Gulf National and Provident settlements, income taxes were $13.2 million, an effective rate of 32.0%, compared with $19.7 million in 1994, an effective rate of 33.9%. The decrease in the effective tax rate in 1995 was primarily due to the expansion of the Company's international financing arrangements. As a result of the above, the Company shows a net income tax recovery of $47.2 million versus a net income tax expense of $19.7 million in 1994.

  As a result of litigation during 1995 and the resulting Gulf National and Provident settlements, litigation-related finance costs, aggregating $19.9 million, were expensed in 1995. These finance costs consisted of
(i) $7.4 million of finance costs incurred as a result of posting a $125 million bond in connection with the appeal of the Gulf National award, (ii) $3.9 million for amendment of bank facilities due to litigation and write-off of related existing deferred financing costs, and (iii) $8.6 million including $7.1 million for the termination of interest rate agreements and a $1.5 million unrealized loss with respect to interest rate agreements entered into in anticipation of a long-term debt issue that was aborted as a result of the Gulf National award.

  The cash provided from operations for 1995 decreased from $43.3 million to $13.2 million primarily as a result of increased expenses associated with the Gulf National litigation and increases in required working capital and other non-cash balances arising from the additional cemetery operations. As at December 31, 1995, there was a working capital deficiency arising from the $53 million accrual for the cash payments required to be made in 1996 under the Gulf National and Provident settlements. The $50 million payment for the Gulf National settlement was funded in 1996 by borrowings under the Company's credit facilities. Cash provided from operations also reflects Common Shares and debt to be issued under legal settlements which will be reflected as cash applied to operations in 1996.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Outstanding Notes and the net proceeds from the concurrent 1996 Equity Offering generally were used to repay indebtedness outstanding under the Multi-Currency Revolver. The amount by which the aggregate net proceeds exceeded the then outstanding balance on the Multi-Currency Revolver was approximately $83 million, which amount was added to cash and marketable securities of the Company for working capital and other general corporate purposes, including future acquisitions.

  This Exchange Offer is intended to satisfy certain obligations of LGII and Loewen under the Registration Rights Agreement. Neither LGII nor Loewen will receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, LGII will receive Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the respective Outstanding Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of LGII or Loewen.

                          CONSOLIDATED CAPITALIZATION

  The following table sets forth the cash and marketable securities and total capitalization of the Company as at June 30, 1996, adjusted to reflect the exchange of all of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer. Because the Outstanding Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued, whether none, some or all of the Exchange Notes are issued pursuant to the Exchange Offer will not result in any change in the outstanding long-term debt of LGII or Loewen.

                                                        AS AT JUNE 30, 1996
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------  -----------
                                                           (IN THOUSANDS)
Cash and marketable securities........................ $   36,521  $   36,521
                                                       ==========  ==========
Short-term debt, including current portion of long-
 term debt............................................ $   68,041  $   68,041
                                                       ----------  ----------
Long-term debt
  Outstanding Notes...................................    350,000           0
  Exchange Notes......................................          0     350,000
  Senior guaranteed notes, Series A-E.................    246,600     246,600
  New Bank Facility...................................    162,000     162,000
  Canadian Revolver...................................     19,616      19,616
  Term credit facilities..............................    141,672     141,672
  Other long-term debt................................    175,487     175,487
  Less current portion................................    (68,041)    (68,041)
                                                       ----------  ----------
  Total long-term debt................................  1,027,334   1,027,334
Preferred securities of subsidiary (1)................     75,000      75,000
Total shareholders' equity............................  1,025,968   1,025,968
                                                       ----------  ----------
Total capitalization.................................. $2,128,302  $2,128,302
                                                       ==========  ==========

- --------
(1) Reference is made to Note 8 to the 1995 Consolidated Financial Statements for particulars of the preferred securities of subsidiary.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes were sold by the Company on March 20, 1996 to the Initial Purchasers, who then sold the Outstanding Notes to certain institutional investors. In connection with the sale of the Outstanding Notes, LGII and Loewen and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which LGII and Loewen agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Notes for senior subordinated debt securities of LGII with terms substantially identical to the Outstanding Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and penalty interest) within 45 days after the date of original issuance of the Outstanding Notes and (ii) to use their best efforts to cause such registration statement to become effective under the Securities Act within 120 days after such issue date. If applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if certain holders of the Outstanding Notes notify the Company that they are not permitted to participate in, or would not receive freely tradable Exchange Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Notes (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until 180 days after the effective date thereof. The interest rate on the Outstanding Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreements. See "Description of the Exchange Notes--Registration Rights Agreement." Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means the registered holder of Notes or any other person who has obtained a properly completed bond power from a registered holder.

RESALE OF EXCHANGE NOTES

  Based on interpretations by the staff of the Commission set forth in no action letters issued to third-parties, LGII and Loewen believe that, except as described below, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of LGII or Loewen within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from the Company to resell pursuant to an exemption from registration, (a) cannot rely on such interpretations by the staff of the Commission, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and, (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

  This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, LGII will accept for exchange any and all Outstanding Notes properly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. LGII will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Outstanding Notes, such that the Series 1 Outstanding Notes and the Series 1 Exchange Notes will be treated as a single series of senior notes under the Indenture, and the Series 2 Outstanding Notes and the Series 2 Exchange Notes will be treated as a single series of senior notes under the Indenture.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

  As of the date of this Prospectus, $350,000,000 aggregate principal amount of the Outstanding Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

  LGII intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, and the rules and regulations of the Commission thereunder. Outstanding Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement.

  LGII shall be deemed to have accepted for exchange properly tendered Outstanding Notes when, as and if LGII shall have given oral or written notice thereof to the Exchange Agent and complied with the applicable provisions of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from LGII. LGII expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. LGII will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York time on        ,
1996, unless LGII, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Exchange Offer will not in any event
be extended to a date beyond      , 1996.

  In order to extend the Exchange Offer, LGII will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the then Expiration Date.

  LGII reserves the right, in its sole discretion, (i) to delay accepting for exchange any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall have occurred, shall exist or shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Notes. If the Exchange Offer is amended in a manner determined by LGII to constitute a material change, LGII and Loewen will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and LGII will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Series 1 Exchange Notes will bear interest at the rate of 7 1/2% per annum and the Series 2 Exchange Notes will bear interest at the rate of 8 1/4% per annum, payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1996, to holders of record on the immediately preceding April 1 and October 1, respectively. Holders of the Exchange Notes will receive interest on October 15, 1996 from the date of initial issuance of the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the respective Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, LGII will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if LGII determines, in its reasonable discretion, that:

    (a) an action or proceeding that might materially impair the ability of LGII to proceed with the Exchange Offer is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer; or

    (b) a law, statute, rule or regulation that might materially impair the ability of LGII to proceed with the Exchange Offer is proposed, adopted or enacted or an existing law, statute, rule or regulation is interpreted in a manner that might materially impair the ability of LGII to proceed with the Exchange Offer; or

    (c) a governmental approval that LGII deems necessary for the consummation of the Exchange Offer as contemplated hereby has not been obtained.

  LGII expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. LGII will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

  The foregoing conditions are for the sole benefit of LGII and may be asserted by LGII regardless of the circumstances giving rise to any such condition or may be waived by LGII in whole or in part at any time and from time to time in its reasonable judgment. The failure by LGII at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, LGII will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

PROCEDURES FOR TENDERING

  Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York time, on the Expiration Date. In addition, either (i) Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York time, on the Expiration Date.

  The tender by a holder which is not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date will constitute an agreement between such holder and LGII in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO LGII OR LOEWEN. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender, should contact the registered holder promptly and instruct such registered holder of Outstanding Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder of Outstanding Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

  Each holder of Outstanding Notes who wishes to exchange Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in and does not intend to engage in a distribution of the Exchange Notes and (iii) it is not an "affiliate" of LGII or Loewen, within the meaning of Rule 405 under the Securities Act, or, if it is an affiliate of LGII or Loewen, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by LGII, evidence satisfactory to LGII of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by LGII in its sole discretion, which determination will be final and binding. LGII reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes if acceptance would, in the opinion of counsel for LGII, be unlawful. LGII also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. LGII's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as LGII shall determine. Although LGII intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither LGII, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by LGII, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

  Fleet National Bank has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

              By Hand:                     By Registered or Certified Mail or
                                                        Courier:
         Fleet National Bank                       Fleet National Bank
     Corporate Trust Operations                Corporate Trust Operations
    777 Main Street, Lower Level              777 Main Street, Lower Level
     Hartford, Connecticut 06115                        CTMO 0224
       Attn: Patricia Williams                 Hartford, Connecticut 06115
                                                  Attn: Patricia Williams

                                 By Facsimile:
                                (860) 986-7908
                       (For Eligible Institutions Only)

                             Confirm by Telephone:
                                (860) 986-1271

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by LGII. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company.

  LGII has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. LGII, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by LGII and are estimated in the aggregate to be approximately $500,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

  LGII will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. LGII does not currently anticipate that it will register the Outstanding Notes under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange; Possible Adverse Effect on Trading Market for Outstanding Notes."

                                   BUSINESS

OVERVIEW

  The Company operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. The Company also engages in the pre-need selling of funeral, cemetery and cremation merchandise and services. As at July 26, 1996, the Company operated 909 funeral homes throughout North America. This included 796 funeral homes in the United States (including locations in Puerto Rico) and 113 funeral homes in Canada. In addition, as at such date, the Company operated 247 cemeteries in the United States and six cemeteries in Canada. As at the close of business on July 26, 1996, the Company had negotiated agreements for the acquisition of a further 58 funeral homes and 55 cemeteries in the United States and five funeral homes in Canada. See "--Growth Strategy."

  Consideration paid for acquired operations totaled approximately $362 million for the six months ended June 30, 1996, compared to consideration of approximately $178 million for operations acquired during the same period in 1995. Consideration paid for acquired operations totaled approximately $265.6 million in 1994 and $487.9 million in 1995. Despite this growth, the Company has maintained consistent margins, including a gross margin of at least 36%.

  The Company's management structure and remuneration practices are designed to support and encourage entrepreneurial drive and individual responsibility. Each funeral home and cemetery is operated as a distinct profit center, with monthly and annual financial performance monitored by regional and corporate management in accordance with budgeted projections. Local managers are given a high degree of autonomy. The Company believes that its funeral home and cemetery managers, as members of the local community, are best able to judge how to conduct day-to-day operations in a manner consistent with the established character of the particular firm and the needs of the community.

THE FUNERAL SERVICE INDUSTRY

  The funeral service industry has a number of attractive characteristics. Historically, the funeral service industry has had a low business risk compared with most other businesses and has not been significantly affected by economic or market cycles. According to the 1993 Business Failure Record published by The Dun & Bradstreet Corporation, the average business failure rate in the United States in 1993 was 109 per 10,000. The 1993 failure rate of the funeral services and crematoria industry was 24 per 10,000, among the lowest of all industries. Management believes this low failure rate is the result of a number of factors, including customers' tendencies to select a funeral home based on reputation for quality service rather than price and the number of years required to establish a caring reputation in the community.

  In addition, future demographic trends are expected to contribute to the continued stability of the funeral service industry. The U.S. Department of Commerce, Bureau of the Census, projects that, reflecting the well-publicized "graying of America" as the baby boom generation reaches old age, the number of deaths in the United States will grow at approximately 1.0% annually from 1990 through 2010. The following table reflects the actual or estimated number of deaths in the United States and the percentage of the total United States population over 65 and over 75.

                                                               PERCENTAGE OF
                                                             TOTAL POPULATION
                                                    DEATHS   ----------------
                                                  (MILLIONS) OVER 65   OVER 75
                                                  ---------- --------  --------
   1980..........................................    1.99        11.3%     4.4%
   1985..........................................    2.09        11.8      4.8
   1990..........................................    2.15        12.5      5.2
   1995 (est.)...................................    2.21        12.8      5.6
   2000 (est.)...................................    2.36        12.8      6.1
   2010 (est.)...................................    2.60        13.3      6.4

- --------
Source: U.S. Department of Commerce, Bureau of the Census, Current Population
        Reports: Population Estimates and Projections. Series P-25, 1018.

  Finally, the funeral service industry in North America is highly fragmented, consisting primarily of small, stable, family-owned businesses. Management estimates that notwithstanding the increasing trend toward consolidation over the last few years, only approximately 10% of the 23,500 funeral homes and approximately 7% of the 11,000 cemeteries in North America currently are owned and operated by the five largest publicly-traded North American funeral service companies.

GROWTH STRATEGY

  The Company capitalizes on the foregoing industry fundamentals through a growth strategy that emphasizes three principal components: (i) acquiring a significant number of small, family-owned funeral homes and cemeteries; (ii) acquiring "strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions; and (iii) improving the revenue and profitability of newly-acquired and established locations.

  The following table provides historical data on the Company's acquisition program during the years ended December 31, 1995, 1994 and 1993.

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1995   1994   1993
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
Funeral homes acquired....................................    177    110     83
Cemeteries acquired.......................................     64     46     33
Consideration............................................. $487.9 $265.6 $148.0

  From January 1 through July 26, 1996, the Company acquired 96 funeral homes and 74 cemeteries for total consideration of approximately $394 million.

 Family-Owned Businesses

  The first element of the Company's growth strategy is the acquisition of small, family-owned funeral homes and cemeteries. Management believes that the Company has a competitive advantage in this market due to its culture and its well-known and understood reputation for honoring existing owners and staff.

 Strategic Acquisitions

  The second element of the Company's growth strategy is the acquisition of large, multi-location urban properties. The Company entered into commitments for or consummated several "strategic" acquisitions during 1995.

  Osiris

  In March 1995, the Company purchased all of the outstanding shares of Osiris Holding Corporation of Philadelphia, Pennsylvania which operated 22 cemeteries, four funeral home/cemetery combinations and one funeral home, all located in the United States. The Osiris purchase has complemented the Company's existing locations, as the Osiris locations were in markets in which the Company did not have a strong presence. In addition, the Osiris acquisition has provided the Company with an experienced cemetery management team which will benefit the Company's other cemetery operations. The total consideration for the transaction was $103.8 million plus additional consideration of up to approximately $42 million payable to the former shareholders of Osiris if certain performance related criteria are achieved over a period of up to six years from the closing of the acquisition. For financial reporting purposes, such additional consideration, if any, is accrued as a liability once the likely outcome with respect to its payment is determinable beyond a reasonable doubt. The Company has determined that, as at December 31, 1995, the performance-related criteria would likely be met over the term of the agreement and, accordingly, has allocated $35.3 million representing the present value of additional consideration to cemetery property and accrued a corresponding liability of $35.3 million. The full amount of any unpaid contingent consideration will be immediately payable in certain events, including the death, permanent disability, or termination of employment without cause, of either of two former shareholders of Osiris who are now part of the Company's senior management.

  MHI

  In September 1995, the Company acquired MHI Group, Inc., a public company that operated 16 funeral homes and five cemeteries in Florida and Colorado. The total cost of the acquisition was approximately $86 million.

  S.I. Acquisition Associates, L.P.

  In March 1996, the Company acquired from S.I. Acquisition Associates, L.P. certain funeral, cemetery and insurance assets, including 15 funeral homes, two cemeteries and two insurance companies, all located in Louisiana. The total cost to the Company of the acquisition was approximately $145 million.

  Investment in Prime Succession, Inc.

  On August 27, 1996, Loewen and Blackstone Capital Partners II Merchant Banking Fund L.P. ("Blackstone") announced the acquisition by Prime Succession Acquisition Corp. ("PSAC") of the shares of Prime Succession, Inc. ("Prime"), the largest privately-held funeral services company in North America, with 146 funeral homes and 16 cemeteries in 20 states, for approximately $320 million. PSAC was formed by Loewen and Blackstone to acquire Prime. Blackstone contributed approximately $52 million, for which it received a controlling interest in PSAC. Blackstone also controls the Board of Directors of PSAC. Loewen contributed approximately $78 million and received common equity and approximately $62 million of preferred stock with an annual payment-in-kind dividend of 10%.

  Loewen has a call option that can be exercised on the fourth anniversary of the closing date and for two years thereafter, during which Loewen can acquire Blackstone's interest in PSAC. In addition, Blackstone has a put option that can be exercised beginning on the sixth anniversary of the closing date and for two years thereafter, during which Blackstone can require Loewen to acquire its interest in PSAC. The option price, in either case, is based on a formula involving cash flow from operations.

  See Note 7 to the June 1996 Interim Consolidated Financial Statements for additional information regarding PSAC.

 Growth through Integration

  The final element of the Company's growth strategy is its focus on enhancing the revenue and profitability of newly-acquired and established operations. Through the Company's integration process, newly-acquired funeral homes typically show an immediate improvement in gross margin due in part to the significant economies of scale offered by the Company.

  The Company believes that newly-acquired cemeteries will also show an improvement in gross margin over time. Cemetery operations are predominantly sales driven with a steady "at-need" revenue base. Management believes that gross margins will increase as cost efficiencies are achieved and revenue is enhanced through improved sales efforts.

  The Company continues to increase the revenue and profitability of established operations through the introduction of additional merchandising, cost control programs and inflation based pricing. On an ongoing basis, the Company also seeks to improve the market share and earnings of its established operations by helping local managers to market services more effectively and to enhance the reputation of their operations in the community.

FUTURE ACQUISITIONS

  At the close of business on July 26, 1996, the Company had signed agreements, some of which are non-binding, for the acquisition of 63 additional funeral homes and 55 additional cemeteries aggregating approximately $198 million. The Company expects to close most of the Signed Acquisitions by the end of 1996.

  In addition, as at July 26, 1996, the Company was in the process of evaluating or negotiating prospective acquisitions in competition with other potential purchasers. Several of such potential acquisitions, one or more of which may be completed in 1996, would be considered significant based on acquisition price. The Company is not able at this time to determine the number or aggregate purchase price of the prospective acquisitions to which the Company may become committed. The Company does not expect that all such acquisitions will be completed during 1996, if at all.

ACQUISITION FUNDING

  The timing and certainty of completion of Signed Acquisitions and future acquisitions are based on many factors, including the availability of financing. The Company will continue to finance acquisitions with a combination of debt and equity offerings and credit facilities. The Company believes that it will have sufficient funding for all Signed Acquisitions. Funding for future acquisitions will be provided in part by the New Bank Facility and by additional equity and debt offerings and credit facilities. There can be no assurance that funds will be available to complete all future acquisitions. Accordingly, there is no assurance that the Company will complete any specific number or dollar amount of acquisitions in a particular year.

  The Company currently has a policy to include provisions in its acquisition agreements requiring binding arbitration for disputes arising out of such contracts. Under such policy, the arbitration provision may be modified or omitted from an agreement with the consent of the Board of Directors in circumstances that the Board of Directors deems appropriate. There can be no assurance that the arbitration provision will be enforceable by the Company or that the outcome of any arbitration would be more favorable to the Company than the outcome of a court trial on the same facts and claims. Further, acquisition agreements that involve payment of all or part of the purchase price in Common Shares do not include the arbitration provision unless it is modified to provide that such provision may not apply to alleged violations of U.S. federal securities laws.

BUSINESS OPERATIONS

 Funeral Homes

  The Company's funeral homes offer a full range of funeral services, which encompass the collection of remains, registration of death, professional embalming, use of funeral home facilities, sale of caskets and related merchandise, transportation to a place of worship or funeral chapel for a religious service and transportation to a cemetery or crematorium. To provide the public with the opportunity to choose the service that is most appropriate from both an emotional and financial perspective, the Company offers complete funeral services (including caskets and related merchandise) at prices ranging from approximately $750 to $7,500 (and averaging approximately $3,500).

  Cremation rates vary considerably from one region of North America to another. The Company has operations in regions with both high and low cremation rates. As a percentage of total funeral services, cremations in North America have been increasing by approximately 1% annually over the past five years. However, because the number of deaths has been increasing, industry information reflects that the number of caskets sold (typically associated with a traditional funeral service) has remained constant. The Company has proprietary programs to provide a full range of service alternatives to families choosing cremation.

  The services offered by funeral homes can be purchased at the time of death ("at-need") or in advance through a prearranged agreement ("pre-need"). Prearranged funeral services enable the family to select the type of service and merchandise in advance at prices prevailing at the time of selection. The Company believes that families in large urban markets are more aware of and are more willing to purchase funeral products and services in advance. The Company recognizes that the increasing demand for advanced funeral and cemetery planning is a natural extension of the service and care it offers families, and is committed to providing quality advanced funeral and cemetery planning to the communities it serves.

  As the Company has increased its presence in large urban markets, it has significantly expanded its efforts to sell prearranged funeral services in those markets. For example, the Company now has 20 regional marketing centers that focus primarily on advanced funeral planning. In order to protect and enhance its market share in these large urban markets, management believes that the Company will need to continue to implement programs designed to increase pre-need sales.

  Payments made for pre-need contracts are either placed in trust by the Company or are used on behalf of the purchaser of the pre-need contract to pay premiums on life insurance policies under which the Company is designated the beneficiary. At the date of performing a prearranged service, the Company records as funeral revenue the amount originally trusted or the insurance contract amount, together with all related accrued trust earnings and increased insurance benefits.

 Cemeteries

  The Company's cemetery division assists families in making at-need and pre-need arrangements and offers a complete line of cemetery products (including a selection of burial spaces, burial vaults, lawn crypts, memorials, niches and mausoleum crypts), the opening and closing of graves and cremation services. The sale of cemetery pre-need arrangements is a significant component of the cemetery operations. In 1995, 60.9% of cemetery revenue resulted from pre-need sales, compared with 53.1% in 1994. The pre-need sale of interment rights and other related products is recorded as revenue when customer contracts are signed and, concurrently, related costs are recorded and an allowance is established for customer cancellations and refunds based on management's estimates of expected cancellations. Actual cancellation rates in the future may result in a change in the estimate.

 Insurance

  The Company determined in 1995 that it would not, as previously planned, sell a life insurance subsidiary which had been acquired in connection with a larger acquisition in 1994 with the intent that is be sold. The subsidiary was accounted for at cost from the date of acquisition to June 30, 1995. Beginning July 1, 1995, the Company reported the operations of the life insurance subsidiary on a consolidated basis. On March 26, 1996, the Company purchased certain net assets of S.I. Acquisition Associates, L.P., which included two insurance companies.

COMPETITION

  Competition generally arises from two sources in the funeral industry. Local community competition is oriented towards gaining market share. The market share of a single funeral home or cemetery in any community is primarily a function of the name and reputation of that funeral home or cemetery. Market share increases within a community are usually gained over a long period of time due to the high component of goodwill. Modest and tasteful promotional programs can help enhance community profile but typically do not increase market share significantly.

  The Company also faces significant competition in its acquisition program. In the United States funeral service industry acquisition market, the Company's competition includes Service Corporation International and Stewart Enterprises, Inc., both of which are publicly-traded companies with significant United States operations. Various smaller companies provide competition on a regional basis in the United States. The Company also experiences competition on a local level from operators who have focused on acquiring funeral home groupings in concentrated geographic regions of the United States.

REGULATION

  The funeral service industry is regulated primarily on a state and provincial basis with a vast majority of jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. A number of jurisdictions also regulate the sale of pre-need services and the administration of any resulting trust funds or insurance contracts. In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation designed to encourage competition by restricting the common ownership of funeral homes and related operations within a specific geographic region.

  The Company's United States operations must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services.

ENVIRONMENT

  Management believes that the Company's primary environmental risk arises upon the acquisition of a funeral home or cemetery. The Company manages this risk by conducting extensive environmental due diligence of all potential acquisition candidates. Management endeavors to ensure that any environmental issues which occur prior to acquisition of an operation are identified and addressed in advance of acquisition or are covered by an appropriate indemnity by the seller.

  Management does not believe that an environmental problem at any single location will have a material adverse effect on the Company's financial results.

EMPLOYEES

  At June 30, 1996, the Company employed approximately 13,000 people with approximately 400 people employed at the Company's corporate offices. Management believes that its relationship with employees is good. Fewer than 75 of the Company's employees are members of collective bargaining units. All full-time and eligible part-time employees who have been employed by the Company for more than 90 days are entitled to five Common Shares as part of the Company's "Sharing The Vision" program.

                               LEGAL PROCEEDINGS

  Gulf National Settlement. In November 1995, a jury in the Circuit Court of the First Judicial District of Hinds County, Mississippi, awarded Gulf National $100 million in compensatory damages and $400 million in punitive damages in a lawsuit against the Company Defendants in which Gulf National claimed breach of contract and related torts in connection with its allegations that the Company failed to consummate certain business transactions. The Company Defendants appealed the Gulf National award. On January 24, 1996, the Mississippi Supreme Court ruled that in order to stay execution of the Gulf National award pending the appeal thereof, the Company Defendants would be required to post a supersedeas bond with the Circuit Court in an amount equal to 125% of the judgment, or $625 million.

  On February 1, 1996, the Company Defendants and Gulf National executed a settlement agreement pursuant to which, among other things, the parties agreed a full mutual release of all claims against each other, and the Company Defendants agreed to deliver to Gulf National or its designees $50 million in cash, 1.5 million Common Shares and a promissory note in the amount of $80 million payable over 20 years in equal annual installments of $4 million, without interest. In connection with the issuance of the Gulf National Settlement Shares, on February 9, 1996, Loewen, LGII, Gulf National and various individuals and law firms that represented Gulf National (collectively the "Shareholders") entered into an agreement with respect to the Gulf National Settlement Shares (the "Shareholders' Agreement"), pursuant to which, among other things, Loewen agreed to file by September 1, 1996 a registration statement relating to the Gulf National Settlement Shares with the Commission and to have such registration statement declared effective by December 31, 1996. LGII also has agreed to pay to each Shareholder, upon due notice ("Notice") a per share price guarantee amount in certain circumstances. The per share price guarantee amount is equal to the amount, if any, by which $30 exceeds the weighted average trading price of the Common Shares for the five consecutive trading days preceding the date of Notice. LGII may elect to pay the aggregate price guarantee in Common Shares or cash. Notice may be delivered, and LGII is required to pay the price guarantee, only with respect to a 30-day period commencing February 14, 1997 (the "Determination Period"). LGII is relieved of its obligation to make such payment if during the Determination Period the trading price of the Common Shares exceeds $30 for any five consecutive trading days, provided that the registration statement has become effective before the Determination Period or the Shareholders have otherwise had an opportunity to sell their Gulf National Settlement Shares during the Determination Period. The Shareholders have granted to Loewen or its assignee a right of first refusal with respect to the Gulf National Settlement Shares and have agreed, until February 9, 1998, to vote the Gulf National Settlement Shares in accordance with the recommendations of the Board of Directors of Loewen. The right of first refusal does not apply in respect of any offers and sales at prices of $30 or more per Common Share during the Determination Period.

  Provident Settlement. In April 1992, Provident filed a lawsuit against Loewen and LGII in the United States District Court for the Eastern District of Pennsylvania alleging breach of contract and related tort claims arising out of terminated negotiations concerning a possible pre-need funeral insurance marketing arrangement. The complaint requested compensatory damages in excess of $58.8 million and unspecified punitive damages, based on allegations that the loss of the Company's pre-need business had deprived the plaintiffs of aggregate future profits of approximately $58.8 million to $132 million.

  On February 12, 1996, Provident, Loewen and LGII agreed to settle the litigation. On March 19, 1996, the parties entered into a settlement providing for a full mutual release from all claims against each other, and Loewen and LGII delivered one million Common Shares and $3 million in cash to Provident and certain designees. Loewen agreed to file a registration statement relating to the Provident Settlement Shares with the Commission by June 30, 1996. LGII agreed to pay to Provident for each Provident Settlement Share, in cash or Common Shares, at LGII's election, the amount, if any, by which $27 exceeds the weighted average trading price of the Common Shares during the five consecutive trading days ending on the day before the registration statement is declared effective.

  Class Actions. On November 4, 1995, a class action lawsuit claiming violations of Federal securities laws was filed on behalf of a class of purchasers of Company securities against Loewen and five officers (four of whom are directors) in the United States District Court for the Eastern District of Pennsylvania. LGII, LGCLP and the lead underwriters of the MIPS offering (the "Underwriters") were subsequently added as defendants. On November 7, 1995, a class action lawsuit was filed on behalf of a class of purchasers of Common Shares against Loewen and the same individual defendants in the United States District Court for the Southern District of Mississippi alleging Federal securities law violations and related common law claims. On December 1, 1995, a class action lawsuit was filed on behalf of a class of purchasers of the Company's securities against Loewen, LGII, LGCLP and the same individual defendants in the United States District Court for the Eastern District of Pennsylvania.

  Each of the Class Actions alleges that the defendants failed to disclose the Company's anticipated liability in connection with the Gulf National litigation. The Pennsylvania Class Actions also allege failure to disclose the potential liability in connection with the Provident litigation. The Company settled the lawsuits with Gulf National and Provident during the first quarter of 1996.

  In each of the Class Actions, the plaintiffs seek compensatory money damages in an unspecified amount, together with attorneys fees, expert fees and other costs and disbursement. In addition, the Mississippi Class Action seeks unspecified punitive damages. The longest class period specified is from April 16, 1993 to November 1, 1995. Pursuant to a Transfer Order filed April 15, 1996 by the Judicial Panel on Multidistrict Litigation, the Mississippi Class Action was transferred to the Eastern District of Pennsylvania for consolidation of pretrial proceedings with the two Pennsylvania Class Actions. The plaintiffs are expected to file a consolidated amended complaint on or before September 9, 1996. LGII and Loewen expect that the claims in the consolidated complaint will not differ substantially from the claims in each of the Class Actions.

  On June 11, 1996, all claims against the Underwriters were dismissed without prejudice, by agreement of the parties. Prior to the dismissal, the Underwriters had indicated to the Company that they would seek indemnity from the Company for costs incurred. The Company has agreed to pay the Underwriters' costs through the date of dismissal. The Company expects that the Underwriters will seek further indemnity from the Company if any of the claims against the Underwriters are reinstated.

  The Company referred the claims to its insurance carrier under its directors and officers insurance policy. On February 9, 1996, the carrier denied coverage of the claim. The Company believes that such denial was improper. On March 21, 1996, the Company commenced an action in British Columbia Supreme Court seeking a declaration that the policy covers indemnification with respect to the Class Actions. As of the date hereof, the Supreme Court has not ruled on the action. The Company cannot predict at this time the extent to which any settlement or litigation that may result from these claims will ultimately be covered by insurance, if at all.

  The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision has been made in the Company's consolidated financial statements.

  Roe et al., Palladino et al., O'Sullivan and Schneider. In October 1995, Roe and 22 other families filed a lawsuit against LGII and Osiris in Florida Circuit Court in St. Petersburg. In early April 1996, a related lawsuit, Palladino et al., was filed by eight families against LGII and Osiris in Florida Circuit Court in St. Petersburg, and was assigned to the same judge handling the Roe matter. In June 1996, the Roe and Palladino lawsuits were consolidated and amended to include a total of 90 families (the "Consolidated Complaint"), and in July 1996, the Palladino lawsuit was dismissed. The gravamen of the Consolidated Complaint is that, in July 1992, employees of the Royal Palm Cemetery facility who were installing a sprinkler line disturbed the remains of infants in one section of the cemetery. The Consolidated Complaint also names Loewen as a defendant (on an alter ego theory) and includes claims for negligent retention of certain cemetery employees. Each plaintiff identified in the Consolidated Complaint is seeking damages in excess of $15,000, but the Consolidated Complaint alleges aggregate damages in excess of $40 million. In addition, in May 1996, Sean M. O'Sullivan filed a lawsuit against Osiris and LGII and, in July 1996, Karen Schneider filed a lawsuit against Osiris and LGII. The factual allegations underlying the O'Sullivan and Schneider complaints are identical to those alleged in the Consolidated Complaint.

  At the time the remains allegedly were disturbed, the Royal Palm Cemetery was owned by Osiris. Osiris was acquired by the Company in March 1995. The insurance carrier for Osiris has assumed the defense of these claims, subject to a reservation of rights. The policy limit is $11 million. No provision with respect to this lawsuit has been made in the Company's consolidated financial statements.

  Rojas et al. On February 22, 1995, Juan Riveras Rojas, Leyda Rivera Vega, the Conjugal Partnership constituted between them, and Carlos Rivera Bustamente instituted a legal action against Loewen, LGII and a subsidiary in the United States District Court for the District of Puerto Rico. The complaint alleges that the defendants breached a contract and ancillary agreements with the plaintiffs relating to the purchase of funeral homes and cemeteries, and committed related torts. The plaintiffs seek compensatory damages of $12.5 million, and unspecified punitive damages (although the Company is advised by counsel that there is no entitlement to punitive damages under Puerto Rican law). The Company has filed a motion to dismiss the complaint on the grounds of failure to join an indispensable party. In addition, the Company claims it has suffered damages far in excess of the amount claimed by the plaintiffs as a result of breach of contract and related torts on the part of the plaintiffs. A subsidiary of Loewen has filed a complaint seeking damages in excess of $19 million from the plaintiffs in the General Court of Justice of the Commonwealth of Puerto Rico. The Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision has been made in the Company's consolidated financial statements.

  Esner Estate. As described in the Company's previous periodic reports, on February 1, 1995, Stuart B. Esner and Sandra Esner (the "Executors") as co-executors for the Estate of Gerald F. Esner (the "Esner Estate") filed an action in the Court of Common Pleas in Bucks County, Pennsylvania against Osiris and a law firm that previously represented Osiris and its principal shareholders, Gerald F. Esner, Lawrence Miller and William R. Shane. Messrs. Miller and Shane currently are executive officers of Loewen and LGII. The complaint alleged that Osiris breached the terms of a Second Amended and Restated Shareholders' Agreement among Messrs. Esner, Miller and Shane (the "Shareholders' Agreement") by attempting to repurchase shares of Osiris held by the Esner Estate (the "Esner Shares") without complying with the terms of the Shareholders' Agreement, and that the law firm breached its fiduciary duty and committed malpractice in connection with the drafting of the Shareholders' Agreement and its representation of Esner and Osiris. The Executors asked the Court (i) to have the value of Osiris reappraised pursuant to the terms of the Shareholders' Agreement and (ii) to require Osiris to repurchase the Esner Shares pursuant to a new appraisal and the alleged terms of the Shareholders' Agreement or, alternatively, to pay the Esner Estate the fair value of the Esner Shares as determined by the new appraisal.

  On March 17, 1995, LGII purchased all of the issued and outstanding shares of Osiris, including the Esner Shares. In connection with the purchase, LGII entered into an indemnification agreement whereby Messrs. Miller and Shane agreed to indemnify and hold LGII harmless with respect to any claims, liabilities, losses and expenses, including reasonable attorneys' fees, in connection with or arising from the Esner Estate litigation.

  On April 9, 1996, the Executors filed a second complaint, which names Messrs. Miller and Shane and LGII as defendants. The second complaint alleges breach of contract, fraud and related claims against Messrs. Miller and Shane, and that LGII joined in a civil conspiracy by acquiring Osiris. The Executors request compensatory damages of $24.3 million against the various defendants, and seek punitive damages from Messrs. Miller and Shane. The two cases have been consolidated by the Court. LGII has moved for a dismissal of the claims against it for failure to state a claim upon which relief can be granted. That motion has not yet been resolved.

  No provision with respect to these lawsuits has been made in the Company's consolidated financial statements.

  Other. The Company is a party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any of such other proceedings to have, individually or in the aggregate, a material adverse effect on the Company's financial position, results of operations or liquidity.

                         DESCRIPTION OF EXCHANGE NOTES

  The Exchange Notes will be issued in two separate series under an indenture dated as at March 20, 1996 (the "Indenture") between LGII, Loewen, as guarantor of the obligations of LGII under the Indenture, and Fleet National Bank, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture (a copy of which has been filed with the Commission as an exhibit to the Exchange Offer Registration Statement), including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

  The Exchange Notes and the Guarantees, when issued, will be secured senior obligations of LGII and Loewen, respectively, and will rank pari passu in right of payment with all secured senior indebtedness of LGII and Loewen, respectively. The Exchange Notes include a Lien Limitation that limits Liens to certain categories of Liens described in the Indenture. The Collateral for the holders of the Pari Passu Indebtedness includes a pledge for the benefit of such lenders of the shares held by Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest and all of the financial assets of LGII (LGII does not have material assets other than financial assets). In order to satisfy the Lien Limitation, the Lien secured by the Collateral has to be shared equally and ratably with the holders of the Indebtedness evidenced by the Notes. However, the holders of the Exchange Notes will not have an independent right to require the Lien secured by the Collateral to remain in place or to require any other security for the Exchange Notes. As at June 30, 1996, the aggregate amount of Pari Passu Indebtedness, including the Indebtedness evidenced by the Outstanding Notes, was approximately $1.0 billion. The Exchange Notes and Guarantees are effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of LGII's and Loewen's subsidiaries, respectively. As at June 30, 1996, the aggregate amount of Indebtedness of LGII's subsidiaries (excluding intercompany Indebtedness) was approximately $74 million, and the aggregate amount of Indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries (excluding intercompany Indebtedness) was approximately $8 million.

MATURITY, INTEREST AND PRINCIPAL

  The Series 1 Exchange Notes will mature on April 15, 2001, and the Series 2 Exchange Notes will mature on April 15, 2003. Interest on the Series 1 Exchange Notes will accrue at the rate of 7 1/2% per annum, and interest on the Series 2 Exchange Notes will accrue at the rate of 8 1/4% per annum. Interest will be payable semi-annually on each April 15 and October 15, commencing October 15, 1996, to the holders of record of Exchange Notes at the close of business on the April 1 and October 1 immediately preceding such interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Exchange Notes are not entitled to the benefit of any mandatory sinking fund.

REDEMPTION AND OFFER TO PURCHASE

  Optional Redemption. The Series 1 Exchange Notes will not be redeemable prior to maturity. The Series 2 Exchange Notes will be redeemable at the option of LGII, in whole or in part, at any time on or after April 15, 2000, on not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning April 15 of the years indicated below:

                                                                      REDEMPTION
   YEAR                                                                 PRICE
   ----                                                               ----------
   2000..............................................................  104.125%
   2001..............................................................  102.063%
   2002..............................................................  100.000%

  If less than all of the Series 2 Exchange Notes are to be redeemed, the particular Notes or portions thereof to be redeemed shall be selected for redemption either (a) pro rata, by lot or by such other method as the Trustee considers to be fair and appropriate or (b) in such manner as complies with the requirements of the principal national securities exchange, if any, on which the Series 2 Exchange Notes are listed. The amounts to be redeemed shall be equal to $1,000 or any integral multiple thereof.

  Offer to Repurchase in Certain Circumstances. LGII is obligated to make, and the Guarantor will ensure that LGII makes (a) upon the occurrence of a Change of Control, an offer to repurchase all outstanding Exchange Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, and (b) upon the occurrence of certain sales or dispositions of assets (an "Asset Sale"), an offer to repurchase Exchange Notes with a portion of the net cash proceeds thereof, at a purchase price of 100% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a Change of Control or an Asset Sale, there can be no assurance that LGII or the Guarantor will have, or will be able to obtain, sufficient funds to purchase all of the Exchange Notes or to pay the purchase price for all or any portion of Exchange Notes that LGII or the Guarantor might be required to purchase. See "--Certain Covenants; Change of Control" and "--Certain Covenants; Disposition of Proceeds of Asset Sales."

  Compliance with Securities Laws and Regulations. In the event of the redemption of or an offer to repurchase Exchange Notes, LGII and the Guarantor will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder.

CERTAIN COVENANTS

  LGII and the Guarantor will jointly and severally make the following covenants, among others, in the Indenture.

  Limitation on Indebtedness. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (collectively, to "incur") any Indebtedness (including, without limitation, any Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Guarantor and LGII (and any Wholly-Owned Subsidiary with respect to Seller Financing Indebtedness) will be permitted to incur Indebtedness (including, without limitation, Acquired Indebtedness) if at the time of such incurrence, and after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Guarantor is at least equal to 2.25:1.

  Limitation on Restricted Payments. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Guarantor or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Guarantor or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock of the Guarantor (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Guarantor (other than Redeemable Capital Stock) and (y) dividends or other distributions to the extent declared or paid to the Guarantor or any Wholly-Owned Subsidiary of the Guarantor),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Guarantor or any of its Restricted Subsidiaries (other than any such Capital Stock of a Wholly-Owned Subsidiary of the Guarantor),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Indebtedness that is subordinate or junior in right of payment to the Senior Notes or Pari Passu Indebtedness (other than any such subordinated or Pari Passu Indebtedness owned by the Guarantor or a Wholly-Owned Subsidiary of the Guarantor) or

    (d) make any Investment (other than any Permitted Investment) in any person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately prior to and after giving effect to such Restricted Payment, the Guarantor would be able to incur $1.00 of additional Indebtedness pursuant to the covenant described under "-- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of the Guarantor accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter of the Guarantor during which the Issue Date occurs and ending on the last day of the fiscal quarter of the Guarantor immediately preceding the date of such proposed Restricted Payment, which period shall be treated as a single accounting period (or, if such aggregate cumulative Consolidated Net Income of the Guarantor for such period shall be a deficit, minus 100% of such deficit) plus (2) the aggregate net cash proceeds received by the Guarantor or LGII (without duplication) either (x) as capital contributions to the Guarantor or LGII (without duplication) after the Issue Date from any person (other than the Guarantor, LGII or a Restricted Subsidiary of the Guarantor or LGII, as the case may be) or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Guarantor or LGII (without duplication) to any person (other than to the Guarantor, LGII or a Restricted Subsidiary of the Guarantor or LGII, as the case may be) after the Issue Date plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment described in clause (v) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment less, in either case, the cost of the disposition of such Investment plus (4) the sum of $15,000,000. For purposes of the preceding clause (C)(2), the value of the aggregate net proceeds received by the Guarantor or LGII (without duplication) upon the issuance of Capital Stock upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental cash amount received by the Guarantor or LGII (without duplication) upon the conversion or exercise thereof.

  None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph;
(ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Guarantor, LGII or any Restricted Subsidiary of the Guarantor or LGII in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Guarantor or LGII from any person (other than a Related Obligor, as described in the last sentence of this paragraph) or (y) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Guarantor or LGII to any person (other than to a Related Obligor); (iii) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Indebtedness that is subordinate or junior in right of payment to the Senior Notes and the Guarantee by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Guarantor or LGII from any person (other than a Related Obligor) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Guarantor or LGII to any person (other than a Related Obligor); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or
(2) Indebtedness of the Guarantor or LGII issued to any person (other than a Related Obligor), so long as such Indebtedness is Pari Passu Indebtedness or Indebtedness that is subordinate or junior in right of payment to the Senior Notes and the Guarantee in the same manner and at least to the same extent as the Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Pari Passu Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Guarantor or LGII from any person (other than a Related Obligor) or (y) issue and sale of
(1) Capital Stock (other than Redeemable Capital Stock) of the Guarantor or LGII to any person (other than a Related Obligor); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause
(C)(2) of the preceding paragraph; or (2) Indebtedness of the Guarantor or LGII issued to any person (other than a Related Obligor), so long as such Indebtedness is Pari Passu Indebtedness or Indebtedness that is subordinate or junior in right of payment to the Senior Notes and the Guarantee in the same manner and at least to the same extent as the Indebtedness so purchased, exchanged, redeemed, acquired or retired; (v) Investments constituting Restricted Payments made as a result of the receipt of consideration that consists of cash or Cash Equivalents from any Asset Sale made pursuant to and in compliance with the covenant described under "--Disposition of Proceeds of Asset Sales" below; (vi) so long as no Default or Event of Default has occurred and is continuing, repurchases by the Guarantor of Common Stock of the Guarantor from employees of the Guarantor or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not exceeding $10,000,000 in any calendar year; (vii) Investments constituting Restricted Payments that are permitted by subparagraphs (iv) and (v) of the proviso to the section entitled "Limitation on Transactions with Interested Persons;" and (viii) the declaration or the payment of dividends on, or the scheduled purchase or redemption of, the Preferred Securities of a Special Finance Subsidiary or the Series C Preferred Shares of the Guarantor. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, Restricted Payments made under the preceding clauses (v),
(vi) and (vii) shall be included and those under clauses (i), (ii), (iii),
(iv) and (viii) shall not be so included. For purposes of this covenant only, the term "Related Obligor" shall mean the Guarantor, LGII or a Restricted Subsidiary of the Guarantor or LGII.

  Limitation on Liens. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including without limitation LGII) to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom where the aggregate amount of Indebtedness secured by any such Liens, together with the aggregate amount of property subject to any Sale-Leaseback Transactions of the Guarantor and its Restricted Subsidiaries (other than Permitted Sale-Leaseback Transactions), exceeds 10% of the Guarantor's Consolidated Net Worth unless (x) in the case of Liens securing Indebtedness that is subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (y) in all other cases, the Senior Notes are equally and ratably secured except for (a) Liens existing as at the Issue Date; (b) Liens securing the Securities or the outstanding Notes; (c) Liens in favor of the Guarantor, LGII or any Wholly-Owned Subsidiary; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Guarantor or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

  Change of Control. Upon the occurrence of a Change of Control, LGII will be, and the Guarantor will ensure that LGII will be, obligated to make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Senior Notes properly tendered and not withdrawn at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

  If a Change of Control occurs and LGII fails to pay the Purchase Price for all Senior Notes properly tendered and not withdrawn, the Guarantor will be obligated to purchase all such Senior Notes at the Change of Control Purchase Price on the Change of Control Purchase Date.

  In order to effect such Change of Control Offer, LGII or the Guarantor, as the case may be, shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of Senior Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Senior Notes must follow to accept the Change of Control Offer.

  If a Change of Control were to occur, there can be no assurance that LGII or the Guarantor would have sufficient funds to pay the purchase price for all Senior Notes that LGII or the Guarantor might be required to purchase. In the event that LGII or the Guarantor were required to purchase Senior Notes pursuant to a Change of Control Offer, each of LGII and the Guarantor expect that they would need to seek third-party financing to the extent they may not have available funds to meet their purchase obligations. However, there can be no assurance that LGII or the Guarantor would be able to obtain such financing on favorable terms, if at all.

  Neither LGII nor the Guarantor shall be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by LGII and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

  In the event that a Change of Control occurs and LGII or the Guarantor is required to purchase Exchange Notes as described above, LGII and the Guarantor will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder.

  With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and, therefore, it may be unclear whether a Change of Control has occurred and whether the Senior Notes are subject to a Change of Control Offer.

  Disposition of Proceeds of Asset Sales. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) (or First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company or a Subsidiary holding the insurance company assets obtained from S.I. Acquisition Associates, L.P.) to, make any Asset Sale unless (a) the Guarantor or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and
(b) at least 75% of such consideration consists of cash or Cash Equivalents. To the extent the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, the Credit Agreements (as required by the terms thereof) or any other Pari Passu Indebtedness, or are not so applied, the Guarantor or such Restricted Subsidiary, as the case may be, may, within 180 days of such Asset Sale, apply such Net Cash Proceeds to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Guarantor and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, the Credit Agreements nor invested in Replacement Assets within the 180-day period described above constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, the Guarantor shall cause LGII to make an offer to purchase (an "Asset Sale Offer"), from all holders of the Senior Notes, not more than 40 Business Days thereafter, an aggregate principal amount of Senior Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. To the extent that the aggregate principal amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, LGII may use such deficiency for general corporate purposes. If the aggregate principal amount of Senior Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Senior Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  In the event that an Asset Sale occurs and LGII or the Guarantor is required to purchase Exchange Notes as described above, LGII and the Guarantor will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder.

  Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries. The Guarantor (a) will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to issue any Preferred Stock (other than (i) Preferred Stock issued to the Guarantor or a Wholly-Owned Subsidiary of the Guarantor and (ii) Preferred Securities of a Special Finance Subsidiary); and (b) will not permit any person to own any Preferred Stock of any Restricted Subsidiary of the Guarantor (other than (i) Preferred Stock owned by the Guarantor or a Wholly-Owned Subsidiary of the Guarantor and
(ii) Preferred Securities of a Special Finance Subsidiary); provided, however, that this covenant shall not prohibit the issuance and sale of (x) all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary of the Guarantor owned by the Guarantor or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (y) directors' qualifying shares or investments by foreign nationals mandated by applicable law.

  Limitation on Transactions with Interested Persons. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Guarantor or any beneficial owner (determined in accordance with the Indenture) of 5% or more of the Common Stock of the Guarantor at any time outstanding ("Interested Persons"), unless (a) such transaction or series of related transactions are on terms that are no less favorable to the Guarantor or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Guarantor or Interested Persons, (b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $10,000,000, the Guarantor has obtained a written opinion from an Independent Financial Advisor stating that the terms of such transaction or series of transactions are fair to the Guarantor or its Restricted Subsidiary, as the case may be, from a financial point of view and
(c) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $2,500,000, the Guarantor shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions comply with the preceding clause
(a) and, if applicable, certifying that the opinion referred to in the preceding clause (b) has been delivered and that such transaction or series of transactions have been approved by a majority of the Board of Directors of the Guarantor (including a majority of the disinterested directors); provided, however, that this covenant will not restrict the Guarantor from (i) paying dividends in respect of its Capital Stock permitted under the covenant described under "--Limitation on Restricted Payments" above, (ii) paying reasonable and customary fees to directors of the Guarantor or any Restricted Subsidiary who are not employees of the Guarantor or any Restricted Subsidiary, (iii) entering into transactions with its Wholly-Owned Subsidiaries or permitting its Wholly-Owned Subsidiaries from entering into transactions with other Wholly-Owned Subsidiaries of the Guarantor, (iv) making loans or advances to senior officers and directors of the Guarantor or any Restricted Subsidiary not in excess of $6,000,000 in the aggregate at any one time outstanding, (v) guaranteeing loans made to officers and other employees of the Guarantor and its Restricted Subsidiaries in connection with the Guarantor's 1994 Management Equity Investment Plan not in excess of $6,000,000 in the aggregate at any one time outstanding, (vi) making loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries for travel and moving expenses in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries, (vii) making other loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries not in excess of $10,000,000 in the aggregate at any one time outstanding, (viii) making payments to officers or employees of the Guarantor or its Restricted Subsidiaries pursuant to obligations undertaken, at a time when such persons were not officers or employees of the Guarantor or its Restricted Subsidiaries, in connection with arms' length Asset Acquisitions or (ix) declaring or paying dividends on, or purchasing or redeeming, the Preferred Securities of a Special Finance Subsidiary.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Guarantor or any other Restricted Subsidiary of the Guarantor, (c) make loans or advances to, or any Investment in, the Guarantor or any other Restricted Subsidiary of the Guarantor, (d) transfer any of its properties or assets to the Guarantor or any other Restricted Subsidiary of the Guarantor or
(e) guarantee any Indebtedness of the Guarantor or any other Restricted Subsidiary of the Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Guarantor or any Restricted Subsidiary of the Guarantor, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture which could not materially adversely affect the Guarantor's ability to satisfy its obligations under the Indenture and the Senior Notes, (iv) any agreement or other instrument of a person acquired by the Guarantor or any Restricted Subsidiary of the Guarantor (or a Restricted Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, (v) provisions contained in any agreement or instrument relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument and (vi) encumbrances and restrictions under Indebtedness in effect on the Issue Date (including under the Senior Notes) and encumbrances and restrictions in permitted refinancings or replacements thereof which are no less favorable to the holders of the Senior Notes than those contained in the Indebtedness so refinanced or replaced.

  Limitation on Sale-Leaseback Transactions. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including without limitation
LGII) to, enter into any Sale-Leaseback Transaction with respect to any property of the Guarantor or any of its Restricted Subsidiaries where the aggregate amount of property subject to such Sale-Leaseback Transactions, together with the aggregate amount of Liens securing Indebtedness of the Guarantor and its Restricted Subsidiaries (other than Permitted Liens), exceeds 10% of the Guarantor's Consolidated Net Worth. Notwithstanding the foregoing, the Guarantor and its Restricted Subsidiaries may enter into Sale-Leaseback Transactions ("Permitted Sale-Leaseback Transactions") with respect to property acquired or constructed after the Issue Date; provided that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Guarantor or such Restricted Subsidiary, as the case may be, and (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), the Guarantor would be able to incur $1.00 of additional Indebtedness pursuant to the covenant described under "-- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness).

  Limitation on Applicability of Certain Covenants. During any period of time that (i) the ratings assigned to the Notes by each of S&P and Moody's (collectively, the "Rating Agencies") are no less than BBB- and Baa3, respectively (the "Investment Grade Ratings"), and (ii) no Default or Event of Default has occurred and is continuing, the Guarantor and its Restricted Subsidiaries, including without limitation LGII, will not be subject to the covenants entitled "Limitation on Indebtedness," "Limitation on Restricted Payments," "Disposition of Proceeds of Asset Sales," "Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries," "Limitations on Transactions with Interested Persons" and "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" (collectively, the "Suspended Covenants"). If one or both Rating Agencies withdraws its rating or downgrades its Investment Grade Rating, then thereafter the Guarantor and its Restricted Subsidiaries will be subject, on a prospective basis, to the Suspended Covenants (until the Rating Agencies have again assigned Investment Grade Ratings to the Senior Notes) and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the covenant entitled "Limitation on Restricted Payments" as if such covenant had been in effect at all times after the date of the Indenture.

  Reporting Requirements. The Guarantor will file with the Commission, or if not permitted or required to so file will deliver to the Trustee, the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Guarantor has a class of securities registered under the Exchange Act. The Guarantor will be required to file with the Trustee and provide to each Holder within 15 days after it files them with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after the Guarantor would have been required to make such filing) copies of such reports and documents.

  Rule 144A Information Requirement. If at any time the Guarantor is no longer subject to the reporting requirements of the Exchange Act, it will furnish to the Holders or beneficial holders of the Senior Notes and prospective purchasers of the Senior Notes designated by the holders of the Senior Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

MERGER, SALE OF ASSETS, ETC.

  The Guarantor will not, and will not permit LGII to, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Guarantor will not permit any of its Restricted Subsidiaries (including without limitation LGII) to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Guarantor or LGII or the Guarantor and its Restricted Subsidiaries, taken as a whole, or LGII and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation, the Guarantor or LGII or the Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or
(ii) the person formed by such consolidation or into which the Guarantor, LGII or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Guarantor, LGII or such Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province thereof and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Guarantor or LGII, as the case may be, under the Senior Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Guarantor, LGII or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to the covenant described under "--Certain Covenants; Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness); and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth of the Guarantor, LGII or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Guarantor or LGII, as the case may be, immediately before such transaction or series of transactions.

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Guarantor or LGII, as the case may be, shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture; provided, however, that, solely for purposes of computing amounts described in subclause
(C) of the covenant described under "--Certain Covenants; Limitation on Restricted Payments" above, any such successor person shall only be deemed to have succeeded to and be substituted for the Guarantor or LGII, as the case may be, with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Guarantor or LGII in accordance with the foregoing, in which the Guarantor or LGII is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Guarantor or LGII is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor or LGII, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Guarantor or LGII therein.

EVENTS OF DEFAULT

  The following will be "Events of Default" with respect to each series of Exchange Notes:

    (i) default in the payment of the principal of or premium, if any, on any Exchange Note of such series when the same becomes due and payable (upon Stated Maturity, acceleration, required purchase, scheduled principal payment or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Exchange Notes of such series, when the same becomes due and payable, which default continues for a period of 30 days; or

    (iii) failure to perform or observe any other term, covenant or agreement contained in the Exchange Notes of such series or the Indenture or the Guarantee with respect to Exchange Notes of such series (other than a default specified in clause (i) or (ii) above) and such default continues for a period of 30 days after written notice of such default requiring the Guarantor and LGII to remedy the same shall have been given (x) to the Guarantor and LGII by the Trustee or (y) to the Guarantor, LGII and the Trustee by holders of 25% in aggregate principal amount of the Exchange Notes of such series then outstanding; or

    (iv) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) then has outstanding Indebtedness in excess of $20,000,000 (including Senior Notes of another series), individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (v) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $20,000,000, either individually or in the aggregate, shall be entered against the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) or any of their respective properties and shall not be discharged or bonded against or stayed and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

    (vi) either (i) the collateral agent under the Credit Agreements or (ii) any holder of at least $20,000,000 in aggregate principal amount of Indebtedness of the Guarantor or any of its Restricted Subsidiaries (including without limitation LGII) shall commence judicial proceedings to foreclose upon assets of the

  Guarantor or any of its Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $20,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

    (vii) the Guarantee with respect to such series ceases to be in full force and effect or is declared null and void, or the Guarantor denies that it has any further liability under the Guarantee with respect to such series or gives notice to such effect (other than by reason of the termination of the Indenture or the release of the Guarantee with respect to such series in accordance with the Indenture) and such condition shall have continued for a period of 60 days after written notice of such failure (which notice shall specify the Default, demand that it be remedied and state that it is a "Notice of Default") requiring the Guarantor and LGII to remedy the same shall have been given (x) to the Guarantor and LGII by the Trustee or (y) to the Guarantor, LGII and the Trustee by holders of at least 25% in aggregate principal amount of the Senior Notes of any series then outstanding; or

    (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Guarantor or any Significant Subsidiary of the Guarantor (including without limitation LGII) shall have occurred.

  If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing with respect to the Exchange Notes of any series, the Trustee, by notice to the Guarantor and LGII, or the holders of at least 25% in aggregate principal amount of the Exchange Notes of such series then outstanding, by notice to the Trustee, the Guarantor and LGII, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Exchange Notes of such series due and payable immediately, upon which declaration, all amounts payable in respect of the Exchange Notes of such series shall be immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Exchange Notes of such series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Exchange Notes.

  After a declaration of acceleration under the Indenture with respect to the Exchange Notes of any series, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Exchange Notes of such series, by written notice to the Guarantor, LGII and the Trustee, may rescind such declaration if (a) the Guarantor or LGII has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Exchange Notes of such series, (iii) the principal of and premium, if any, on any Exchange Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Exchange Notes of such series, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Exchange Notes of such series which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Exchange Notes of such series that have become due solely by such declaration of acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the Exchange Notes of any series, the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of such series may on behalf of the holders of all the Exchange Notes of such series waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Exchange Note of such series, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Exchange Note of such series outstanding.

  No holder of any of the Exchange Notes of any series has any right to institute any proceeding with respect to the Indenture or the Exchange Notes of such series or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes of such series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Exchange Notes of such series and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Exchange Notes of such series. Such limitations do not apply, however, to a suit instituted by a holder of an Exchange Note of such series for the enforcement of the payment of the principal of, premium, if any, or interest on such Exchange Note on or after the respective due dates expressed in such Exchange Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture with respect to the Exchange Notes of such series.

  If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Exchange Notes notice of the Event of Default within 30 days after obtaining knowledge thereof. Except in the case of an Event of Default in payment of principal of, premium, if any, or interest on any Exchange Notes, the Trustee may withhold the notice to the holders of such Exchange Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Exchange Notes.

  LGII is required to furnish to the Trustee annual and quarterly statements as to the performance by LGII of its obligations under the Indenture and as to any default in such performance. LGII is also required to notify the Trustee within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  Each of the Guarantor and LGII may, at its option and at any time, terminate the obligations of the Guarantor and LGII with respect to the outstanding Exchange Notes of any series ("defeasance"). Such defeasance means that the Guarantor and LGII shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes of such series, except for (i) the rights of holders of outstanding Exchange Notes of such series to receive payment in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due, (ii) LGII's obligations to issue temporary Exchange Notes of such series, register the transfer or exchange of any Exchange Notes of such series, replace mutilated, destroyed, lost or stolen Exchange Notes of such series and maintain an office or agency for payments in respect of the Exchange Notes of such series, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, each of the Guarantor and LGII may, at its option and at any time, elect to terminate the obligations of the Guarantor and LGII with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above (including the covenant described under "--Certain Covenants; Change of Control" above) and any subsequent failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes of such series ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) LGII must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes of such series, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Exchange Notes of such series to maturity (except lost, stolen or destroyed Exchange Notes of such series which have been replaced or paid); (ii) the Guarantor or LGII shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Exchange

Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;
(iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of LGII; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Guarantor or LGII is a party or by which it is bound; (vi) the Guarantor or LGII shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and
(vii) the Guarantor or LGII shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes of any series when (i) either (a) all the Exchange Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes of such series which have been replaced or repaid and Exchange Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by LGII and thereafter repaid to LGII or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Exchange Notes of such series have otherwise become due and payable and the Guarantor or LGII has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Notes of such series to the date of deposit together with irrevocable instructions from the Guarantor or LGII directing the Trustee to apply such funds to the payment thereof at maturity; (ii) the Guarantor and LGII have paid all other sums payable under the Indenture by LGII; (iii) there exists no Default or Event of Default under the Indenture; and (iv) the Guarantor or LGII has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  The Indenture will provide that the Guarantor and LGII, when authorized by a Board Resolution, and the Trustee may amend, waive or supplement the Indenture or the Exchange Notes without notice to or consent of any Holder: (a) to cure any ambiguity, defect or inconsistency; (b) to comply with the provisions described under "Merger, Sale of Assets, Etc." above; (c) to provide for uncertificated Exchange Notes in addition to certificated Exchange Notes;
(d) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or (e) to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. Notwithstanding the foregoing, the Guarantor, the Trustee and LGII may not make any change that adversely affects the rights of any Holder under the Indenture. Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of each series of the then outstanding Exchange Notes, except that, without the consent of each holder of the Exchange Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Exchange Notes whose holders must consent to any amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Notes; (iii) change the currency in which the Notes are payable; (iv) reduce the principal of or change the fixed maturity of any Exchange Notes, or change the date on which any Notes may be subject to repurchase, or reduce the repurchase price therefor; (v) make any Exchange Notes payable in money other than that stated in the Senior Notes; (vi) make any change in provisions of the Indenture protecting the right of each holder of an Exchange Note to receive payment of principal of and interest on such Exchange Note on or after the date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Exchange Notes of such series to waive Defaults or Events of Default;
(vii) subordinate in right of payment, or otherwise subordinate, the Exchange Notes of such series to any other Indebtedness or obligation of the Guarantor or LGII; or (viii) amend, alter, change or modify the obligation of LGII to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer or waive any Default in the performance of any such offers or modify any of the provisions or definitions with respect to any such offers.

REGISTRATION RIGHTS AGREEMENT

  In the event that (i) due to a change in current interpretations by the Commission, LGII determines that consummation of the Exchange Offer as contemplated by the Registration Rights Agreement would violate applicable law or applicable interpretations by the Commission, (ii) the Exchange Offer is not for any other reason consummated within 150 days after the date on which LGII delivered the Outstanding Notes to the Initial Purchasers (the "Closing Date") or (iii) any holder or holders of $5,000,000 aggregate principal amount of Outstanding Notes, within 30 days after consummation of the Exchange Offer, notify LGII that such holders (x) are prohibited by applicable law or Commission policy from participating in the Exchange Offer, (y) may not resell Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holders or (z) are broker-dealers and hold Outstanding Notes acquired directly from LGII or an "affiliate" of LGII or Loewen, within the meaning of Rule 405 under the Securities Act, it is contemplated that the Guarantor and LGII will file a shelf registration statement covering resales (a) by all holders of Outstanding Notes in the event LGII determines that the consummation of the Exchange Offer would violate applicable law or interpretations by the Commission pursuant to the foregoing clause (i) or the Exchange Offer is not consummated within 150 days after the Closing Date pursuant to the foregoing clause (ii), or (b) by the Initial Purchasers after consummation of the Exchange Offer, if the Shelf Registration Statement is required solely pursuant to the foregoing clause (iii), and will use their best efforts to cause the Shelf Registration Statement to become effective and to keep the Shelf Registration Statement effective for 180 days from the effective date thereof. The Guarantor and LGII shall, if they file the Shelf Registration Statement, provide to each holder of Outstanding Notes copies of the prospectus included therein and notify each such holder when the Shelf Registration Statement has become effective. A holder that sells Outstanding Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

  Under the Registration Rights Agreement, the Guarantor and LGII agreed to use their best efforts to: (i) file the Exchange Offer Registration Statement or a Shelf Registration Statement with the Commission within 45 days after the Closing Date, (ii) have such Exchange Offer Registration Statement or Shelf Registration Statement declared effective by the Commission, and (iii) commence the Exchange Offer and issue the Exchange Notes in exchange for all Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause the Shelf Registration Statement to remain effective for 180 days from the effective date thereof. Although the Guarantor and LGII intend to file the Shelf Registration Statement, if required, there can be no assurance that the Shelf Registration Statement will be filed or, if filed, that it will become effective. Each holder of Outstanding Notes, by virtue of being or becoming so, is bound by the provisions of the Registration Rights Agreement that may require the holder to furnish notice or other information to the Guarantor and LGII as a condition to certain obligations of the Guarantor and LGII to file the Shelf Registration Statement by a particular date or to maintain its effectiveness for the prescribed 180-day period.

  If the Guarantor and LGII fail to comply with the above provisions, additional interest ("Penalty Interest") shall be assessed on the Notes as follows:

    (i) (A) if the Exchange Offer Registration Statement or, in the event that due to a change in current interpretations by the Commission the Guarantor and LGII are not permitted to effect the Exchange Offer, the Shelf Registration Statement is not filed within 45 days following the Closing Date or (B) in the event that within 30 days after the consummation of the Exchange Offer (the "prescribed time period"), any holder or holders of $5,000,000 aggregate principal amount of Outstanding Notes shall notify LGII that such holders (x) are prohibited by applicable law or Commission policy from participating in the Exchange Offer, (y) may not resell Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holders or (z) are broker-dealers and hold Outstanding Notes acquired directly from LGII or an "affiliate" of LGII or Loewen, within the meaning of Rule 405 under the Securities Act, if the Shelf Registration Statement is not filed within 45 days after expiration of the prescribed time period, then commencing on the 46th day after either the Closing Date or the expiration of the prescribed time period, as the case may be, Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following the 46th day after either the Closing Date or the expiration of the prescribed time period, as the case may be, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

    (ii) if the Exchange Offer Registration Statement or a Shelf Registration Statement is filed pursuant to clause (i) of the preceding paragraph and is not declared effective within 120 days following either the Closing Date or the expiration of the prescribed time period, as the case may be, then commencing on the 121st day after either the Closing Date or the expiration of the prescribed time period, as the case may be, Penalty Interest shall be accrued on the Outstanding Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following the 121st day after either the Closing Date or the expiration of the prescribed time period, as the case may be, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; and

    (iii) if either (A) the Guarantor and LGII have not exchanged Exchange Notes for all Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective, or (B) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective prior to 180 days from its original effective date, then, subject to certain exceptions, Penalty Interest shall be accrued on the Outstanding Notes over and above the accrued interest at a rate of .50% per annum for the first 60 days immediately following the (x) 31st day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 60-day period;

provided, however, that the Penalty Interest rate on the Outstanding Notes may not exceed 1.5% per annum; and provided further that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Outstanding Notes validly tendered in the Exchange Offer or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to 180 days from its original effective date (in the case of (iii) above), Penalty Interest on the Outstanding Notes as a result of such clause (i), (ii) or
(iii) shall cease to accrue.

  Any amounts of Penalty Interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on the interest payment dates of the Outstanding Notes. The amount of Penalty Interest will be determined by multiplying the applicable Penalty Interest rate by the principal amount of the Outstanding Notes, multiplied by a fraction, the numerator of which is the number of days such Penalty Interest rate was applicable during such period (determined on the basis of a 360-day year composed of twelve 30-day months), and the denominator of which is 360.

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement has been filed with the Commission as an exhibit to the Exchange Offer Registration Statement.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Guarantor or LGII, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Exchange Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CONSENT TO SERVICE AND JURISDICTION

  Each of LGII and Loewen has appointed Thelen, Marrin, Johnson & Bridges, 330 Madison Avenue, New York, New York 10017, Attention: David P. Graybeal, Esq., as its authorized agent upon whom process may be served in any suit, action or proceeding arising out of or based on the Indenture which may be instituted in any federal or state court located in The City of New York, expressly consents to the jurisdiction of any such court in respect of any such suit, action or proceeding, and waives other requirements of or objections to personal jurisdiction with respect thereto.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed or created in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Restricted Subsidiary of any other person.

  "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

  "Asset Acquisition" means (a) an Investment by the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) in any other person pursuant to which such person shall become a Restricted Subsidiary of the Guarantor, or shall be merged with or into the Guarantor or any Restricted Subsidiary of the Guarantor, (b) the acquisition by the Guarantor or any Restricted Subsidiary of the Guarantor of the assets of any person (other than a Restricted Subsidiary of the Guarantor) which constitute all or substantially all of the assets of such person or (c) the acquisition by the Guarantor or any Restricted Subsidiary of the Guarantor of any division or line of business of any person (other than a Restricted Subsidiary of the Guarantor).

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition to any person other than the Guarantor or a Restricted Subsidiary of the Guarantor (including without limitation LGII), in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary of the Guarantor (other than in respect of director's qualifying shares or investments by foreign nationals mandated by applicable law) or of First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company or a Subsidiary holding the insurance company assets acquired from S.I. Acquisition Associates, L.P.; (b) all or substantially all of the properties and assets of any division or line of business of the Guarantor or any Restricted Subsidiary of the Guarantor; or (c) any other properties or assets of the Guarantor or any Restricted Subsidiary of the Guarantor other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, transfer or other disposition of equipment, tools or other assets

(including Capital Stock of any Restricted Subsidiary of the Guarantor) by the Guarantor or any of its Restricted Subsidiaries in one or a series of related transactions in respect of which the Guarantor or such Restricted Subsidiary receives cash or property with an aggregate Fair Market Value of $2,000,000 or less; and (ii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Merger, Sale of Assets, Etc." above.

  "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as at which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as at which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, State of New York or the city in which the Corporate Trust Office is located, are authorized or obligated by law, regulation or executive order to close.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the Untied States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) certificates of deposit with a maturity of 180 days or less of any financial institution that is not organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (v) notes held by the Guarantor or any Restricted Subsidiary (including without limitation LGII) which were obtained by the Guarantor or such Restricted Subsidiary in connection with Asset Sales (x) in the ordinary course of its funeral home, cemetery or cremation businesses or (y) which were required to be made pursuant to applicable federal or state law.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total Voting Stock of the Guarantor or LGII, under circumstances where the Permitted Holders (i) "beneficially own" (as so defined) a lower percentage of the Voting Stock than such other "person" or "group" and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Guarantor or LGII;
(b) the Guarantor or LGII consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another person, or another person consolidates with, or merges with or into, the Guarantor or LGII, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Guarantor or LGII is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Guarantor or LGII is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by the Guarantor or LGII as a Restricted Payment under the Indenture, or a combination thereof, and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Guarantor or LGII (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders or stockholders of the Guarantor or LGII was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (including the failure of such individuals to be elected in a proxy contest involving a solicitation of proxies) to constitute a majority of the Board of Directors of the Guarantor or LGII then in office; or (d) the Guarantor or LGII is liquidated or dissolved or adopts a plan of liquidation other than a liquidation of LGII into the Guarantor.

  "Commission" means the Securities and Exchange Commission, as from time to time constituted.

  "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (A) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense and (d) Consolidated Income Tax Expense less (B) any non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the full fiscal quarter immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such full fiscal quarter being referred to herein as the "Prior Quarter") to the aggregate amount of Consolidated Fixed Charges of such person for the Prior Quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Prior Quarter to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period, and (b) any Material Asset Sales or Material Asset Acquisitions (including, without limitation, any Material Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Material Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Material Asset Sale or Material Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as at the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. For purposes of this calculation, a Material Asset Acquisition is an Asset Acquisition which is deemed by such person to be material for such purposes or which has a purchase price of $30,000,000 or more and a Material Asset Sale is one or more Asset Sales which relate to assets with an aggregate value of more than $30,000,000.

  "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense and (ii) the product of (a) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis and (b) a multiplier, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal; provided, however, that the multiplier in clause (b) shall be one if such dividend or other distribution is fully tax deductible.

  "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) the portion of net income (but not losses) of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (v) gains or losses in respect of any

Asset Sales by such person or one of its Restricted Subsidiaries, (vi) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (vii) in the case of the year ended December 31, 1995, losses in respect of the Gulf National and Provident Litigation Expenses.

  "Consolidated Net Tangible Assets" of the Guarantor as at any date means the total amount of assets of the Guarantor and its Restricted Subsidiaries, less applicable reserves, on a consolidated basis as the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less:
(i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above as reflected on the consolidated balance sheet of the Guarantor and its Restricted Subsidiaries as at the end of the fiscal quarter immediately preceding such date.

  "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Redeemable Capital Stock of such person and its Restricted Subsidiaries, as determined in accordance with GAAP.

  "Credit Agreements" means (i) until repaid with the proceeds of the Proposed Bank Facility, the Multi-Currency Revolver, the Canadian Revolver and the MEIP Facility, and thereafter the Proposed Bank Facility, as discussed under "Description of Certain Indebtedness--Other Indebtedness" and (ii) the Canadian five-year term credit facility described thereunder; in each case as any such instrument may be amended, supplemented or otherwise modified from time to time, and any successor or replacement facility.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Event of Default" has the meaning set forth under "Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any assets, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that, with respect to any transaction which involves an asset or assets in excess of $5,000,000, such determination shall be evidenced by resolutions of the Board of Directors of the Guarantor delivered to the Trustee.

  "Final Maturity Date" means April 15, 2001, with respect to the Series 1 Senior Notes, and April 15, 2003, with respect to the Series 2 Senior Notes.

  "GAAP" means Canadian GAAP consistently applied until such time as the Guarantor or LGII shall prepare their respective books of record in accordance with U.S. GAAP at which time and all times thereafter GAAP shall mean U.S. GAAP consistently applied.

  "Guarantees" means the guarantees of the Notes created pursuant to the Indenture.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Guarantor" shall mean The Loewen Group Inc., and shall include any successor replacing such Guarantor pursuant to the Indenture, and thereafter means such successor.

  "Gulf National and Provident Litigation Expenses" means expenses of up to $200,000,000 recorded by the Guarantor in its consolidated financial statements for the year ended December 31, 1995 in connection with the conduct and settlement of lawsuits brought against the Guarantor by (i) J.J. O'Keefe, Sr., Gulf National Insurance Company and certain affiliates thereof before the courts of the State of Mississippi and (ii) Provident American Corporation and a subsidiary thereof before the United States District Court for the Eastern District of Pennsylvania.

  "Holder" means the person in whose name an Exchange Note is registered on the Registrar's books.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 90 days, but excluding, without limitation, all obligations, contingent or otherwise, of such person in connection with any undrawn letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person, (i) any Preferred Stock of any Restricted Subsidiary of such person valued at the sum of (without duplication) (A) the liquidation preference thereof, (B) any mandatory redemption payment obligations in respect thereof and (C) accrued dividends thereon, and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
(a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of this definition, the term "Indebtedness" shall not include (i) Indebtedness of a Wholly-Owned Subsidiary owed to and held by the Guarantor, LGII or another Wholly-Owned Subsidiary, in each case which is not subordinate in right of payment to any Indebtedness of such Subsidiary, except that (a) any transfer of such Indebtedness by the Guarantor, LGII or a Wholly-Owned Subsidiary (other than to the Guarantor, LGII or to a Wholly-Owned Subsidiary) and (b) the sale, transfer or other disposition by the Guarantor, LGII or any Restricted Subsidiary of the Guarantor or LGII of Capital Stock of a Wholly-Owned Subsidiary which is owed Indebtedness of another Wholly-Owned Subsidiary such that it ceases to be a Wholly-Owned Subsidiary of the Guarantor or LGII shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture; and (ii) Indebtedness of the Guarantor or LGII owed to and held by a Wholly-Owned Subsidiary of the Guarantor or LGII which is unsecured and subordinate in right of payment to the payment and performance of the Guarantor's or LGII's obligations under the Indenture and the Senior Notes except that (a) any transfer of such Indebtedness by a Wholly-Owned Subsidiary of the Guarantor or LGII (other than to another Wholly-Owned Subsidiary of the Guarantor or LGII) and (b) the sale, transfer or other disposition by the Guarantor or LGII or any Restricted Subsidiary of the Guarantor or LGII of Capital Stock of a Wholly-Owned Subsidiary which holds Indebtedness of the Guarantor or LGII such that it ceases to be a Wholly-Owned Subsidiary shall, in each case, be an incurrence of Indebtedness by the Guarantor or LGII, as the case may be, subject to the other provisions of the Indenture.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Guarantor or LGII and (ii) which, in the judgment of the Board of Directors of the Guarantor, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Rate Protection Agreement" means any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to an Interest Rate Protection Agreement.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. "Investments" shall exclude extensions of trade credit by the Guarantor and its Restricted Subsidiaries (including without limitation LGII) in the ordinary course of business in accordance with normal trade practices of the Guarantor or such Restricted Subsidiary, as the case may be.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity Date" means, with respect to any Security, the date on which any principal of such Security becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, purchase or otherwise.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Guarantor or any Restricted Subsidiary of the Guarantor) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Guarantor or any Restricted Subsidiary of the Guarantor, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Guarantor or any Restricted Subsidiary of the Guarantor, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

  "Pari Passu Indebtedness" means Indebtedness of LGII or the Guarantor which ranks pari passu in right of payment with the Notes or the Guarantees, as the case may be.

  "Permitted Holders" mean (i) Raymond Loewen and Anne Loewen, taken together and (ii) in the case of LGII, the Guarantor.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (a) The Notes and Indebtedness of the Guarantor evidenced by the Guarantees;

    (b) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) outstanding on the Issue Date (other than Indebtedness under the Credit Agreements);

    (c) Indebtedness of the Guarantor under the Credit Agreements in an aggregate principal amount at any one time outstanding not to exceed $750,000,000 less the Net Proceeds of any Asset Sale that are applied to repay, and permanently reduce the commitments under, the Credit Agreements (as required by the terms thereof);

    (d) (i) Interest Rate Protection Obligations of the Guarantor covering Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII); (ii) Interest Rate Protection Obligations of any Restricted Subsidiary of the Guarantor covering Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause (i) or (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations relate bears interest at fluctuating interest rates and is otherwise permitted to be incurred under this covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

    (e) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    (g) Indebtedness incurred in respect of performance bonds or letters of credit in lieu thereof provided in the ordinary course of business;

    (h) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) represented by letters of credit for the account of the Guarantor and its Restricted Subsidiaries in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (i) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) in addition to that described in clauses (a) through (h) above, in an aggregate principal amount outstanding at any time not exceeding $5,000,000; and

    (j) (i) Indebtedness of the Guarantor the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) and (ii) Indebtedness of any Restricted Subsidiary of the Guarantor the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each case other than the Indebtedness refinanced, redeemed or retired as described under "Use of Proceeds" herein or incurred under clause (c), (d), (e), (f), (g), (h), or (i) of this covenant; provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such

  Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of the Guarantor as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith, (y) in the case of Indebtedness incurred by the Guarantor pursuant to this clause (j) to refinance Pari Passu Indebtedness, such Indebtedness constitutes Pari Passu Indebtedness.

  "Permitted Investments" means any of the following: (i) Investments in any Wholly-Owned Subsidiary of the Guarantor (including (a) LGII and (b) any person that pursuant to such Investment becomes a Wholly-Owned Subsidiary of the Guarantor) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Guarantor or any Wholly-Owned Subsidiary of the Guarantor at the time such Investment is made; (ii) Investments in Cash Equivalents; (iii) Investments in Currency Agreements on commercially reasonable terms entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of the Guarantor or its Restricted Subsidiaries to hedge against fluctuations in foreign exchange rates; (iv) loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries for travel and moving expenses in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries; (v) other loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries not in excess of $10,000,000 in the aggregate at any one time outstanding; (vi) Investments in evidences of Indebtedness, securities or other property received from another person by the Guarantor or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by the Guarantor or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other person to the Guarantor or any of its Restricted Subsidiaries that were created, in accordance with the terms of the Indenture;
(vii) Investments in Interest Rate Protection Agreements on commercially reasonably terms entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the Guarantor and its Restricted Subsidiaries to hedge against fluctuations in interest rates; (viii) Investments of funds received by the Guarantor or its Restricted Subsidiaries (including without limitation LGII) in the ordinary course of business, which funds are required to be held in trust for the benefit of others by the Guarantor or such Restricted Subsidiary, as the case may be, and which funds do not constitute assets or liabilities of the Guarantor or such Restricted Subsidiary; (ix) the acquisition of insurance company assets from S.I. Acquisition Associates, L.P., and Investments not in excess of $50,000,000 in the aggregate in other Unrestricted Subsidiaries which are engaged in the insurance business; and (x) Investments not in excess of $50,000,000 in persons (other than Wholly-Owned Subsidiaries) engaged in businesses incidental to the funeral home, cemetery and cremation businesses of the Guarantor and its Restricted Subsidiaries.

  "Permitted Liens" means the following types of Liens:

    (a) Liens for taxes, assessments or governmental charges or claims either
  (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Guarantor or any of its Restricted Subsidiaries (including without limitation LGII) shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Guarantor or any of its Restricted Subsidiaries (including without limitation LGII);

    (f) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (g) any Lien existing on any asset of any corporation at the time such corporation becomes a Restricted Subsidiary and not created in contemplation of such event;

    (h) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided, that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion thereof;

    (i) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Guarantor or a Restricted Subsidiary and not created in contemplation of such event;

    (j) any Lien existing on any asset prior to the acquisition thereof by the Guarantor or a Restricted Subsidiary and not created in contemplation of such acquisition; and

    (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

    (l) any extension, renewal or replacement of any Lien permitted by the preceding clauses (g), (h), (i) or (j) hereof in respect of the same property or assets theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (1) such Lien shall attach solely to the same such property or assets and (2) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as at the date of such extension, renewal or refunding.

  "Person" means any individual, corporation, limited liability company partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof.

  "Preferred Securities" means, with respect to a Special Finance Subsidiary, any securities of such Subsidiary treated for accounting purposes as an equity security that has preferential rights to any other security of such person with respect to dividends or redemptions or upon liquidation.

  "Preferred Stock" means, with respect to any person, any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation and any Preferred Securities.

  "Redeemable Capital Stock" means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Note or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity.

  "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

  "Sale-Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

  "S&P" means Standard & Poor's Corporation, and its successors.

  "Seller Financing Indebtedness" means a purchase money Indebtedness issued to the seller of a business or other assets for, and not in excess of, the purchase price thereof.

  "Significant Subsidiary" shall mean a Restricted Subsidiary which is a "Significant Subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act.

  "Special Finance Subsidiary" means a Restricted Subsidiary whose sole assets are debt obligations of LGII or the Guarantor and whose sole liabilities are Preferred Securities the proceeds from the sale of which are or have been advanced to LGII or the Guarantor.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Unrestricted Subsidiary" means (i) First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company or a Subsidiary that has acquired insurance company assets from S.I. Acquisition Associates, L.P. or
(ii) a Subsidiary of the Guarantor declared by the Board of Directors of the Guarantor to be an Unrestricted Subsidiary; provided, that no such Subsidiary shall be declared to be an Unrestricted Subsidiary unless (x) none of its properties or assets were owned by the Guarantor or any of its Subsidiaries prior to the Issue Date, other than any such assets as are transferred to such Unrestricted Subsidiary in accordance with the covenant described under "-- Certain Covenants; Limitation on Restricted Payments" above, (y) its properties and assets, to the extent that they secure Indebtedness, secure only Non-Recourse Indebtedness and (z) it has no Indebtedness other than Non-Recourse Indebtedness. As used above, "Non-Recourse Indebtedness" means Indebtedness as to which (i) neither the Guarantor nor any of its Subsidiaries (other than the relevant Unrestricted Subsidiary or another Unrestricted Subsidiary) (1) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (2) guarantees or is otherwise directly or indirectly liable or (3) constitutes the lender (in each case, other than pursuant to and in compliance with the covenant described under "--Certain Covenants; Limitation on Restricted Payments") and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Guarantor or its Subsidiaries (other than Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

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

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Subsidiary" means (i) any Restricted Subsidiary of the Guarantor of which 100% of the outstanding Capital Stock is owned by the Guarantor or one or more Wholly-Owned Subsidiaries of the Guarantor or by the Guarantor and one or more Wholly-Owned Subsidiaries of the Guarantor, including LGII, or (ii) any Subsidiary, at least 66 2/3% of the outstanding voting securities of which, and all of the outstanding shares entitled to receive dividends or other distributions of which, shall at the time be owned or controlled, directly or indirectly, by the Guarantor or one or more Wholly-Owned Subsidiaries of the Guarantor or by the Guarantor and one or more Wholly-Owned Subsidiaries of the Guarantor, including LGII. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

  On May 31, 1996, LGII entered into a $750 million secured revolving credit facility with a syndicate of banks. The New Bank Facility matures in May 2001. Amounts borrowed under the New Bank Facility accrue interest at certain alternative rates selected by LGII. As at July 26, 1996, the amount outstanding under the New Bank Facility was $237.1 million, and such outstanding amount bore interest at 6.71% per annum.

  Loewen has a Cdn.$50.0 million revolving credit facility that matures in July 1999 (the "Canadian Revolver"), which was amended in July 1996 to modify certain covenants to parallel the New Bank Facility. As at December 31, 1995 and July 26, 1996, Loewen had borrowed Cdn.$43.0 million and Cdn.$38.6 million, respectively, under the Canadian Revolver. A subsidiary of Loewen has a $107.6 million secured term credit facility implemented in connection with the 1994 Management Equity Investment Plan that will terminate in July 2000 (the "MEIP Loan"), which also was amended in July 1996 to modify certain covenants to parallel the New Bank Facility. Loewen has a Cdn.$35.0 million five-year term credit facility with a bank syndicate that will terminate in January 2000 (the "Canadian Term Loan").

  As at July 26, 1996, LGII and Loewen had outstanding an aggregate of $246.6 million of senior notes (the "Senior Guaranteed Notes"). The Senior Guaranteed Notes, which consist of five series issued in 1991, 1993 and 1994, bear interest at rates ranging from 6.49% to 9.93%, and have terms of seven to ten years. Each series of Senior Guaranteed Notes issued by LGII is guaranteed by Loewen, and each series of Senior Guaranteed Notes issued by Loewen is guaranteed by LGII.

  On May 31, 1996, Loewen, LGII and their senior lenders entered into a collateral trust arrangement pursuant to which the senior lenders share the Collateral on a pari passu basis. The Collateral includes a pledge for the benefit of the senior lenders of (i) the shares held by Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest and (ii) all of the financial assets of LGII (LGII does not have material assets other than financial assets), and is held by a trustee for the equal and ratable benefit of the various holders of the Pari Passu Indebtedness, including the lenders under the New Bank Facility, the Canadian Revolver, the MEIP Loan and the Canadian Term Loan, as well as the holders of the Senior Guaranteed Notes and the Notes.

  The New Bank Facility and the credit facilities that comprise the Pari Passu Indebtedness contain various covenants, including covenants restricting payment of dividends on Common and Preferred Shares, limiting redemption or repurchase of shares, limiting disposition of assets, limiting the amount of additional debt, limiting the amount of capital expenditures and requiring the maintenance of specified financial ratios. As at June 30, 1996, Loewen was in compliance with all such covenants that were in effect at that time.

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

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the Commission set forth in no action letters issued to third-parties, LGII and Loewen believe that, except as described below, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of LGII or Loewen within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from LGII to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the Commission, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Notes. Any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. To date, the staff of the Commission has taken the position that a broken-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement. Pursuant to the Registration Rights Agreement, LGII has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. LGII and Loewen have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

  Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to LGII as set forth in "The Exchange Offer-- Procedures for Tendering." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by its of such Exchange Notes.

  Neither LGII nor Loewen will receive any proceeds from the issuance of the Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be "underwriting compensation" under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  LGII has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

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

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is the opinion of Thelen, Marrin, Johnson & Bridges, United States counsel to LGII and Loewen, as to the material United States federal income tax consequences generally applicable to a U.S. Holder (as defined) that exchanges Outstanding Notes for Exchange Notes in the Exchange Offer and that holds the Outstanding Notes, and will hold the Exchange Notes, as capital assets. The opinion also describes the principal United States federal income tax consequences expected to result from the holding of Exchange Notes by certain Non-U.S. Holders (as defined).

  The opinion reflects counsel's interpretation of the provisions of the United States Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury regulations thereunder, judicial authority and administrative rulings and practices now in effect, as applied to the proposed transactions. There can be no assurance that the Internal Revenue Service will not take a different position concerning the consequences of the Exchange Offer or the ownership or disposition of Exchange Notes or that any such position would not be sustained. Thus, future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could produce United States tax consequences different from those expressed in counsel's opinion. The opinion does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of the holder's particular investment circumstances, or to certain types of holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt entities and dealers in securities) and does not discuss any aspect of state, local or foreign tax laws.

  As used in this opinion, the term "U.S. Holder" means a beneficial owner of Notes that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term "Non-U.S. Holder" means a beneficial owner of Notes that, for United States federal income tax purposes, is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

 Exchange Offer

  The exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. Rather, the Exchange Notes received by a holder of the Outstanding Notes will be treated as a continuation of the Outstanding Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer.

 Interest

  Except as provided below in respect of certain Additional Interest (as described below), a holder of a Note will be required to report stated interest on the Note as interest income in accordance with the holder's method of accounting for tax purposes.

  Under the tax rules relating to original issue discount ("OID"), holders of debt instruments issued at a discount that exceeds a nominal amount may be required to recognize taxable interest income prior to the receipt of cash. The Outstanding Notes were issued without taxable OID. The Treasury Regulations relating to OID permit the accrual of OID to be determined, in the case of a debt instrument with alternative payment schedules, based upon the payment schedule most likely to occur, as determined by the issuer of the debt, so long as the timing and amounts of each payment schedule are known as of the issue date. Under certain circumstances, including failure of the Company to register the Exchange Notes on a timely basis pursuant to an effective registration statement, additional interest (the "Additional Interest") accrues on the Outstanding Notes in the manner described in "Description of Exchange Notes--Registration Rights Agreement." The possibility of Additional Interest resulted in an alternative payment schedule. The Company did not treat the possibility of Additional Interest as affecting the computation of OID or the yield to maturity. When holders of Outstanding Notes became entitled to Additional Interest, then, solely for purposes of determining the accrual of OID, the yield to maturity on the Notes was re-determined by treating the Outstanding Notes as reissued on the date that it was determined that such Additional Interest was required to be paid, for an amount equal to their adjusted issue price on such date. The payment of Additional Interest during the period from July 19, 1996 to the effective date of the Registration Statement does not produce taxable OID with respect to the Outstanding Notes. The foregoing positions taken by the Company will be binding on all holders, unless a holder explicitly discloses that its determination of the yield to maturity is different from the Company's determination on a statement attached to the holder's timely filed federal income tax return for the year that includes the acquisition date of the Notes.

 Tax Basis in Outstanding Notes and Exchange Notes

  A holder's tax basis in a Note will be the holder's purchase price for the Note, increased for OID, if any, previously included in income by the holder with respect to the Notes and not yet paid. If a holder of an Outstanding Note exchanges the Outstanding Note for an Exchange Note pursuant to the Exchange Offer, the tax basis of the Exchange Note immediately after such exchange should equal the holder's tax basis in the Outstanding Note immediately prior to the Exchange.

 Disposition of Outstanding Notes or Exchange Notes

  The sale, exchange, redemption or other disposition of a Note will be a taxable event, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), or certain exchanges in which gain or loss is not recognized under the Code. A holder will recognize gain or loss equal to the difference between (i) the amount of cash (plus the fair market value of any property) received upon such sale, exchange, redemption or other taxable disposition of the Outstanding Note or the Exchange Note (except to the extent attributable to accrued interest) and (ii) the holder's adjusted tax basis in such Outstanding Note or Exchange Note. Such gain or loss will be capital gain or loss, and will be long term if the Note has been held for more than one year at the time of the sale or other disposition. The holding period of an Exchange Note will include the holding period of the Outstanding Note surrendered in exchange therefor.

 Purchasers of Notes at Other than Original Issuance Price

  The foregoing does not discuss special rules that may affect the treatment of purchasers that acquire Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount," "bond premium" and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to it of the acquisition, ownership, and disposition of Notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  In the case of a Non-U.S. Holder, such Non-U.S. Holder will not be subject to U.S. federal income tax, including U.S. withholding tax, on interest paid or OID (if any) on the Notes under the "portfolio interest" exception, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not (a) a bank receiving interest or OID pursuant to a loan agreement entered into in the ordinary course of its trade or business or (b) a controlled foreign corporation that is related to the Company through stock ownership, (iii) such interest or OID is not effectively connected with a United States trade or business, and (iv) either (a) the beneficial owner of the Notes certifies to the Company or its agent, under penalties of perjury, that the beneficial owner is a foreign person and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or (b) a securities clearing organization, bank or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes, certifies to the Company or its agency, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i), (ii) or (iv) of the preceding sentence do not exist, then, except as described below for effectively connected income, interest paid and OID, if any, on the Notes would be subject to U.S. withholding tax at a 30% rate (or lower tax treaty rate as evidenced by an IRS Form 1001 (Ownership Exemption or Reduced Rate Certificate)). If the income on the Notes is effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States, then, absent tax treaty protection, the Non-U.S. Holder will be subject to U.S. federal income tax on such income in essentially the same manner as a United States person and, in the case of a foreign corporation, may also be subject to the U.S. branch profits tax.

  On April 15, 1996, the Internal Revenue Service issued proposed Treasury regulations setting forth revised procedures for claiming the benefit of the portfolio interest exemption and treaty withholding rate reductions. If these rules, which are proposed to take effect in 1998, are adopted in their current form, non-U.S. holders of the Notes could continue to claim the benefit of the portfolio debt exemption by filing a Form W-8 with the issuer. Form W-8 would also be used to claim the benefit of applicable tax treaty provisions. In addition, the existing procedures under which financial institutions are permitted to provide certifications of foreign status on behalf of their non-U.S. customers would be continued and expanded.

BACKUP WITHHOLDING

  Unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct, under the federal income tax backup withholding rules, 31% of (i) the interest paid on the Notes, and (ii) proceeds of sale of the Notes, must be withheld and remitted to the United States Treasury. However, certain holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual to qualify as an exempt foreign recipient, that holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. A Form W-8 filed to claim the benefit of the portfolio interest exception is generally sufficient to prevent backup withholding in the case of an exempt foreign recipient.

  Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                  CERTAIN CANADIAN FEDERAL TAX CONSIDERATIONS

  The following is the opinion of Russell & DuMoulin, Canadian counsel to LGII and Loewen, as to the material Canadian federal income tax consequences generally applicable to an individual who is resident in the United States and not in Canada who exchanges Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

  This opinion is based upon the current provisions of the Income Tax Act of Canada (the "Tax Act"), the regulations thereunder and on counsel's understanding of the current administrative practices of Revenue Canada Customs, Excise and Taxation. The provisions of the Tax Act are subject to income tax treaties to which Canada is a party, including the Canada-U.S. Income Tax Convention (1980) (the "Tax Treaty"). This discussion is general only and is not a substitute for independent advice from each Note holder's own tax advisor.

  There will be no Canadian income tax consequences to a holder of Outstanding Notes in connection with the exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

  Interest income paid by LGII will not subject holders of Exchange Notes to any Canadian income taxes or withholding taxes. However, any payments made by Loewen to or for the benefit of the holders of Exchange

Notes pursuant to the Guarantees will be subject to Canadian withholding tax to the extent such payments represent payments made as, on account or in lieu of payment of interest. Under the Tax Act and the Tax Treaty, the rate of such Canadian withholding tax would be 15%.

                                 LEGAL MATTERS

  The validity of the Exchange Notes, certain matters of New York law relating to the Guarantees and certain statements as to United States taxation in the Prospectus will be passed upon for LGII and Loewen by Thelen, Marrin, Johnson & Bridges, San Francisco, California. The validity of the Guarantees, certain statements as to Canadian taxation and as to enforceability of certain civil liabilities against the Guarantor in the Prospectus will be passed upon for Loewen by Russell & DuMoulin, Vancouver, Canada.

                                    EXPERTS

  The annual consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in its report thereon, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance on such report given on the authority of KPMG as experts in accounting and auditing.

         ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES AGAINST GUARANTOR

  Loewen is a corporation organized under and governed by the laws of the Province of British Columbia, Canada. Certain of its directors, controlling persons, and officers are residents of Canada, and all or a portion of the assets of such persons and of Loewen are located outside the United States. As a result, it may be difficult or impossible for United States holders of the Notes seeking to enforce the Guarantor's obligations under the Guarantees to effect service within the United States upon Loewen (although it may be possible to effect service upon direct or indirect United States subsidiaries of Loewen) and those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of such persons under the Securities Act or the Exchange Act, to the extent such judgments exceed such person's United States assets. Loewen has been advised by Russell & DuMoulin, its Canadian counsel, that there is doubt as to the enforceability in Canada against any of these persons, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely on the Securities Act or the Exchange Act.

                 FINANCIAL STATEMENTS OF CERTAIN SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
NEWEOL INVESTMENTS LTD. (SEE NOTE 1)
Audited Consolidated Financial Statements
  Report of KPMG, Chartered Accountants...................................  F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995............  F-3
  Consolidated Statements of Operations and Retained Earnings for the
   years ended December 31, 1994 and 1995.................................  F-4
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994 and 1995..........................................................  F-5
  Notes to Consolidated Financial Statements..............................  F-6
Unaudited Interim Consolidated Financial Statements
  Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996
   (Unaudited)............................................................ F-13
  Consolidated Statements of Operations and Retained Earnings (Unaudited)
   for the three months ended June 30, 1995 and 1996, and for the six months ended June 30, 1995 and 1996.................................... F-14
  Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 1995 and 1996........................................... F-15
  Notes to Interim Financial Statements (Unaudited)....................... F-16
LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY
Audited Financial Statements
  Report of Peat Marwick, Chartered Accountants........................... F-17
  Balance Sheets as of December 31, 1994 and 1995......................... F-18
  Statements of Income and Retained Earnings for the eight month period ended December 31, 1994 and the year ended December 31, 1995........... F-19
  Statements of Cash Flows for the eight month period ended December 31,
   1994 and the year ended December 31, 1995.............................. F-20
  Notes to Financial Statements........................................... F-21
Unaudited Interim Financial Statements
  Balance Sheets as of December 31, 1995 and June 30, 1996 (Unaudited).... F-23
  Statements of Income and Retained Earnings (Unaudited) for the three months ended June 30, 1995 and 1996, and for the six months ended June
   30, 1995 and 1996...................................................... F-24
  Statements of Cash Flows (Unaudited) for the six months ended June 30,
   1995 and 1996.......................................................... F-25
  Notes to Interim Financial Statements (Unaudited)....................... F-26

Financial statements of Neweol Investments Ltd. and of Loewen Finance (Wyoming) Limited Liability Company are included in this Prospectus because the outstanding shares of each of such companies constitute a "substantial portion" of the Collateral for the Notes within the meaning of Rule 3-10 of Regulation S-X.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholder
Neweol Investments Ltd.

  We have audited the consolidated balance sheets of Neweol Investments Ltd., as defined in Note 1 to the financial statements, as at December 31, 1995 and 1994 and the consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended, in accordance with generally accepted accounting principles in the United States. As required by the Company Act of British Columbia, we report that, in our opinion, these principles have been applied on a consistent basis.

/s/ KPMG
Chartered Accountants
Vancouver, Canada
August 15, 1996

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

                          CONSOLIDATED BALANCE SHEETS

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                      DECEMBER 31, DECEMBER 31,
                                                          1995         1994
                                                      ------------ ------------
ASSETS
Current assets
  Cash and term deposits.............................   $     81     $     58
  Receivables from affiliates........................        --           117
  Notes receivable from affiliates...................     24,831        7,595
                                                        --------     --------
                                                          24,912        7,770
Investment...........................................     35,717       26,250
Investments in affiliates............................      6,367        9,464
Notes receivable from affiliates.....................    405,650      220,155
Other assets.........................................        291           94
                                                        --------     --------
                                                        $472,937     $263,733
                                                        ========     ========
LIABILITIES AND SHAREHOLDER EQUITY
Current liabilities
  Accounts payable and accrued liabilities...........   $  5,402     $  1,239
  Notes payable to affiliate.........................      4,275          --
                                                        --------     --------
                                                           9,677        1,239
Due to parent company................................    168,982      157,575
Minority interest....................................      8,508        4,250
Redeemable preferred shares
  $1 Canadian par value, 500,000,000 shares
   authorized,
   77,200,000 shares issued and outstanding (1994--
   nil)..............................................     56,598          --
Shareholder equity
  Capital stock, no par value, 1,000,000 shares
   authorized,
   80,401 shares issued and outstanding (1994--301)..    214,539       88,177
  Retained earnings..................................     10,415        6,484
  Foreign exchange adjustment........................      4,218        6,008
                                                        --------     --------
                                                         229,172      100,669
                                                        --------     --------
                                                        $472,937     $263,733
                                                        ========     ========

          See accompanying notes to consolidated financial statements.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                           1995        1994
                                                       ------------ -----------
Revenue from affiliate
  Interest income..................................... $     33,129 $     7,599
  Other revenue.......................................        1,201         471
                                                       ------------ -----------
                                                             34,330       8,070
Expenses
  General and administrative..........................          739         218
                                                       ------------ -----------
Earnings from operations..............................       33,591       7,852
Equity in losses and earnings of investees............       19,444         --
Minority interest.....................................          564         130
                                                       ------------ -----------
Earnings before income taxes..........................       13,583       7,722
Current income tax expense............................        5,377       1,238
                                                       ------------ -----------
Net earnings.......................................... $      8,206 $     6,484
Dividends on redeemable preferred shares..............        4,275         --
                                                       ------------ -----------
Net earnings available to Common shareholder..........        3,931       6,484
Retained earnings, beginning of year..................        6,484         --
                                                       ------------ -----------
Retained earnings, end of year........................ $     10,415 $     6,484
                                                       ============ ===========



          See accompanying notes to consolidated financial statements.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1995         1994
                                                     -----------  -----------
CASH PROVIDED BY (APPLIED TO)
Operations
  Net earnings...................................... $     8,206  $     6,484
  Items not affecting cash
    Minority interest...............................         564          130
    Equity in losses and earnings of investees......      19,444          --
  Net changes in other non-cash balances............       7,779        5,159
                                                     -----------  -----------
                                                          35,993       11,773
                                                     -----------  -----------
Investments
  Loans to affiliate................................    (216,886)    (213,595)
Financing
  Advances from Parent company......................     180,916      201,880
                                                     -----------  -----------
Increase in cash and cash equivalents during the
 year...............................................          23           58
Cash and cash equivalents, beginning of year........          58          --
                                                     -----------  -----------
Cash and cash equivalents, end of year.............. $        81  $        58
                                                     ===========  ===========



          See accompanying notes to consolidated financial statements.

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE
                                    AMOUNTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Neweol Investments Ltd. ("Neweol") was incorporated on November 6, 1992 under the laws of the Province of British Columbia as a wholly owned subsidiary of The Loewen Group Inc. ("Parent company"). The principal activities of the company, which commenced operations in 1994, are to provide financing to other subsidiaries of the Parent company ("affiliates") and to hold investments in affiliated and non-affiliated companies.

  The consolidated financial statements have been prepared in United States dollars in accordance with accounting principles generally accepted in the United States. The consolidated financial statements require the use of management estimates.

 Basis of consolidation

  The accompanying consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Loewen Group International, Inc. ("LGII") and the Parent company.

  These consolidated financial statements include Neweol's ownership interests in its majority-owned consolidated subsidiaries, Loewen Finance (Wyoming) Limited Liability Company ("LFW"), Loewen Trading Corporation, Eagle Finance Associates Limited, and 1096952 Ontario Limited, and its equity investment in its affiliate LGII (collectively the "Company"). These interests constitute the ongoing operations of Neweol subsequent to a reorganization that occurred on July 19 and August 13, 1996. These consolidated financial statements exclude certain subsidiaries of Neweol which were transferred to an affiliate effective July 19 and August 13, 1996 and accordingly are not intended to be a complete presentation of the historical consolidated financial position, results of operations, and cash flows of Neweol. To the extent that Neweol's interests in those subsidiaries were not transferred as a result of the reorganization, such interests are reflected in the accompanying financial statements.

  All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

  Neweol has no operations independent of those carried on by its subsidiaries. Neweol is dependent on future remittances from its subsidiaries or capital contributions from its Parent company to satisfy its obligations, all of which are to affiliates.

 Investments

  The Company initially records investments acquired from third parties at cost and investments acquired from entities under common control at the transferor's carrying value. The Company follows the equity method of accounting for investments where it has significant influence over the investee. The excess of the Company's carrying value of the investment as reported on the balance sheet and the underlying equity in the net assets of Arbor Memorial Services Inc. ("Arbor") is amortized over the estimated weighted average useful lives of the underlying assets and included in Equity in losses and earnings of investees in the statements of operations and retained earnings and cash flows.

 Accounting for income taxes

  The Company follows the asset and liability method of accounting for income taxes. Deferred income taxes are recognized for the future tax effects of temporary differences between the carrying amounts of assets and

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)
liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Foreign currency

  The assets and liabilities of the Canadian operations have been translated into United States dollars at the rates of exchange as at the balance sheet dates, and revenues and expenses are translated at the average rates of exchange for the periods of operation. Unrealized gains and losses arising from the translation are deferred and are classified as "Foreign exchange adjustment" within shareholder equity.

NOTE 2. NOTES RECEIVABLE FROM AFFILIATE

                                                                1995     1994
                                                              -------- --------
Notes receivable from affiliate comprise the following:
Current
  Revolving credit loans..................................... $ 24,831 $  7,595
                                                              -------- --------
Long-term
  Term loans due in 1999..................................... $206,000 $206,000
  Term loans due in 2000.....................................  199,650      --
  Other......................................................      --    14,155
                                                              -------- --------
                                                              $405,650 $220,155
                                                              ======== ========

  The loans have been advanced to LGII and are unsecured. The revolving credit loans are due on demand. Interest is earned at rates ranging from 9.06% to 10.01% per annum on the term loans and at U.S. prime plus 2% on the revolving credit loans. The total amount available under the revolving credit facility is $30,000,000. The other notes receivable represent receivables from subsidiaries that were transferred during the July 19, 1996 reorganization.

NOTE 3. INVESTMENT

  The Company holds 680,225 Class A voting shares (1994--680,225) of Arbor representing 26.93% (market value $11,220,721) and 2,057,752 Class B non-voting shares (1994--1,563,350) representing 26.63% (market value $33,189,548). This investment has been accounted for by the equity method commencing January 1, 1995, the date the Company determined it had significant influence over Arbor. Arbor's fiscal year end is October 31, 1995. Accordingly the Company records its equity in the earnings of Arbor on a two month lag. The Company's equity in the earnings of Arbor amounted to $1,391,000 in 1995. Arbor is a Canadian funeral services company and at October 31, 1995, Arbor had assets and liabilities of $287,617,000 and $188,837,000 respectively (1994--$239,434,000 and $167,932,000 respectively).

NOTE 4. INVESTMENTS IN AFFILIATES

                                                                    1995   1994
                                                                   ------ ------
Investments in affiliates
  Investment in LGII.............................................. $6,367 $  --
  Other...........................................................    --   9,464
                                                                   ------ ------
                                                                   $6,367 $9,464
                                                                   ====== ======

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

  On July 13, 1995, the Company acquired a 15% interest in LGII from the Parent company. LGII serves as the holding company for the Parent company's United States funeral, cemetery and insurance operations. This investment was recorded at the Parent company's carrying value of approximately $27,202,000. The Company's equity in the loss of LGII amounted to $20,834,850 for the period ended December 31, 1995. At December 31, 1995, LGII had assets and liabilities of approximately $1,960,714,000 and $1,918,264,000 respectively.

  LGII is subject to material legal proceedings and contingencies, as described below:

 Class Action Lawsuits

  On November 4, 1995, a class action lawsuit claiming violations of Federal securities laws was filed on behalf of a class of purchasers of securities against the Parent company and five officers (four of whom are directors) in the United States District Court for the Eastern District of Pennsylvania. LGII, Loewen Group Capital, L.P. ("LGCLP") and the lead underwriters ("Underwriters") of the 1994 offering of Monthly Income Preferred Securities by LGII and LGCLP were subsequently added as defendants. On November 7, 1995, a class action lawsuit was filed on behalf of a class of purchasers of Common Shares against the Parent company and the same individual defendants in the United States District Court for the Southern District of Mississippi alleging Federal securities law violations and related common law claims. On December 1, 1995, a class action lawsuit was filed on behalf of a class of purchasers of the Parent company's and LGCLP's securities against the Parent company, LGII, LGCLP and the same individual defendants in the United States District Court for the Eastern District of Pennsylvania.

  All of the Class Actions (collectively, the "Class Actions") allege that the defendants failed to disclose the anticipated liability in connection with certain litigation with J.J. O'Keefe, Sr., Gulf National Insurance Company and certain affiliates (collectively, "Gulf National"). The Pennsylvania Class Actions allege also failure to disclose the potential liability in connection with certain litigation with Provident American Corporation and a subsidiary (together, "Provident"). The lawsuits with Gulf National and Provident were settled during the first quarter of 1996.

  In each of the Class Actions, the plaintiffs seek compensatory money damages in an unspecified amount, together with attorneys fees, expert fees and other costs and disbursements. In addition, the Mississippi Class Action seeks unspecified punitive damages. The longest class period specified is from April 16, 1993 to November 1, 1995. Pursuant to a Transfer Order filed April 15, 1996 by the Judicial Panel on Multidistrict Litigation, the Mississippi Class Action was transferred to the Eastern District of Pennsylvania for consolidation of pretrial proceedings with the two Pennsylvania Class Actions. The plaintiffs are expected to file a consolidated amended complaint on or before August 26, 1996. LGII expects that the claims in the consolidated complaint will not differ substantially from the claims in each of the Class Actions.

  On June 11, 1996 all claims against the Underwriters were dismissed without prejudice, by agreement of the parties. Prior to the dismissal, the Underwriters had indicated to the Parent company and LGII that they would seek indemnity from the Parent company and LGII for costs incurred. LGII has agreed to pay the Underwriters costs through the date of dismissal. LGII expects that the Underwriters will seek further indemnity if any of the claims against the Underwriters are reinstated.

  The Parent company referred the claims to its insurance carrier under its directors and officers insurance policy. On February 9, 1996 the carrier denied coverage of the claim. The Parent company believes that such denial was improper. On March 21, 1996, the Parent company commenced an action in British Columbia Supreme Court seeking a declaration that the policy covers indemnification with respect to the Class Actions. As at August 2, 1996, the Supreme Court had not ruled on the action.

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

  LGII cannot predict at this time the extent to which any settlement or litigation that may result from these claims will ultimately be covered by insurance, if at all. LGII has determined that it is not possible to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision has been made in LGII's financial statements.

 Roe, et al., Palladino et al., O'Sullivan and Schneider

  In October 1995, Roe and 22 other families filed a lawsuit against LGII and Osiris Holding Corporation in Florida Circuit Court in St. Petersburg. In early April 1996, a related lawsuit, Palladino et al., was filed by eight families against LGII and Osiris in Florida Circuit Court in St. Petersburg, and was assigned to the same judge handling the Roe matter. In June 1996, the Roe and Palladino lawsuits were consolidated and amended to include a total of 90 families (the "Consolidated Complaint") and in July 1996, the Palladino lawsuit was dismissed. The gravamen of the Consolidated Complaint is that in July 1992, employees of the Royal Palm Cemetery facility who were installing a sprinkler line disturbed the remains of infants in one section of the cemetery. The Consolidated complaint also names the Parent company as a defendant (on an alter ego theory) and includes claims for negligent retention of certain cemetery employees. Each plaintiff identified in the Consolidated Complaint is seeking damages in excess of $15,000, but the Consolidated Complaint alleges aggregate damages in excess of $40 million. In addition, in May 1996, Sean M. O'Sullivan filed a lawsuit against Osiris and LGII and in July 1996, Karen Schneider filed a lawsuit against Osiris and LGII. The factual allegations underlying the O'Sullivan and Schneider complaint are identical to those alleged in the Consolidated Complaint.

  At the time the remains allegedly were disturbed, the Royal Palm Cemetery was owned by Osiris. Osiris was acquired by LGII in March 1995. The insurance carrier for Osiris has assumed the defense of these claims, subject to a reservation of rights. The policy limit is $11,000,000. No provision with respect to these lawsuits has been made in LGII's financial statements.

 Rojas et al.

  On February 22, 1995, Juan Rivera Rojas, Leyda Rivera Vega, the Conjugal Partnership constituted between them, and Carlos Rivera Bustamente instituted a legal action against the Parent Company, LGII and a subsidiary in the United States District Court for the District of Puerto Rico. The complaint alleges that the defendants breached a contract and ancillary agreements with the plaintiffs relating to the purchase of funeral homes and cemeteries, and committed related torts. The plaintiffs seek compensatory damages of $12,500,000, and unspecified punitive damages (although LGII is advised by counsel that there is no entitlement to punitive damages under Puerto Rican law). LGII has filed a motion to dismiss the complaint on the grounds of failure to join an indispensable party. In addition, LGII claims it has suffered damages far in excess of the amount claimed by the plaintiffs as a result of breach of contract and related torts on the part of the plaintiffs. A subsidiary of LGII has filed a complaint seeking damages in excess of $19,000,000 from the plaintiffs in the General Court of Justice of the Commonwealth of Puerto Rico. LGII has determined that it is not possible to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision has been made in LGII's financial statements.

 Esner Estate

  On February 1, 1995, Stuart B. Esner and Sandra Esner (the "Executors") as co-executors for the Estate of Gerald F. Esner (the "Esner Estate") filed an action in the Court of Common Pleas in Bucks County, Pennsylvania against Osiris and a law firm that previously represented Osiris and its principal shareholders, Gerald F. Esner, Lawrence Miller and William R. Shane. Messrs. Miller and Shane currently are executive

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)
officers of the Parent Company and LGII. The complaint alleged that Osiris breached the terms of a Second Amended and Restated Shareholders' Agreement among Messrs. Esner, Miller and Shane (the "Shareholders' Agreement") by attempting to repurchase shares of Osiris held by the Esner Estate (the "Esner Shares") without complying with the terms of the Shareholders' Agreement, and that the law firm breached its fiduciary duty and committed malpractice in connection with the drafting of the Shareholders' Agreement and its representation of Esner and Osiris. The Executors asked the Court (i) to have the value of Osiris reappraised pursuant to the terms of the Shareholders' Agreement and (ii) to require Osiris to repurchase the Esner Shares pursuant to a new appraisal and the alleged terms of the Shareholders' Agreement or, alternatively, to pay the Esner Estate the fair value of the Esner Shares as determined by the new appraisal.

  On March 17, 1995, LGII purchased all of the issued and outstanding shares of Osiris, including the Esner Shares. In connection with the purchase, LGII entered into an indemnification agreement whereby Messrs. Miller and Shane agreed to indemnify and hold LGII harmless with respect to any claims, liabilities, losses and expenses, including reasonable attorneys' fees, in connection with or arising from the Esner Estate litigation.

  On April 9, 1996, the Executors filed a second complaint, which names Messrs. Miller and Shane and LGII as defendants. The second complaint alleges breach of contract, fraud and related claims against Messrs. Miller and Shane, and that LGII joined in a civil conspiracy by acquiring Osiris. The Executors request compensatory damages of $24,300,000 against the various defendants, and seek punitive damages from Messrs. Miller and Shane. The two cases have been consolidated by the Court. LGII has moved for a dismissal of the claims against it for failure to state a claim upon which relief can be granted. That motion has not yet been ruled upon. No provision with respect to these lawsuits has been made in LGII's financial statements.

NOTE 5. INCOME TAXES

  All income tax expense in 1995 and 1994 represents income taxes payable outside Canada. Income tax differed from amounts computed by applying Canadian federal and provincial income tax rates of 45.5% on earnings before income taxes as a result of the following:

                                                               1995     1994
                                                              -------  -------
Expected income tax expense.................................. $ 6,180  $ 3,514
Foreign income taxed at lower rates..........................  (9,912)  (2,283)
Equity in undistributed losses and earnings of investees.....   8,847      --
Other........................................................     262        7
                                                              -------  -------
                                                              $ 5,377  $ 1,238
                                                              =======  =======

NOTE 6. NOTES PAYABLE TO AFFILIATES AND DUE TO PARENT COMPANY

  Notes payable to affiliates were issued in settlement of a preferred share dividend and are due on demand. The amount due to the Parent company has no designated repayment terms. The notes payable to affiliates and due to Parent company are denominated in Canadian dollars and are non-interest bearing.

NOTE 7. REDEEMABLE PREFERRED SHARES

  On January 31,1995 the authorized share capital of the Company was increased by creating 500,000,000 non-voting Preferred shares with a par value of Canadian $1.00 each. The holders of the preferred shares receive priority in the payment of non-cumulative dividends, as declared annually by the directors at a rate to be determined by resolution of the directors. Upon liquidation, dissolution or wind-up, the preferred shareholders are entitled to distribution equal to the redemption price before any assets of the Company shall be distributed to

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)
the common shareholders. The preferred shares are redeemable at the Company's option upon 21 days notice and retractable by the holder upon 120 days notice at any time in whole or in part at the redemption price. The redeemable preferred shares were issued upon the cancellation of 20,000 Common shares.

NOTE 8. CAPITAL STOCK

 (a) Issued and outstanding

                                           NUMBER OF SHARES        DOLLARS
                                           -------------------------------------
                                             1995       1994     1995     1994
                                           ----------  ----------------  -------
Common shares
  Balance beginning of year...............        301       1  $ 88,177  $     1
  Issued during the year..................    100,100     300   181,536   88,176
  Repurchased by Company for cancellation
   in exchange for redeemable preferred
   shares.................................    (20,000)    --    (55,174)     --
                                           ----------  ------  --------  -------
                                               80,401     301  $214,539  $88,177
                                           ==========  ======  ========  =======

NOTE 9. RELATED PARTY TRANSACTIONS

  The Company receives administrative support from the Parent company at no charge to the Company. Direct costs of the Company's operations are recorded as expenses.

  LFW is managed by an affiliated entity. General and administrative expenses are primarily a result of amounts paid under this management agreement.

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, receivables from affiliates, revolving loans receivable, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments. Financial instruments with a carrying value different from their fair value include:

                                         DECEMBER 31, 1995   DECEMBER 31, 1994
                                        ------------------- -------------------
                                        CARRYING            CARRYING
                                         AMOUNT  FAIR VALUE  AMOUNT  FAIR VALUE
                                        -------- ---------- -------- ----------
Financial assets:
  Investment in Arbor Memorial Services
   Inc. ............................... $ 35,717  $ 44,410  $ 26,250  $ 26,997
  Notes receivable from affiliate......  405,650   427,186   206,000   198,656
  Not practicable to estimate fair
   value
    Investment in affiliates...........    6,367       --      9,464       --
    Notes receivable from affiliate....      --        --     14,155       --
Financial liabilities:
  Not practicable to estimate fair
   value
    Notes payable to affiliates........    4,275       --        --        --
    Due to Parent company..............  168,982       --    157,575       --
    Redeemable preferred shares........   56,598       --        --        --

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

NOTE 11. NON-CASH TRANSACTIONS

  The Company entered into the following non-cash transactions:

                                                            YEAR ENDED JUNE 30,
                                                            --------------------
                                                               1995      1994
                                                            ---------- ---------
Investment in Arbor shares, funded through a capital
 contribution from the Parent company.....................  $       -- $  23,981
Investment in Arbor shares, funded by an increase in due
 to Parent company........................................       7,338     3,368
Application of notes receivable and other transactions
 reducing the balance due to Parent company...............      23,619       --
Reduction of amount due to Parent company upon issuance of
 100,000 Common shares....................................     154,334       --
Issuance of 77,200,000 Preferred shares and cancellation
 of 20,000 Common shares..................................      55,174       --
Acquisition of 15% of Parent company's interest in LGII's
 Common shares in exchange for issuance of 100 Common
 shares...................................................      27,202       --

  In addition, as a result of the reorganization described in Note 1, the 1994 financial statements reflect capital contributions from the Parent company of $64,196,000, assets of $65,868,000 and a foreign exchange adjustment of $1,672,000.

NOTE 12. SUBSEQUENT EVENTS

  At various dates prior to April 30, 1996, the Company received approximately $147,960,000 of advances from the Parent company and $40,792,000 of capital contributions from the Parent company, which amounts were used primarily to fund additional loans to LGII.

  On May 9, 1996, the Company sold 13% of LFW to the Parent company for the Company's net book value of approximately $78,700,000. The company's percentage ownership in LFW was reduced to 85% as a result. No gain or loss was recorded on the transaction.

  At various dates in 1996, the Company increased its investment in LGII by an aggregate amount of approximately $26,181,000, which amounts were financed through capital contributions from the Parent company. The Company's percentage ownership in LGII remained the same as a result of these transactions.

  On May 31, 1996, the Company issued a guarantee and pledged the shares of its subsidiaries as collateral to secure debt owed by the Parent company and LGII to their senior lenders. As of June 30, 1996, such indebtedness aggregated $919,888,000. In connection with this transaction, the Company's notes receivable from LGII were secured by LGII's financial assets and shares of its subsidiaries and were subordinated to LGII's indebtedness to senior lenders. On August 1, 1996, the Company and LGII amended the notes receivable from LGII, increasing the interest rate on the notes to 11.5% per annum.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

                          CONSOLIDATED BALANCE SHEETS

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                        JUNE 30,   DECEMBER 31,
                                                          1996         1995
                                                       ----------- ------------
                                                       (UNAUDITED)
ASSETS
Current assets
  Cash and term deposits..............................  $     81     $     81
  Accrued interest receivable from affiliate..........    15,351          --
  Notes receivable from affiliate.....................    10,866       24,831
                                                        --------     --------
                                                          26,298       24,912
Investment............................................    36,723       35,717
Investments in affiliate..............................    34,185        6,367
Notes receivable from affiliate.......................   590,040      405,650
Note receivable from Parent company...................    79,031          --
Other assets..........................................       817          291
                                                        --------     --------
                                                        $767,094     $472,937
                                                        ========     ========
LIABILITIES AND SHAREHOLDER EQUITY
Current liabilities
  Accounts payable and accrued liabilities............  $  2,871     $  5,402
  Due to affiliate....................................     1,262          --
  Notes payable to affiliate..........................     4,276        4,275
                                                        --------     --------
                                                           8,409        9,677
Due to Parent company.................................   289,560      168,982
Minority interest.....................................    92,095        8,508
Redeemable preferred shares
  $1 Canadian par value, 500,000,000 shares
   authorized,
   77,200,000 shares issued and outstanding ..........    56,611       56,598
Shareholder equity
  Capital stock, no par value, 1,000,000 shares
   authorized,
   80,401 shares issued and outstanding...............   281,512      214,539
  Retained earnings...................................    34,590       10,415
  Foreign exchange adjustment.........................     4,317        4,218
                                                        --------     --------
                                                         320,419      229,172
                                                        --------     --------
                                                        $767,094     $472,937
                                                        ========     ========


      See accompanying notes to interim consolidated financial statements.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

    CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (UNAUDITED)

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                             THREE MONTHS       SIX MONTHS
                                            ENDED JUNE 30,    ENDED JUNE 30,
                                            ----------------  ----------------
                                             1996     1995     1996     1995
                                            -------  -------  -------  -------
Revenue from affiliate
  Interest income.......................... $14,242  $ 7,179  $25,659  $12,518
  Other revenue............................     556      267    1,033      460
                                            -------  -------  -------  -------
                                             14,798    7,446   26,692   12,978
Expenses
  General and administrative...............     397      194      705      307
                                            -------  -------  -------  -------
Earnings from operations...................  14,401    7,252   25,987   12,671
Equity in earnings of investees............   1,426      392    2,629      694
Minority interest..........................  (1,374)    (122)  (1,580)    (213)
                                            -------  -------  -------  -------
Earnings before income taxes...............  14,453    7,522   27,036   13,152
Current income tax expense.................   1,585    1,161    2,861    2,028
                                            -------  -------  -------  -------
Net earnings............................... $12,868  $ 6,361  $24,175  $11,124
Retained earnings, beginning of period.....  21,722   11,247   10,415    6,484
                                            -------  -------  -------  -------
Retained earnings, end of period........... $34,590  $17,608  $34,590  $17,608
                                            =======  =======  =======  =======


      See accompanying notes to interim consolidated financial statements.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                         --------------------
                                                           1996       1995
                                                         ---------  ---------
CASH PROVIDED BY (APPLIED TO)
Operations
  Net earnings.......................................... $  24,175  $  11,124
  Items not affecting cash
    Minority interest...................................     1,580        213
    Equity in earnings of investees.....................    (2,629)      (694)
    Net changes in other non-cash balances..............     1,549      4,639
                                                         ---------  ---------
                                                            24,675     15,282
                                                         ---------  ---------
Investing
  Loans to affiliate....................................  (185,776)  (196,183)
Financing
  Advances from Parent company..........................   120,309    180,876
  Capital contribution from the Parent company..........    40,792        --
                                                         ---------  ---------
                                                           161,101    180,876
Increase (decrease) in cash and cash equivalents during
 the period.............................................       --         (25)
Cash and cash equivalents, beginning of period..........        81         58
                                                         ---------  ---------
Cash and cash equivalents, end of period................ $      81  $      33
                                                         =========  =========


      See accompanying notes to interim consolidated financial statements.

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE
                                    AMOUNTS

NOTE 1. BASIS OF PRESENTATION

  Neweol Investments Ltd. ("Neweol") was incorporated on November 6, 1992 under the laws of the Province of British Columbia as a wholly owned subsidiary of The Loewen Group Inc. ("Parent company"). The principal activities of the Company, which commenced in 1994, are to provide financing to affiliates and to hold investments in affiliated and non-affiliated companies. The interim consolidated financial statements (unaudited) include the accounts of all subsidiary entities and reflect all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the financial results for the interim periods. The financial statements have been prepared consistent with the accounting policies described in the Company's financial statements as of and for the year ended December 31, 1995, and should be read in conjunction therewith.

  The interim consolidated financial statements (unaudited) have been prepared in United States dollars in accordance with accounting principles generally accepted in the United States.

 Basis of consolidation

  These interim consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Loewen Group International, Inc. ("LGII") and the Parent company. The accompanying interim consolidated financial statements (unaudited) represent Neweol Investment Ltd.'s interests in its majority-owned subsidiaries, Loewen Finance (Wyoming) Limited Liability Company, Loewen Trading Corporation, Eagle Finance Associates Limited, and 1096952 Ontario Limited, and its equity investment in its affiliate LGII, (collectively the "Company"). These interests constitute the ongoing operations of Neweol subsequent to a reorganization that occurred on July 19 and August 13, 1996. These interim consolidated financial statements exclude certain subsidiaries of Neweol which were transferred to an affiliate effective July 19 and August 13, 1996 and accordingly are not intended to be a complete presentation of the historical consolidated financial position, results of operations, and cash flows of Neweol.

  All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

NOTE 2. NON-CASH TRANSACTIONS

  On May 9, 1996, the Company sold 13% of Loewen Finance (Wyoming) Limited Liability Company to the Parent company in exchange for a Note receivable of approximately $107,800,000 Canadian ($78,700,000 US).

  At various dates in 1996, the company increased its investment in LGII by an aggregate amount of approximately $26,181,000 US, which amounts were financed through capital contributions from the Parent company.

NOTE 3. SUBSEQUENT EVENT

  The Company purchased accounts receivable from subsidiaries of LGII for approximately $18,400,000 on August 16, 1996. The purchase was financed by capital contributions from the Parent company.

                        AUDITORS' REPORT TO THE MEMBERS

  We have audited the accompanying balance sheets of Loewen Finance (Wyoming) Limited Liability Company as at December 31, 1995 and 1994 and the related statements of income and retained earnings and cash flows for the year ended December 31, 1995 and for the period April 27, 1994 to December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loewen Finance (Wyoming) Limited Liability Company as at December 31, 1995 and 1994, and the results of its operations and its cash flows for the year and period then ended in conformity with generally accepted accounting principles.

/s/ Peat Marwick
Chartered Accountants
Bridgetown, Barbados
February 9, 1996

               LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

                                 BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                          (EXPRESSED IN U.S. DOLLARS)

                                                         1995         1994
                                                     ------------ ------------
ASSETS
Cash................................................ $        106 $     27,551
Accrued interest and prepaid expenses...............          --        34,019
Due from related companies..........................      331,286      198,113
                                                     ------------ ------------
                                                     $    331,392 $    259,683
Loans receivable from affiliated companies (note
 3).................................................  430,481,000  213,595,000
                                                     ------------ ------------
    Total Assets.................................... $430,812,392  213,854,683
                                                     ============ ============
LIABILITIES AND MEMBERS' EQUITY
Due to affiliated companies......................... $    148,685 $    115,387
Taxes payable (note 6)..............................    5,286,973    1,238,272
                                                     ------------ ------------
    Total liabilities...............................    5,435,658    1,353,659
                                                     ------------ ------------
MEMBERS' EQUITY
Capital (note 4)
100 units authorised, issued and outstanding........          100          100
Additional contributions............................  397,150,000  206,000,000
                                                     ------------ ------------
    Total capital...................................  397,150,100  206,000,100
Retained earnings...................................   28,226,634    6,500,924
                                                     ------------ ------------
    Total members' equity...........................  425,376,734  212,501,024
                                                     ------------ ------------
    Total Liabilities and Members' Equity........... $430,812,392 $213,854,683
                                                     ============ ============






                 See accompanying notes to financial statements

               LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

 YEAR ENDED DECEMBER 31, 1995 AND FOR THE EIGHT MONTH PERIOD ENDED DECEMBER 31,
                                      1994

                          (EXPRESSED IN U.S. DOLLARS)

                                                          1995         1994
                                                       -----------  -----------
Revenue
  Interest on affiliated companies loans receivable... $33,128,490  $ 7,593,970
  Less, foreign withholding tax.......................  (5,040,470)  (1,160,880)
                                                       -----------  -----------
  Interest (net of foreign withholding tax)...........  28,088,020    6,433,090
                                                       -----------  -----------
  Other revenue
    Financial services (note 5).......................     141,940       68,600
    Other services....................................   1,059,506      286,942
                                                       -----------  -----------
                                                         1,201,446      355,542
                                                       -----------  -----------
    Total revenue.....................................  29,289,466    6,788,632
Expenses
  Administrative and general..........................     726,801      210,316
                                                       -----------  -----------
Income before taxation................................  28,562,665    6,578,316
Taxation..............................................     336,031       77,392
                                                       -----------  -----------
Net income for the year/period........................ $28,226,634  $ 6,500,924
Retained earnings, beginning of year/period...........   6,500,924          --
                                                       -----------  -----------
                                                        34,727,558    6,500,924
Dividends paid........................................   6,500,924          --
                                                       -----------  -----------
Retained earnings, end of year/period................. $28,226,634  $ 6,500,924
                                                       ===========  ===========


                 See accompanying notes to financial statements

               LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

                            STATEMENTS OF CASH FLOWS

 YEAR ENDED DECEMBER 31, 1995 AND FOR THE EIGHT MONTH PERIOD ENDED DECEMBER 31,
                                      1994

                          (EXPRESSED IN U.S. DOLLARS)

                                                      1995           1994
                                                  -------------  -------------
Operating Activities
Net income for the year/period..................  $  28,226,634  $   6,500,924
Add (deduct) changes in non-cash working capital
 balances relating to operations:
  Accrued interest and prepaid expenses.........         34,019        (34,019)
  Due from related companies....................       (133,173)      (198,113)
  Due to related companies......................         33,298        115,387
  Taxes payable.................................      4,048,701      1,238,272
                                                  -------------  -------------
    Cash provided by operating activities.......     32,209,479      7,622,451
                                                  -------------  -------------
Investing Activities
Loans receivable from affiliated companies......   (216,886,000)  (213,595,000)
                                                  -------------  -------------
    Cash applied to investing activities........   (216,886,000)  (213,595,000)
                                                  -------------  -------------
Financing Activities
Capital contributions...........................    191,150,000    206,000,100
Dividends paid..................................     (6,500,924)           --
                                                  -------------  -------------
    Cash provided by financing activities.......    184,649,076    206,000,100
                                                  -------------  -------------
(Decrease) increase in cash during the
 year/period....................................        (27,445)        27,551
Cash at beginning of year/period................         27,551            --
                                                  -------------  -------------
Cash at end of year/period......................  $         106  $      27,551
                                                  =============  =============


                See accompanying notes to financial statements.

              LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1995 AND 1994

                          (EXPRESSED IN U.S. DOLLARS)

1. GENERAL

  The company was formed under the Wyoming Limited Liability Company Act on March 30, 1994.

  It was registered in Barbados as an external company under the provisions of the Companies Act and conducts its principal activities as a licensee under the International Business Companies Act. It commenced operations on August 4, 1994, after having obtained its IBC license on April 27, 1994.

  The principal activity of the company is to act as a finance company.

2. SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of accounting

  The company follows accrual basis accounting and in all material respects, financial statements have been prepared in accordance with generally accepted accounting principles in the U.S.A.

 (b) Corporation tax

  The company is subject to taxation in accordance with Section 10 of the Barbados International Business Companies Act, at rates between 2.5% to 1.0 %.

  For U.S. tax purposes the company is viewed as a fiscally transparent entity whereby its income is deemed to be that of its partners.

3. LOANS RECEIVABLE FROM AFFILIATED COMPANIES

  Loans receivable comprise the following:

                                           YEAR OF
                                          SCHEDULED
                                          REPAYMENT     1995          1994
                                          --------- ------------- -------------
   Term loans............................   1999    $ 206,000,000 $ 206,000,000
   Term loans............................   2000      199,650,000           --
                                                    ------------- -------------
                                                      405,650,000   206,000,000
   Revolving credit loans................  Demand      24,831,000     7,595,000
                                                    ------------- -------------
                                                    $ 430,481,000 $ 213,595,000
                                                    ============= =============

  Interest is earned at rates ranging from 9.06% to 10.01% per annum on the term loans (1994--9.83% per annum) and at U.S. prime plus 2% on a quarterly basis on the revolving credit loans (1994--U.S prime plus 2%).

              LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

4. CAPITAL

  The capital of the company is divided into units with no par value. After the initial capital contributions, members may by agreement make further contributions in proportion to the units they hold. Changes in capital were as follows:

                                               1995                1994
                                        ------------------- -------------------
                                        NUMBER   AMOUNTS    NUMBER   AMOUNTS
   UNITS:                               ------ ------------ ------ ------------
   Outstanding, beginning of
    year/period.......................   100   $        100  --    $        --
   Issued during year/period..........   --             --   100            100
                                         ---   ------------  ---   ------------
   Outstanding, end of year/period....   100            100  100            100
                                         ---   ------------  ---   ------------
   Contributions:
   Balance, beginning of year/period..          206,000,000                 --
   Additional during year/period......          191,150,000         206,000,000
                                               ------------        ------------
   Balance, end of year/period........          397,150,000         206,000,000
                                               ------------        ------------
     Total Capital....................         $397,150,100        $206,000,100
                                               ------------        ------------

  The company's units are held by:

                                                                      1995 1994
                                                                      ---- ----
   Neweol Investments Ltd............................................  98   98
   The Loewen Group Inc. ............................................   2    2
                                                                      ---  ---
     Total........................................................... 100  100
                                                                      ===  ===

5. FINANCIAL SERVICES

  This amount represents facility and servicing fees pertaining to the revolving credit loans referred to at Note 3 above.

6. TAXES PAYABLE

  Taxes payable comprise the following:

                                                            1995       1994
                                                         ---------- ----------
   Withholding tax on foreign source interest income.... $5,040,470 $1,160,880
   Corporation tax......................................    246,503     77,392
                                                         ---------- ----------
                                                         $5,286,973 $1,238,272
                                                         ========== ==========

7. COMPARATIVE FIGURES

  Certain of the comparative figures have been reclassified to conform with the presentation adopted in the current year.

               LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

                                 BALANCE SHEETS

                          (EXPRESSED IN U.S. DOLLARS)

                                                        JUNE 30,   DECEMBER 31,
                                                          1996         1995
                                                      ------------ ------------
                                                      (UNAUDITED)
ASSETS
  Cash............................................... $        278 $        106
  Accrued interest receivable from affiliate.........   15,350,780          --
  Due from affiliated companies......................          --       331,286
                                                      ------------ ------------
                                                        15,351,058      331,392
Loans receivable from affiliated companies...........  600,906,060  430,481,000
                                                      ------------ ------------
    Total Assets..................................... $616,257,118 $430,812,392
                                                      ============ ============
LIABILITIES AND MEMBERS' EQUITY
Due to affiliated companies.......................... $    511,375 $    148,685
Taxes payable........................................    2,860,661    5,286,973
                                                      ------------ ------------
    Total liabilities................................    3,372,036    5,435,658
                                                      ------------ ------------
MEMBERS' EQUITY
Capital (note 3)
100 units authorized, issued and outstanding.........          100          100
Additional contributions.............................  589,739,660  397,150,000
                                                      ------------ ------------
    Total capital....................................  589,739,760  397,150,100
Retained earnings ...................................   23,145,322   28,226,634
                                                      ------------ ------------
    Total members' equity............................  612,885,082  425,376,734
                                                      ------------ ------------
    Total Liabilities and Members' Equity............ $616,257,118 $430,812,392
                                                      ============ ============


            See accompanying notes to interim financial statements.

               LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

             STATEMENTS OF INCOME AND RETAINED EARNINGS (UNAUDITED)

                    (EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

                                                         SIX MONTHS ENDED JUNE
                          THREE MONTHS ENDED JUNE 30,             30,
                          ----------------------------  ------------------------
                              1996           1995          1996         1995
                          -------------  -------------  -----------  -----------
Revenue
  Interest on affiliated
   companies loans
   receivable...........    $14,242,173  $   7,178,964  $25,659,285  $12,517,333
  Less, foreign
   withholding tax......     (1,441,203)    (1,087,927)  (2,600,601)  (1,901,082)
                          -------------  -------------  -----------  -----------
  Interest (net of
   foreign withholding
   tax).................     12,800,970      6,091,037   23,058,684   10,616,251
                          -------------  -------------  -----------  -----------
  Other revenue
    Financial services..         27,166          2,076       89,244       31,063
    Other services......        528,944        265,208      943,778      429,409
                          -------------  -------------  -----------  -----------
                                556,110        267,284    1,033,022      460,472
                          -------------  -------------  -----------  -----------
    Total revenue.......     13,357,080      6,358,321   24,091,706   11,076,723
Expenses
  Administrative and
   general..............        386,280        193,398      686,324      303,925
                          -------------  -------------  -----------  -----------
Income before taxation..     12,970,800      6,164,923   23,405,382   10,722,798
Taxation................        144,120         72,529      260,060      126,739
                          -------------  -------------  -----------  -----------
Net income for the
 year/period............    $12,826,680  $   6,092,394  $23,145,322  $10,646,059
Retained earnings,
 beginning of
 year/period............     38,545,276     11,054,589   28,226,634    6,500,924
                          -------------  -------------  -----------  -----------
                             51,371,956     17,146,983   51,371,956   17,146,983
Dividends paid..........     28,226,634      6,500,924   28,226,634    6,500,924
                          -------------  -------------  -----------  -----------
Retained earnings, end
 of year/period.........    $23,145,322  $  10,646,059  $23,145,322  $10,646,059
                          =============  =============  ===========  ===========



            See accompanying notes to interim financial statements.

               LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                          (EXPRESSED IN U.S. DOLLARS)

                                                SIX MONTHS ENDED JUNE 30,
                                               -----------------------------
                                                   1996            1995
                                               -------------   -------------
Operating Activities
Net income for the year/period................ $  23,145,322   $  10,646,059
Add (deduct) changes in non-cash working
 capital balances relating to operations:
  Accrued interest receivable from affiliate
   and prepaid expenses.......................   (15,350,780)         34,019
  Due from affiliated companies...............       331,286          76,917
  Due to affiliated companies.................       362,690         (38,513)
  Taxes payable...............................    (2,426,312)        789,850
                                               -------------   -------------
    Cash provided by operating activities.....     6,062,206      11,508,332
                                               -------------   -------------
Investing Activities
Loans receivable from affiliated companies....  (170,425,060)   (196,183,000)
                                               -------------   -------------
    Cash applied to investing activities......  (170,425,060)   (196,183,000)
                                               -------------   -------------
Financing Activities
Capital contributions.........................   192,589,660     191,150,000
Dividends paid................................   (28,226,634)     (6,500,924)
                                               -------------   -------------
    Cash provided by financing activities.....   164,363,026     184,649,076
                                               -------------   -------------
Increase (decrease) in cash during the
 year/period..................................           172         (25,592)
Cash at beginning of year/period..............           106          27,551
                                               -------------   -------------
Cash at end of year/period.................... $         278   $       1,959
                                               =============   =============


            See accompanying notes to interim financial statements.

              LOEWEN FINANCE (WYOMING) LIMITED LIABILITY COMPANY

               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)

      SIX MONTHS ENDED JUNE 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995

                          (EXPRESSED IN U.S. DOLLARS)

1. BASIS OF PRESENTATION

  The interim financial statements (unaudited) include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial results for the interim periods. The financial statements have been prepared consistent with the accounting policies described in the Company's financial statements as of, and for the year ended December 31, 1995, and should be read in conjunction therewith.

2. LOANS RECEIVABLE FROM AFFILIATED COMPANIES

  During the six months ended June 30, 1996, the Company advanced $184,389,660 to LGII and received repayments on the revolving credit loans of $13,964,600. The new loans were issued at interest rates ranging from 8.35% to 9.08%, and they mature in 2001.

3. CAPITAL

  During the six months ended June 30, 1996, the Company received capital contributions of $192,589,660 (1995--$191,150,000). On May 9, 1996 Neweol
Investments Ltd. sold 13 units of the Company to The Loewen Group Inc.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR A SOLICITATION IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Information by Reference..........................   3
Disclosure Regarding Forward-Looking Statements............................   4
Financial Information......................................................   4
Prospectus Summary.........................................................   5
Risk Factors...............................................................  15
Recent Developments........................................................  17
Use of Proceeds............................................................  20
Consolidated Capitalization................................................  20
The Exchange Offer.........................................................  21
Business...................................................................  28
Legal Proceedings..........................................................  34
Description of Exchange Notes..............................................  37
Description of Certain Other Indebtedness..................................  63
Plan of Distribution.......................................................  64
Certain U.S. Federal Income Tax Considerations.............................  65
Certain Canadian Federal Tax Considerations................................  67
Legal Matters..............................................................  68
Experts....................................................................  68
Enforceability of Certain Civil Liabilities Against Guarantor..............  68
Financial Statements of Certain Subsidiaries............................... F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                       LOEWEN GROUP INTERNATIONAL, INC.

                       $225,000,000 7 1/2% SERIES 1

            SENIOR GUARANTEED NOTES (REGISTERED) DUE 2001 FOR
                        ALL OUTSTANDING 7 1/2% SERIES 1
                       SENIOR GUARANTEED NOTES DUE 2001

                                      AND

                       $125,000,000 8 1/4% SERIES 2

            SENIOR GUARANTEED NOTES (REGISTERED) DUE 2003 FOR
                        ALL OUTSTANDING 8 1/4% SERIES 2
                       SENIOR GUARANTEED NOTES DUE 2003

                                 GUARANTEED BY
                             THE LOEWEN GROUP INC.

                       [LOGO OF THE LOEWEN GROUP INC.]

                                   --------

                                  PROSPECTUS

                                   --------




                   , 1996


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  LGII

  Section 145 of the Delaware General Corporation Law ("Delaware Law") permits, subject to certain conditions, a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, employee or agent in connection with threatened, pending or completed actions, suits and proceedings (other than actions by or in the right of the corporation ) in or to which any of such persons is a party or is threatened to be made a party.

  Section 5.01 of the By-laws of LGII provides that LGII may indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware Law, including the advancement of funds, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of LGII and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  The Board of Directors of LGII has determined that the expenses of the officers named in the Shareholder Suits incurred in defending the Shareholder Suits should be paid by LGII from time to time in advance of the final disposition of such proceedings, subject to each such individual entering into an undertaking to repay all amounts paid by LGII if it is ultimately determined that such individual is not entitled to be indemnified by LGII under the Delaware General Corporation Law.

  LOEWEN

  Section 152 of the Company Act of British Columbia provides in part that:

  A company may, with the approval of the court, indemnify a director or former director of the company or a director or former director of a corporation of which it is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director, including an action brought by the company or corporation, if

  (a) he acted honestly and in good faith with a view to the best interests of the corporation of which his is or was a director; and

  (b) in the case of a criminal or administrative action or proceeding, he had reasonable grounds for believing that his conduct was lawful.

  Part 19 of Loewen's Articles provides that Loewen shall indemnify its directors generally in accordance with the provisions of Section 152 and that Loewen shall indemnify its Secretary and any Assistant Secretary against all costs, charges and expenses incurred that have arisen as a result of serving Loewen in such capacity. The Articles further provide that Loewen may indemnify any of its officers, employees or agents against all costs, charges and expenses incurred as a result of acting as an officer, employee and agent of Loewen.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

    Exhibit
    Number     Description
    -------    -----------
    4      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY-HOLDERS, INCLUDING
           INDENTURES

    4.1 Indenture, dated as of March 20, 1996, by and between LGII, Loewen, as guarantor of the obligations of LGII under the Indenture, and Fleet National Bank of Connecticut, as Trustee, with respect to Senior Guaranteed Notes of LGII (1)

    4.2 Purchase Agreement, dated as of March 13, 1996, by and between LGII, Loewen and the Initial Purchasers*

    4.3 Receipt Agreement, dated as of January 3, 1996, for the Cumulative Redeemable Convertible First Preferred Shares Series C of Loewen (1)

    4.4 Shareholder Protection Rights Plan, dated as of April 20, 1990, as amended on May 24, 1990 and April 7, 1994 and reconfirmed on May 17, 1995 (2)

    4.5 Amended and Restated Multicurrency Credit Agreement, dated as of May 11, 1995, by and between LGII, as borrower, Loewen, as guarantor, the banks named therein as lenders and The First National Bank of Chicago, as agent for the banks named therein as lenders (3)

    4.6 Multicurrency Credit Agreement, dated as of May 11, 1995, by and between LGII, as borrower, Loewen, as guarantor, the banks named therein as lenders and The First National Bank of Chicago, as agent for the banks named therein as lenders
               (3)

    4.7 Zero Coupon Loan Agreement, dated as of November 1, 1994, by and between WLSP Investment Partners I, Neweol Finance B.V., Electrolux Holdings B.V., Man Producten Rotterdam B.V., Adinvest A.G., and Wachovia Bank of Georgia, N.A. (2)

    4.8        MIPS Guarantee Agreement, dated August 15, 1994 (4)

    4.9 Indenture, dated as of August 15, 1994, by and between LGII, as issuer, Loewen, as guarantor, and State Street Bank and Trust Company, as trustee with respect to 9.45% Junior Subordinated Debentures, Series A, due 2024, issued by LGII and guaranteed by Loewen (4)

    4.10 Exchange Acknowledgment by Loewen, with respect to the 1994 Exchangeable Floating Rate Debentures due July 15, 2001 issued by LGII, dated June 15, 1994 (2)

    4.11 1994 MEIP Credit Agreement, dated as of June 14, 1994, by and between Loewen Management Investment Corporation, in its capacity as agent for LGII ("LMIC"), Loewen and the banks listed therein (the "MEIP Banks") and Wachovia Bank of Georgia, N.A., as agent for the MEIP Banks ("MEIP Agent")
               (2)

    4.12 Guaranty dated as of June 14, 1994 by Loewen in favor of the MEIP Agent for the ratable benefit of the MEIP Banks (2)

    4.13 Guaranty dated as of June 14, 1994 by LGII in favor of the MEIP Agent for the ratable benefit of the MEIP Banks (2)

    4.14 Security Agreement, dated as of June 14, 1994, by and between LMIC and the MEIP Agent (2)

    4.15 Note Agreement, dated for reference September 1, 1993, by and between Loewen and LGII re 9.62% Senior Guaranteed Notes, Series D, due September 11, 2003, issued by Loewen ("Series D Notes"), as amended on June 10, 1994 (2)

    Exhibit
    Number     Description
    -------    -----------

    4.16 Note Agreement by LGII and Loewen re 6.49% Senior Guaranteed Notes, Series E, due February 25, 2004, issued by LGII ("Series E Notes"), dated for reference February 1, 1994 (2)

    4.17 Guaranty Agreement by Loewen re Series E Notes, dated for reference February 1, 1994 (2)

    4.18 Guaranty Agreement by LGII re Series D Notes, dated for reference April 1, 1993 (2)

    4.19 Note Agreement by Loewen and LGII re 9.70% Senior Guaranteed Notes, Series A, due November 1, 1998, issued by LGII ("Series A Notes"), 9.93% Senior Guaranteed Notes, Series B, due November 1, 2001, issued by LGII ("Series B Notes"), and 9.70% Senior Guaranteed Notes, Series C, due November 1, 1998, issued Loewen ("Series C Notes"), dated for reference October 1, 1991 (2)

    4.20 Guaranty Agreement by Loewen re Series A Notes and Series B Notes, dated for reference October 1, 1991 (2)

    4.21 Guaranty Agreement by LGII re Series C Notes, dated for reference October 1, 1991 (2)

    4.22       Form of Senior Guarantee of the Notes (included in Exhibit
               4.1) (1)

    4.23       Form of Global Outstanding Note (included in Exhibit 4.1)
               (1)

    4.24       Form of Physical Outstanding Note (included in Exhibit 4.1)
               (1)

    4.25       Form of Global Exchange Note*

    4.26       Form of Physical Exchange Note*

    4.27 Credit Agreement, dated as of May 15, 1996, among LGII, as borrower, Loewen, as a guarantor, the lenders named therein, as the lenders, Goldman, Sachs & Co., as the documentation agent and Bank of Montreal, as issuer, swingline lender and agent*

    4.28 Collateral Trust Agreement, dated as of May 15, 1996, among Bankers Trust Company, as trustee, TLGI, LGII and various other pledgers*

    4.29 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference October 1, 1991, among Loewen, LGII and institutions named therein, re Series A Notes, Series B Notes and Series C Notes*

    4.30 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference September 1, 1993, among Loewen, LGII and institutions named therein, re Series D Notes*

    4.31 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference February 1, 1994, among Loewen, LGII and Teachers Insurance and Annuity Association of America, re Series E Notes*


    4.32 Loewen and LGII hereby agree to furnish to the Commission, upon request, a copy of the instruments which define the rights of holders of long-term debt of the Company. None of such instruments not included as exhibits herein collectively represents long-term debt in excess of 10% of the consolidated total assets of the Company.

    5      OPINIONS RE LEGALITY

    5.1 Opinion of Thelen, Marrin, Johnson & Bridges as to the legality of the Exchange Notes

    5.2 Opinion of Russell & DuMoulin as to the legality of the Guarantees with respect to the Exchange Notes

    Exhibit
    Number     Description
    -------    -----------
     8     OPINIONS AS TO TAX MATTERS

    8.1        Opinion of Thelen, Marrin, Johnson & Bridges as to U.S.
               federal tax matters

    8.2 Opinion of Russell & DuMoulin as to Canadian federal tax matters

    11     STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)(5)

    12     STATEMENT RE COMPUTATION OF RATIOS

    12.1       Statement re Computation of Earnings to Fixed
               Charges Ratio (Canadian GAAP)*

    12.2       Statement re Computation of Earnings to Fixed
               Charges Ratio (U.S. GAAP)*

    23     CONSENTS OF EXPERTS AND COUNSEL

    23.1       Consent of Thelen, Marrin, Johnson & Bridges
               (included in Exhibits 5.1 and 8.1)

    23.2       Consent of Russell & DuMoulin (included in Exhibits
               5.2 and 8.2)

    23.3       Consent of KPMG

    23.4       Consent of Price Waterhouse LLP*

    23.5       Consent of Richter, Usher & Vineberg*

    23.6       Consent of Altschuler, Melvion and Glasser LLP*

    23.7       Consents of Keith J. Schulte Accountancy Corporation*

    23.8       Consents of Hirsch, Oelbaum, Bram & Hanover*

    23.9       Consent of The Dun & Bradstreet Corporation*

    23.10      Consent of KPMG Peat Marwick LLP*

    23.11      Consent of KPMG*

    23.12      Consent of Peat Marwick*

    24     POWERS OF ATTORNEY

    24.1       Loewen Group International, Inc. Powers of
               Attorney*

    24.2       The Loewen Group Inc. Powers of Attorney*

    24.3       Powers of Attorney of the Principal Financial
               Officer and Principal Accounting Officer of Loewen and LGII*

    25     STATEMENT OF ELIGIBILITY OF TRUSTEE*

    99     ADDITIONAL EXHIBITS

    99.1       Form of Transmittal Letter

    99.2       Form of Notice of Guaranteed Delivery
- --------
*Previously filed

(1) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1995, filed on March 28, 1996
(2) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1994, filed on March 31, 1995
(3) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, filed on May 11, 1995
(4) Incorporated by reference from the combined Form F-9/F-3 Registration Statements filed by Loewen and LGII, respectively, (Nos. 33-81032 and 33-81034) with the Commission on July 1, 1994, as amended on July 11, 1994, July 22, 1994 and August 2, 1994
(5) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed on August 14, 1996.

  (b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS

  (a) Undertakings required by Item 512 of Regulation S-K

    (a) The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Loewen hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Loewen's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, on this 30th day of August, 1996.

                                          Loewen Group International, Inc., a
                                          Delaware corporation

                                          By: /s/ Raymond L. Loewen
                                              ---------------------------------
                                              Raymond L. Loewen
                                              Chairman of the Board and
                                              Chief Executive Officer

                                          The Loewen Group Inc., a corporation
                                          under the laws of British Columbia

                                          By: /s/ Raymond L. Loewen
                                              ---------------------------------
                                              Raymond L. Loewen
                                              Chairman of the Board and
                                              Chief Executive Officer

                       LOEWEN GROUP INTERNATIONAL, INC.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, this amendment to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.



August 30, 1996      /s/ Raymond L. Loewen
- ------------         -----------------------------------------------------------
Date                 Raymond L. Loewen
                     Chairman of the Board, Chief Executive Officer and
                     Director
                     (Principal Executive Officer)


August 30, 1996      /s/ Timothy R. Hogenkamp*
- ------------         ----------------------------------------------------------
Date                 Timothy R. Hogenkamp
                     President and Chief Operating Officer and Director
                     (Principal Executive Officer)


August 30, 1996      /s/ Paul Wagler*
- ------------         -----------------------------------------------------------
Date                 Paul Wagler
                     Senior Vice-President, Finance and Chief Financial
                     Officer
                     (Principal Financial Officer)

August 30, 1996      /s/ William G. Ballantyne*
- ------------         -----------------------------------------------------------
Date                 William G. Ballantyne
                     Senior Vice-President, Financial Control and
                     Administration
                     (Principal Accounting Officer)

August 30, 1996      /s/ George M. Amato*
- ------------         -----------------------------------------------------------
Date                 George M. Amato
                     Director

August 30, 1996      /s/ Gordon S. Bigelow*
- ------------         -----------------------------------------------------------
Date                 Gordon S. Bigelow
                     Director


August 30, 1996      /s/ J.C. Carothers, Jr.*
- ------------         -----------------------------------------------------------
Date                 J.C. Carothers, Jr.
                     Director


- ------------         -----------------------------------------------------------
Date                 H. Steven Childress
                     Director

August 30, 1996      /s/ Bruce E. Earthman*
- ---------------      -----------------------------------------------------------
Date                 Bruce E. Earthman
                     Director

August 30, 1996      /s/ Edward J. Fitzgerald*
- ---------------      -----------------------------------------------------------
Date                 Edward J. Fitzgerald
                     Director

August 30, 1996      /s/ Honorine T. Flanagan*
- ---------------      -----------------------------------------------------------
Date                 Honorine T. Flanagan
                     Director

August 30, 1996      /s/ Thomas F. Glodek*
- ---------------      -----------------------------------------------------------
Date                 Thomas F. Glodek
                     Director

August 30, 1996      /s/ Earl A. Grollman*
- ---------------      -----------------------------------------------------------
Date                 Earl A. Grollman
                     Director

August 30, 1996      /s/ Mary M. Howard*
- ---------------      -----------------------------------------------------------
Date                 Mary M. Howard
                     Director

August 30, 1996      /s/ Peter S. Hyndman*
- ---------------      -----------------------------------------------------------
Date                 Peter S. Hyndman
                     Director

August 30, 1996      /s/ Albert S. Lineberry, Jr.*
- ---------------      -----------------------------------------------------------
Date                 Albert S. Lineberry, Jr.
                     Director

August 30, 1996      /s/ Michael L. Loudon*
- ---------------      -----------------------------------------------------------
Date                 Michael L. Loudon
                     Director

August 30, 1996      /s/ John E. Malletta, Sr.*
- ---------------      -----------------------------------------------------------
Date                 John E. Malletta, Sr.
                     Director

August 30, 1996      /s/ Hoyt Mayes*
- ---------------      -----------------------------------------------------------
Date                 Hoyt Mayes
                     Director

August 30, 1996      /s/ Lawrence Miller*
- ---------------      -----------------------------------------------------------
Date                 Lawrence Miller
                     Director

August 30, 1996      /s/ J. David Mullins*
- ---------------      -----------------------------------------------------------
Date                 J. David Mullins
                     Director

August 30, 1996      /s/ David F. Riemann*
- ---------------      -----------------------------------------------------------
Date                 David F. Riemann
                     Director

August 30, 1996      /s/ Robert D. Russell*
- ---------------      -----------------------------------------------------------
Date                 Robert D. Russell
                     Director

August 30, 1996      /s/ Michael L. Schweer*
- ---------------      -----------------------------------------------------------
Date                 Michael L. Schweer
                     Director

August 30, 1996      /s/ Bill Seale*
- ---------------      -----------------------------------------------------------
Date                 Bill Seale
                     Director

August 30, 1996      /s/ William R. Shane*
- ---------------      -----------------------------------------------------------
Date                 William R. Shane
                     Director

August 30, 1996      /s/ David J. Shipper*
- ------------         -----------------------------------------------------------
Date                 David J. Shipper
                     Director


August 30, 1996      /s/ Sandra C. Strong*
- ------------         -----------------------------------------------------------
Date                 Sandra C. Strong
                     Director


August 30, 1996      /s/ Robert L. Studley*
- ------------         -----------------------------------------------------------
Date                 Robert L. Studley
                     Director


August 30, 1996      /s/ Robert A. Weinstein*
- ------------         -----------------------------------------------------------
Date                 Robert A. Weinstein
                     Director


August 30, 1996      /s/ John R. Wright, Sr.*
- ------------         -----------------------------------------------------------
Date                 John R. Wright, Sr.
                     Director


*By: /s/ Raymond L. Loewen
  -------------------------------
  Raymond L. Loewen
  Attorney-in-fact

                             THE LOEWEN GROUP INC.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, this amendment to the registration statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.


August 30, 1996      /s/ Raymond L. Loewen
- ---------------      -----------------------------------------------------------
Date                 Raymond L. Loewen
                     Chairman of the Board and Chief Executive Officer
                      and Director
                     (Principal Executive Officer)

August 30, 1996      /s/ Timothy R. Hogenkamp*
- ---------------      -----------------------------------------------------------
Date                 Timothy R. Hogenkamp
                     President and Chief Operating Officer and Director
                     (Principal Executive Officer)

August 30, 1996      /s/ Paul Wagler*
- ---------------      -----------------------------------------------------------
Date                 Paul Wagler
                     Senior Vice-President, Finance and Chief Financial Officer
                      and Director
                     (Principal Financial Officer)

August 30, 1996      /s/ William G. Ballantyne*
- ---------------      -----------------------------------------------------------
Date                 William G. Ballantyne
                     Senior Vice-President, Financial Control and Administration
                     (Principal Accounting Officer)

August 30, 1996      /s/ Kenneth S. Bagnell*
- ---------------      -----------------------------------------------------------
Date                 Kenneth S. Bagnell
                     Director

August 30, 1996      /s/ The Honorable J. Carter Beese, Jr.*
- ---------------      -----------------------------------------------------------
Date                 The Honorable J. Carter Beese, Jr.
                     Director

August 30, 1996      /s/ Earl A. Grollman*
- ---------------      -----------------------------------------------------------
Date                 Earl A. Grollman
                     Director

August 30, 1996      /s/ Harold E. Hughes*
- ---------------      ----------------------------------------------------------
Date                 Harold E. Hughes
                     Director

August 30, 1996      /s/ Peter S. Hyndman*
- ---------------      ----------------------------------------------------------
Date                 Peter S. Hyndman
                     Director

August 30, 1996      /s/ Albert S. Lineberry, Sr.*
- ---------------      ----------------------------------------------------------
Date                 Albert S. Lineberry, Sr.
                     Director

August 30, 1996      /s/ Charles B. Loewen*
- ---------------      ----------------------------------------------------------
Date                 Charles B. Loewen
                     Director

August 30, 1996      /s/ Robert B. Lundgren*
- ---------------      ----------------------------------------------------------
Date                 Robert B. Lundgren
                     Director

August 30, 1996      /s/ James D. McLennan*
- ---------------      ----------------------------------------------------------
Date                 James D. McLennan
                     Director

August 30, 1996      /s/ Ernest G. Penner*
- ---------------      ----------------------------------------------------------
Date                 Ernest G. Penner
                     Director


August 30, 1996      /s/ The Right Honourable John N. Turner, P.C., C.C., Q.C.*
- ---------------      ----------------------------------------------------------
Date                 The Right Honourable John N. Turner, P.C., C.C., Q.C.
                     Director

*By: /s/ Raymond L. Loewen
     -------------------------------
     Raymond L. Loewen
     Attorney-in-fact

                 AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

  The undersigned is Loewen's authorized representative in the United States.


August 30, 1996     /s/ Timothy R. Hogenkamp*
- ------------        ------------------------------------------------------------
Date                Timothy R. Hogenkamp

*By: /s/ Raymond L. Loewen
  -------------------------------
  Raymond L. Loewen
  Attorney-in-fact

                                 EXHIBIT INDEX
    Exhibit
    Number   Description
    -------  -----------
    4        INSTRUMENTS DEFINING THE RIGHTS OF SECURITY-HOLDERS, INCLUDING
             INDENTURES

    4.1 Indenture, dated as of March 20, 1996, by and between LGII, Loewen, as guarantor of the obligations of LGII under the Indenture, and Fleet National Bank of Connecticut, as Trustee, with respect to Senior Guaranteed Notes of LGII (1)

    4.2 Purchase Agreement, dated as of March 13, 1996, by and between LGII, Loewen and the Initial
               Purchasers*

    4.3 Receipt Agreement, dated as of January 3, 1996, for the Cumulative Redeemable Convertible First
               Preferred Shares Series C of Loewen (1)

    4.4        Shareholder Protection Rights Plan, dated as of
               April 20, 1990, as amended on May 24, 1990 and
               April 7, 1994 and reconfirmed on May 17, 1995 (2)

    4.5 Amended and Restated Multicurrency Credit Agreement, dated as of May 11, 1995, by and between LGII, as borrower, Loewen, as guarantor, the banks named therein as lenders and The First National Bank of Chicago, as agent for the banks named therein as lenders (3)

    4.6 Multicurrency Credit Agreement, dated as of May 11, 1995, by and between LGII, as borrower, Loewen, as guarantor, the banks named therein as lenders and The First National Bank of Chicago, as agent for the banks named therein as lenders (3)

    4.7 Zero Coupon Loan Agreement, dated as of November 1, 1994, by and between WLSP Investment Partners I,
               Neweol Finance B.V., Electrolux Holdings B.V., Man
               Producten Rotterdam B.V., Adinvest A.G., and
               Wachovia Bank of Georgia, N.A. (2)

    4.8        MIPS Guarantee Agreement, dated August 15, 1994 (4)

    4.9 Indenture, dated as of August 15, 1994, by and between LGII, as issuer, Loewen, as guarantor, and State Street Bank and Trust Company, as trustee with respect to 9.45% Junior Subordinated Debentures, Series A, due 2024, issued by LGII and guaranteed by Loewen (4)

    4.10       Exchange Acknowledgment by Loewen, with respect to
               the 1994 Exchangeable Floating Rate Debentures due
               July 15, 2001 issued by LGII, dated June 15, 1994
               (2)

    4.11 1994 MEIP Credit Agreement, dated as of June 14, 1994, by and between Loewen Management Investment Corporation, in its capacity as agent for LGII ("LMIC"), Loewen and the banks listed therein (the "MEIP Banks") and Wachovia Bank of Georgia, N.A., as agent for the MEIP Banks ("MEIP Agent") (2)

    4.12 Guaranty dated as of June 14, 1994 by Loewen in favor of the MEIP Agent for the ratable benefit of the MEIP Banks (2)

    4.13 Guaranty dated as of June 14, 1994 by LGII in favor of the MEIP Agent for the ratable benefit of the MEIP Banks (2)

    Exhibit
    Number     Description
    -------    -----------

    4.14 Security Agreement, dated as of June 14, 1994, by and between LMIC and the MEIP Agent (2)

    4.15 Note Agreement, dated for reference September 1, 1993, by and between Loewen and LGII re 9.62% Senior Guaranteed Notes, Series D, due September 11, 2003, issued by Loewen ("Series D Notes"), as amended on June 10, 1994 (2)

    4.16       Note Agreement by LGII and Loewen re 6.49% Senior
               Guaranteed Notes, Series E, due February 25, 2004, issued by LGII ("Series E Notes"), dated for reference February 1, 1994 (2)

    4.17 Guaranty Agreement by Loewen re Series E Notes, dated for reference February 1, 1994 (2)

    4.18 Guaranty Agreement by LGII re Series D Notes, dated for reference April 1, 1993 (2)

    4.19 Note Agreement by Loewen and LGII re 9.70% Senior Guaranteed Notes, Series A, due November 1, 1998, issued by LGII ("Series A Notes"), 9.93% Senior Guaranteed Notes, Series B, due November 1, 2001, issued by LGII ("Series B Notes"), and 9.70% Senior Guaranteed Notes, Series C, due November 1, 1998, issued Loewen ("Series C Notes"), dated for reference October 1, 1991 (2)

    4.20       Guaranty Agreement by Loewen re Series A Notes and
               Series B Notes, dated for reference October 1, 1991
               (2)

    4.21 Guaranty Agreement by LGII re Series C Notes, dated for reference October 1, 1991 (2)

    4.22       Form of Senior Guarantee of the Notes (included in
               Exhibit 4.1) (1)

    4.23       Form of Global Outstanding Note (included in
               Exhibit 4.1) (1)

    4.24       Form of Physical Outstanding Note (included in
               Exhibit 4.1) (1)

    4.25       Form of Global Exchange Note*

    4.26       Form of Physical Exchange Note*

    4.27 Credit Agreement, dated as of May 15, 1996, among LGII, as borrower, Loewen, as a guarantor, the lenders named therein, as the lenders, Goldman, Sachs & Co., as the documentation agent and Bank of Montreal, as issuer, swingline lender and agent*

    4.28       Collateral Trust Agreement, dated as of May 15,
               1996, among Bankers Trust Company, as trustee,
               TLGI, LGII and various other pledgers*

    4.29 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference October 1, 1991, among Loewen, LGII and institutions named therein, re Series A Notes, Series B Notes and Series C Notes*

    4.30 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference September
               1, 1993, among Loewen, LGII and institutions named therein, re Series D Notes*

     Exhibit
     Number    Description
     -------   -----------

     4.31 Second Amendment, dated for reference May 15, 1996, to Note Agreements, dated for reference February 1, 1994, among Loewen, LGII and Teachers Insurance and Annuity Association of America, re Series E Notes*


     4.32 Loewen and LGII hereby agree to furnish to the Commission, upon request, a copy of the instruments which define the rights of holders of long-term debt of the Company. None of such instruments not included as exhibits herein collectively represents long-term debt in excess of 10% of the consolidated total assets of the Company.

     5         OPINIONS RE LEGALITY

     5.1 Opinion of Thelen, Marrin, Johnson & Bridges as to the legality of the Exchange Notes

     5.2 Opinion of Russell & DuMoulin as to the legality of the Guarantees with respect to the Exchange Notes

     8         OPINIONS AS TO TAX MATTERS

    8.1        Opinion of Thelen, Marrin, Johnson & Bridges as to
               U.S. federal tax matters

    8.2 Opinion of Russell & DuMoulin as to Canadian federal tax matters

    11         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1) (5)

    12         STATEMENT RE COMPUTATION OF RATIOS

    12.1       Statement re Computation of Earnings to Fixed
               Charges Ratio (Canadian GAAP)*

    12.2       Statement re Computation of Earnings to Fixed
               Charges Ratio (U.S. GAAP)*

    23         CONSENTS OF EXPERTS AND COUNSEL

    23.1       Consent of Thelen, Marrin, Johnson & Bridges
               (included in Exhibits 5.1 and 8.1)

    23.2       Consent of Russell & DuMoulin (included in Exhibits
               5.2 and 8.2)

    23.3       Consent of KPMG

    23.4       Consent of Price Waterhouse LLP*

    23.5       Consent of Richter, Usher & Vineberg*

    23.6       Consent of Altschuler, Melvion and Glasser LLP*

    23.7       Consents of Keith J. Schulte Accountancy Corporation*

    23.8       Consents of Hirsch, Oelbaum, Bram & Hanover*

    23.9       Consent of The Dun & Bradstreet Corporation*

    23.10      Consent of KPMG Peat Marwick LLP*

    23.11      Consent of KPMG*

    23.12      Consent of Peat Marwick*

    Exhibit
    Number     Description
    -------    -----------
    24         POWERS OF ATTORNEY

    24.1       Loewen Group International, Inc. Powers of
               Attorney*

    24.2       The Loewen Group Inc. Powers of Attorney*

    24.3 Powers of Attorney of the Principal Financial Officer and Principal Accouting Officer of Loewen and LGII*

    25     STATEMENT OF ELIGIBILITY OF TRUSTEE*

    99     ADDITIONAL EXHIBITS

    99.1       Form of Transmittal Letter

    99.2       Form of Notice of Guaranteed Delivery

- --------
*   Previously filed
(1) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1995, filed on March 28, 1996
(2) Incorporated by reference from Loewen's Annual Report on Form 10-K for the year ended December 31, 1994, filed on March 31, 1995
(3) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, filed on May 11, 1995
(4) Incorporated by reference from the combined Form F-9/F-3 Registration Statements filed by Loewen and LGII, respectively, (Nos. 33-81032 and 33-81034) with the Commission on July 1, 1994, as amended on July 11, 1994, July 22, 1994 and August 2, 1994
(5) Incorporated by reference from Loewen's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed on August 14, 1996